UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
AMLI RESIDENTIAL PROPERTIES TRUST

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common shares of beneficial interest, par value $.01 per share

	(2)	Aggregate number of securities to which transaction applies:
31,939,955

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$38.23 (The per share price is equal to $37.75 plus $0.48, which is the maximum amount of additional merger consideration to be paid)

	(4)	Proposed maximum aggregate value of transaction:
$1,221,064,479.65

	(5)	Total fee paid
$143,719.29

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[AMLI LOGO]
                    , 200
Dear Shareholder:
      You are cordially invited to attend a special meeting of the common shareholders of AMLI Residential Properties Trust to be held                    ,                     , 2006 at      :      a.m. local time. The meeting will take place at                     .
      At the special meeting, we will ask holders of our common shares of beneficial interest to approve the merger of AMLI Residential Properties Trust with and into PPF AMLI Acquisition LLC, an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund. If the merger is completed, each holder of our common shares will be entitled to receive merger consideration equal to $37.75 in cash, plus an amount in cash equal to a prorated portion of the quarterly dividend for the quarter in which the transaction closes based on the number of days elapsed in such quarter, as more fully described in the enclosed proxy statement, without interest, for each outstanding common share held on the effective date of the merger. Until the completion of the merger, we will continue to pay regular quarterly distributions on our common shares at a rate of $0.48 per share for each full fiscal quarter ended prior to the closing date of the merger.
      After careful consideration, our board of trustees unanimously approved the merger and the transactions contemplated by the merger agreement and declared the merger fair to, advisable and in the best interests of our company and our shareholders. Our board of trustees unanimously recommends that our common shareholders vote FOR the approval of the merger.
      The merger must be approved by the affirmative vote of holders of at least two-thirds of our outstanding common shares that are entitled to vote at the special meeting. If the merger is so approved, the closing of the merger will occur no later than the third business day after the other conditions to the closing of the merger are satisfied or waived, but in no event earlier than February 1, 2006.
      The accompanying notice of special meeting of shareholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger, the merger agreement and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as Exhibit A.
      Some of our trustees and executive officers have interests and arrangements that may be different from, or in addition to, and may conflict with, your interests as a shareholder of our company. These interests are summarized in the section entitled “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” on page 33 of the enclosed proxy statement.
      Your vote is very important. Whether you plan to attend the special meeting or not, please either complete the enclosed proxy card and return it as promptly as possible, or authorize a proxy to vote your shares via the Internet or by calling the toll-free telephone number on the proxy card. The enclosed proxy card contains instructions regarding all three methods of proxy authorization. If you attend the special meeting, you may continue to have your common shares voted as instructed in the proxy, via the Internet or by telephone or you may withdraw your proxy or your authorization for a proxy via the Internet or by telephone at the special meeting and vote your common shares in person. If you fail to vote by proxy, by using the Internet or telephone or in person, fail to instruct your broker on how to vote or abstain from voting, it will have the same effect as a vote against the merger.
      This notice and proxy statement was first mailed to shareholders on or about                     , 200 .

Sincerely,

Allan J. Sweet
President

AMLI RESIDENTIAL PROPERTIES TRUST
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
(312) 443-1477

NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON                         , 2006

Dear Shareholder:
      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of AMLI Residential Properties Trust will be held on                    ,                     , 2006 at      :      a.m. local time. The meeting will take place at                     , for the purpose of acting upon the following proposals:

1. A proposal to approve the merger of AMLI Residential Properties Trust with and into PPF AMLI Acquisition LLC pursuant to the Agreement and Plan of Merger, dated as of October 23, 2005, by and among Prime Property Fund, LLC, PPF AMLI Acquisition LLC (f/k/a Atom Acquisition LLC), PPF AMLI Acquisition Partners, L.P. (f/k/a Atom Acquisition Partners, L.P.), AMLI Residential Properties Trust and AMLI Residential Properties, L.P., all in the manner described in the enclosed proxy statement.

2. Any adjournments or postponements of the special meeting.
      All holders of record of our common shares of beneficial interest and preferred shares of beneficial interest as of the close of business on                     , 200     are entitled to notice of the special meeting or any postponements or adjournments of the special meeting. If we have not received sufficient votes for the merger at the special meeting of shareholders, the special meeting may be adjourned for the purpose of soliciting additional proxies. Only holders of record of our common shares of beneficial interest at the close of business on                     , 200     are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Regardless of the number of common shares you own, your vote is important. If you do not plan to attend the meeting and vote your common shares in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on the proxy card;

•	Go to the Internet website address shown on the proxy card; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
      Any proxy may be revoked at any time prior to its exercise by notifying our secretary in writing of the revocation, delivery of a later-dated proxy, using the toll-free telephone number or Internet website address or by voting in person at the special meeting.
      After careful consideration, our board of trustees unanimously approved the merger and the transactions contemplated by the merger agreement and declared the merger fair to, advisable and in the best interests of our company and our shareholders. Our board of trustees unanimously recommends that holders of our common shares vote FOR the approval of the merger.
      We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor                     at ( ) — .

By Order of the Board of Trustees

Gregory T. Mutz
Chairman of the Board and
Chief Executive Officer

AMLI RESIDENTIAL PROPERTIES TRUST
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
(312) 443-1477

PROXY STATEMENT

SUMMARY TERM SHEET
      This summary presents material information contained in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and related transactions fully and for a more complete description of the transactions contemplated by the merger agreement, you should carefully read this entire proxy statement as well as the additional documents to which it refers, including the Agreement and Plan of Merger by and among Prime Property Fund, LLC, PPF AMLI Acquisition LLC (formerly known as Atom Acquisition LLC), PPF AMLI Acquisition Partners, L.P. (formerly known as Atom Acquisition Partners, L.P.), us and our operating partnership (referred to in this proxy statement as the merger agreement). A copy of the merger agreement is attached to this proxy statement as Exhibit A. We have included page references to pages in this proxy statement to direct you to a more complete description of the topics presented in this summary.
The Special Meeting — See page 13
      This proxy statement is being furnished to holders of our common shares of beneficial interest, which we refer to as common shares, for use at the special meeting, and at any adjournments or postponements of that meeting, in connection with the approval of the merger pursuant to the terms of the merger agreement, all in the manner described in this proxy statement. The special meeting will be held on                     ,                     , 2006, at                     at      :      a.m. local time.
Voting Requirements for the Merger — See page 17
      The proposal to approve the merger pursuant to the terms of the merger agreement requires the affirmative vote of the holders of a least two thirds of our outstanding common shares entitled to vote at the special meeting. The merger does not require the approval of the limited partners of our operating partnership or the approval of any holders of preferred shares of our company. If you hold your common shares in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your common shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your common shares by following the directions provided by your broker or nominee. If you fail to either return your proxy card, authorize a proxy by using a toll-free telephone number or the Internet or vote in person at the special meeting, if you mark your proxy card “abstain,” or if you fail to instruct your broker or nominee on how to vote, the effect will be the same as a vote against the merger.
Parties to the Mergers — See page 14-15
      AMLI Residential Properties Trust — AMLI Residential Properties Trust (referred to in this proxy statement as “we,” “us,” “our,” or “our company”) is a self-administered and self-managed real estate investment trust, engaged in the management, acquisition, development, and co-investment of multifamily apartment communities. We were formed in Maryland as a real estate investment trust in 1994. Our executive offices are located at 125 S. Wacker Drive, Suite 3100, Chicago, Illinois 60610. Our common shares are currently listed on the New York Stock Exchange, or “NYSE,” under the symbol “AML”. Substantially all of our business is conducted through AMLI Residential Properties, L.P., referred to in this proxy statement as our “operating partnership.”
      AMLI Residential Properties, L.P. — AMLI Residential Properties, L.P. is the entity through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. Our operating partnership was organized as a Delaware limited partnership in 1994. As of the date of the proxy statement, we own approximately 95% of the outstanding partnership interests in our operating partnership.
      Prime Property Fund, LLC, PPF AMLI Acquisition LLC and PPF AMLI Acquisition Partners, L.P. — PPF AMLI Acquisition LLC, PPF AMLI Acquisition Partners, L.P., and PPF AMLI Partners LLC are entities recently formed by Prime Property Fund, LLC solely for the purpose of effecting the transactions contemplated by the merger agreement. Prime Property Fund, LLC, a Delaware limited liability company, is a $4.5 billion diversified core real estate fund managed by Morgan Stanley Real Estate Advisor, Inc.
      PPF AMLI Acquisition LLC is the general partner, and PPF AMLI Partners LLC is the limited partner, of PPF AMLI Acquisition Partners, L.P. Prime Property Fund LLC, indirectly through other wholly owned subsidiaries, is the sole equity owner of PPF AMLI Acquisition LLC and PPF AMLI Partners LLC. Prime Property Fund, LLC is sometimes referred to in this proxy statement as “PRIME”.
      PPF AMLI Acquisition LLC is a newly formed Delaware limited liability company and the entity into which we will merge pursuant to the terms of the merger agreement, with PPF AMLI Acquisition LLC as the surviving company. PPF AMLI Acquisition LLC is sometimes referred to in this proxy statement as “MergerCo.” At the time of the execution of the merger agreement, PPF AMLI Acquisition LLC was known as Atom Acquisition LLC.
      PPF AMLI Acquisition Partners, L.P. is a newly formed Delaware limited partnership and the entity that will merge with and into our operating partnership pursuant to the terms of the merger agreement, with our operating partnership as the surviving entity. PPF AMLI Acquisition Partners, L.P. is sometimes referred to in this proxy statement as the “Merger Partnership.” At the time of the execution of the merger agreement, PPF AMLI Acquisition Partners, L.P. was known as Atom Acquisition Partners, L.P.
The Mergers — See page 15
      Merger — At the special meeting, our common shareholders will be asked to approve the merger of our company with and into MergerCo, with MergerCo surviving the merger, pursuant to the terms of the merger agreement. We sometimes use the term “surviving company” in this proxy statement to describe MergerCo as the surviving entity following the merger.
      Partnership Merger — In the partnership merger, the Merger Partnership will merge with and into our operating partnership, with our operating partnership surviving the partnership merger. We sometimes use the term “surviving partnership” in this proxy statement to describe our operating partnership as the surviving entity following the partnership merger.
      Sequence of Transactions — We expect that the merger and the partnership merger will occur on the same day, with the merger occurring first and the partnership merger occurring second.
Merger Consideration — See page 37
      In the merger, each common share of our company that is issued and outstanding immediately prior to the effective time of the merger, other than shares owned by us or any of our wholly owned subsidiaries, will be converted into the right to receive $37.75 in cash, without interest, plus an amount equal to the prorated portion of the quarterly dividend on such common shares for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period. The merger consideration for the common shares is fixed as described in the preceding sentence and will not be adjusted for changes in the price of our common shares.
      In the merger, each Series B preferred share of our company that is issued and outstanding immediately prior to the effective time of the merger, other than Series B preferred shares owned by us or any of our wholly owned subsidiaries, will be converted into the right to receive $37.75 in cash, without interest, plus an amount equal to the prorated portion of the quarterly dividend on such Series B preferred share for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period. The merger consideration for the Series B preferred shares is fixed as described in the preceding sentence and will not be adjusted for changes in the price of our common shares.
      In the merger, each Series D preferred share of our company that is issued and outstanding immediately prior to the effective time of the merger, other than Series D preferred shares owned by us or any of our wholly owned subsidiaries, will be converted into and cancelled in exchange for the right to receive $34.008975 in cash, without interest, plus an amount equal to the prorated portion of the quarterly dividend on such Series D preferred share for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period. The merger consideration for the Series D preferred shares is fixed as described in the preceding sentence and will not be adjusted for changes in the price of our common shares
Partnership Merger Consideration — See page 38
      In the partnership merger, each common unit of limited partnership interest in our operating partnership, which we refer to as common units, other than common units held by us or any of our wholly owned subsidiaries, will be converted into the right to receive $37.75 in cash, without interest, plus an amount equal to the prorated portion of the quarterly dividend on one common share for the quarter in which the partnership merger closes based on the number of days having elapsed in such quarterly period. The merger consideration payable on each common unit is based on the one for one common unit to common share conversion and redemption right specified in our operating partnership’s Amended and Restated Agreement of Limited Partnership.
Payment Procedures — See page 38
      Promptly after completion of the mergers, you will receive a letter of transmittal, which will include instructions describing how you may exchange your common shares for the merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the exchange agent. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive the payment of the merger consideration after we receive from you a properly completed letter of transmittal together with your share certificates. If any of your share certificates has been lost, stolen or destroyed, the exchange agent will pay you your merger consideration upon you making an affidavit as to the fact that such certificate is lost, stolen or destroyed, and if requested by PRIME or the surviving company, your posting of a bond as indemnity against any claim against such certificate. If you hold your common shares in “street name,” and follow the appropriate procedures, your broker or nominee will surrender your shares in exchange for your merger consideration following completion of the merger.
Dividends — See page 16
      We are authorized under the merger agreement to pay regular monthly dividends (not to exceed $0.48 per common share, Series B preferred share or limited partnership unit and $0.540625 per Series D preferred share) for each full fiscal quarter ended prior to the effective date of the mergers. As an example, if the effective date of the merger is February 1, 2006, holders of our common shares would receive regular quarterly dividends through the fiscal quarter ended December 31, 2005. Additionally, again assuming a February 1, 2006 effective date, the merger consideration will include a prorated portion of the quarterly dividend for the period from January 1, 2006 through February 1, 2006. For an example of the calculation of the prorated dividend included in the merger consideration, please see the section captioned “The Mergers — The Merger of AMLI Residential Properties Trust into PPF AMLI Acquisition LLC” on page 15.
Conditions to the Mergers — See page 46
      The merger is subject to the approval of holders of our common shares, as well as other customary conditions, including the absence of a material adverse effect on our company as described in the section captioned “The Mergers — Definition of Material Adverse Effect” on page 50.
      If holders of our common shares approve the merger and the other conditions to the mergers are satisfied or waived, then we intend to complete the mergers as soon as practicable following the special meeting, but not earlier than February 1, 2006. We currently anticipate closing the mergers in the first quarter of 2006.

Recommendation of Our Board of Trustees — See page 25
      Our board of trustees unanimously recommends that holders of our common shares vote FOR the approval of the merger. At a special meeting held on October 23, 2005, our board of trustees determined that the mergers were fair to, advisable and in the best interests of our company and our common shareholders and the holders of common units. At this meeting, our board of trustees unanimously approved the mergers and the other transactions contemplated by the merger agreement, and voted to recommend that holders of our common shares vote FOR the approval of the merger. The recommendation of our board of trustees was decided after the careful evaluation of a variety of business, financial and other factors and consultation with our legal and financial advisors.
Reasons for the Mergers — See page 26
      In deciding to approve the mergers and the merger agreement, our board of trustees considered a number of factors, both potentially positive and potentially negative, with respect to the mergers.
      Some of the potentially positive factors include:

•	Premium — the merger consideration represents a significant premium over the historical and recent market price of our common shares, representing a 20.7% premium over the closing price of our common shares on the trading day prior to the public announcement of the merger.

•	Form of Merger Consideration — the payment of cash as the form of merger consideration will provide our common shareholders with immediate liquidity and value that is not subject to market fluctuations.

•	Favorable Market Conditions — the board of trustees concluded that the merger allows our company to take advantage of strong demand for multifamily communities and also for the value of our management, operating and technology platform. This was a key consideration for our board of trustees in determining that the mergers were more likely to provide our common shareholders with greater value on a current basis than achieving similar returns while continuing to operate as an independent public company with more potential risk.

•	Our Business and Prospects — the board of trustees concluded that the mergers represent a more desirable alternative for our shareholders than continuing to operate as an independent public company under our current strategic business plan. Although we are in the process of executing our strategic plan, in the view of our board of trustees, given our relatively small market capitalization as a public company, realizing a cash premium in the mergers was more likely to provide value for our shareholders on a risk adjusted basis than executing our strategic business plan.

•	Probability of Completion — the board of trustees believed that there is a high probability of completion of the transactions contemplated by the merger agreement relative to a potential transaction with another party.

•	Limited Termination Right — we are prohibited from soliciting or encouraging competing transactions. If we receive an unsolicited proposal regarding another potential business combination that constitutes a superior proposal, however, we have a limited right, subject to satisfaction of certain conditions and payment of a $40.0 million break-up fee to PRIME, to terminate the merger agreement and enter into an agreement with respect to a superior proposal with a third party.
      Some of the potentially negative factors our board of trustees considered include:

•	No Continuing Equity Interest — upon completion of the merger, our shareholders will no longer share in the future performance of our company or receive monthly dividends.

•	Tax Consequences — the merger will be a taxable transaction for our common shareholders, as well as for our preferred shareholders and the partnership merger will be a taxable transaction for the limited partners of our operating partnership.

•	Costs — there are significant costs involved in connection with the mergers, which our company may be required to bear in the event that the mergers are not completed.

•	Alternative Proposals — we are prohibited from soliciting alternative proposals from other potential purchasers of our company. In addition, the likelihood of receiving an unsolicited proposal may be diminished because we would be required to pay a $40.0 million break-up fee to PRIME if, among other events, we terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal with a third party or if our board of trustees changes its recommendation with respect to the merger agreement and the mergers and PRIME terminates the merger agreement.

•	Trustees’ and Executive Officers’ Other Interests — some of our trustees and executive officers have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a shareholder, as discussed in the section captioned “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” on page 33.
      In view of the wide variety of factors considered by our board of trustees, our board of trustees did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of trustees views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, our board of trustees determined that the potential benefits of the mergers substantially outweigh the potential detriments associated with the mergers.
Opinion of J.P. Morgan Securities Inc. — See page 28
      In deciding to approve and adopt the merger agreement and the mergers, our board of trustees considered the oral opinion, delivered on October 23, 2005, subsequently confirmed in writing, of its financial advisor, J.P. Morgan Securities Inc., that as of that date and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration to be received by the holders of common shares of our company and the holders of common units (considered as if such common units had been converted into or redeemed for our common shares in accordance with the existing terms of such common units) in the mergers was fair, from a financial point of view, to such holders. J.P. Morgan Securities Inc. is sometimes referred to in this proxy statement as “JPMorgan”. The JPMorgan opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken by JPMorgan in connection with rendering its opinion, is attached as Exhibit B to this proxy statement. We encourage you to read this opinion carefully. The opinion of JPMorgan is not a recommendation as to how you should vote with respect to the merger.
Financing Commitment — See page 47
      PRIME, MergerCo and Merger Partnership have represented to us that they will have the merger consideration available at the effective time of the merger. We and our operating partnership were provided with a copy of the financing commitment letter dated October 19, 2005 between PRIME and Morgan Stanley Asset Funding Inc., entered into in connection with the transactions contemplated by the merger agreement. PRIME, MergerCo and Merger Partnership have also represented to us that the financing commitment letter is effective and has not been withdrawn or modified, all due and payable commitment fees have been paid and, to the knowledge of PRIME, the conditions set forth in the financing commitment letter will be able to be satisfied prior to the effective time of the merger.
No Appraisal Rights — See page 13
      Under Maryland law, because our common shares were listed on the New York Stock Exchange on the record date for determining those common shareholders entitled to notice of, and vote at, the special meeting, appraisal rights are not available to holders of our common shares in connection with the merger. Appraisal rights are also not available to our preferred shareholders under Maryland law.

Interests of Our Trustees and Executive Officers in the Mergers — See page 33
      Some of our trustees and executive officers have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a shareholder. Our board of trustees is aware of these interests and considered them in approving the mergers. These interests include:

•	certain executive officers of our company will receive change in control payments at the effective time of the mergers or if their employment is terminated under specified circumstances after the mergers;

•	certain executive officers of our company hold options to purchase our common shares that will be cancelled and entitle them to additional payments at the effective time of the merger;

•	certain executive officers hold restricted shares for which the restrictions will lapse at the effective time of the merger and the restricted shares will be treated in the same manner as our common shares;

•	our board of trustees and executive officers are entitled to indemnification by us and the surviving entities;

•	certain executive officers may receive a completion bonus upon the closing of the mergers; and

•	certain executive officers have entered into a voting agreement pursuant to which they have agreed to vote their common shares in favor of the merger and against a competing transaction with a third party.
Prohibition Against Solicitation — See page 45
      The merger agreement prohibits our company or any of our trustees, officers or other representatives from soliciting, encouraging or taking any other action to facilitate inquiries with respect to competing business combination transactions or initiating, participating or encouraging discussions or negotiations regarding a competing business combination transaction. If we receive an unsolicited proposal regarding another potential business combination that constitutes a superior proposal, however, we have a limited right, subject to satisfaction of certain conditions and payment of a $40.0 million break-up fee to PRIME, to terminate the merger agreement and enter into an agreement with respect to a superior proposal with a third party.
Termination Rights Under the Merger Agreement — See page 48
      The merger agreement may be terminated prior to the effective time of the merger:

•	by mutual written consent of us and PRIME;

•	by PRIME, MergerCo and Merger Partnership, on the one hand, or by us and our operating partnership, on the other, based on breaches of representations, warranties, covenants or agreements set forth in the merger agreement by the other party such that the related conditions to the non-breaching parties’ obligation to close would be incapable of being satisfied by April 30, 2006 (or such later date if PRIME delays the closing of the merger due to certain market conditions in accordance with the merger agreement), which date we refer to in this proxy statement as the termination date;

•	by either us and our operating partnership or PRIME if any judgment, injunction, order, decree or action by any governmental entity prevents the completion of the merger;

•	by either us and our operating partnership or PRIME if the merger shall not have been completed before the termination date, subject to certain exceptions;

•	by either us or PRIME if our common shareholders fail to approve the merger as contemplated by the merger agreement;

•	by us, prior to obtaining shareholder approval of the merger, if our board of trustees authorizes us to enter into a binding written agreement concerning a superior competing transaction, provided that we pay the break-up fee and otherwise comply with the terms of the merger agreement (we refer to this as our superior transaction termination right);

•	by PRIME, if our board of trustees, (i) fails to make, or withdraws or modifies in a manner adverse to PRIME, its recommendation to our common shareholders that they approve the merger or recommends that our common shareholders approve a superior competing transaction, (ii) terminates the merger agreement as provided in the preceding bullet; (iii) takes any action that any court of competent jurisdiction orders us to take in connection with a superior competing transaction; or (iv) publicly announces a decision or intention to take any action specified in clauses (i), (ii) or (iii) above (we refer to this as PRIME’s superior transaction response termination right); or

•	by PRIME if we intentionally breach our obligation to call a shareholder meeting to approve, or to send this proxy statement seeking approval of, the merger.
Payment of Break-up Fees and Expenses — See page 49
      We have agreed to reimburse PRIME for certain expenses incurred in connection with the merger agreement if:

•	PRIME exercises its right, as discussed above, to terminate the agreement based on breaches of the merger agreement by us or our operating partnership; or

•	we or PRIME terminate the merger agreement because our common shareholders fail to approve the merger as contemplated by the merger agreement.
      We have agreed to pay PRIME a break-up fee of $40 million if:

•	we exercise our superior transaction termination right;

•	PRIME exercises its superior transaction response termination right; or

•	PRIME terminates the merger agreement based on our intentional breach of our obligation to call the shareholder meeting to approve, or to send this proxy statement seeking approval of, the merger.
      We have also agreed to pay PRIME the break-up fee of $40 million less any breakup expenses previously paid if:

•	either (i) PRIME exercises its right, as discussed above, to terminate the agreement based on breaches of the merger agreement by us or our operating partnership or (ii) we or PRIME terminate the merger agreement because our common shareholders fail to approve the merger as contemplated by the merger agreement;

•	after October 23, 2005 and prior to any termination pursuant to clauses (i) or (ii) above, an individual or entity makes a proposal that constitutes a competing transaction under the terms of the merger agreement; and

•	within nine months of any termination pursuant to clauses (i) or (ii) above, we complete a competing transaction or enter into a written agreement with respect to a competing transaction that is ultimately completed, with any individual or entity.
      In addition, PRIME has agreed to reimburse us for certain expenses incurred in connection with the merger agreement if we exercise our right, as discussed above, to terminate the agreement based on breaches of the merger agreement by PRIME, MergerCo or Merger Partnership.
Material Tax Consequences of the Merger — See page 51
      The receipt of the merger consideration in exchange for common and preferred shares will be taxable for federal income tax purposes. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Determination of Merger Consideration and Partnership Merger Consideration — See page 18
      We determined the merger consideration offered to our shareholders and partnership merger consideration offered to holders of common units based on arm’s-length negotiations with PRIME. We did not use any other particular method of determining the merger consideration.
Fees and Expenses — See page 51
      We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $12.2 million assuming the mergers and related transactions are completed.
Regulatory Approvals — See page 51
      No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with either the merger or the partnership merger.
Conduct of Our Company in the Event the Mergers are not Completed — See page 51
      In the event the mergers are not completed for any reason, we will continue to pursue our strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for our shareholders over time. In addition, in such event, we may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity securities.
Who Can Answer Other Questions
      If you have any questions about the merger or would like additional copies of this proxy statement, you should contact our proxy solicitor:

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Does AMLI Residential Properties Trust expect to continue to pay quarterly distributions on my common shares prior to the mergers?

A:	Yes. We will continue to pay regular quarterly distributions at a rate of $0.48 per share for each full fiscal quarter ended prior to the effective date of the merger. Additionally, as part of the merger consideration, you will receive an amount equal to the prorated portion of the quarterly distribution for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period.

Q:	If I am a U.S. shareholder, what are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration for your shares will be taxable for U.S. federal and state income tax purposes. For further information on the material tax consequences of the merger, see the section captioned “Material United States Federal Income Tax Consequences of the Merger — Consequences to You of the Merger — U.S. Shareholders” on page 52. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	If I am a non-U.S. shareholder, what are the tax consequences of the merger to me?

A:	The tax consequences to non-U.S. shareholders are complex and unclear. Non-U.S. shareholders are urged to read the section captioned “Material United States Federal Income Tax Consequences of the Merger — Consequences to You of the Merger — Non-U.S. Shareholders” on page 52 and to consult with their own tax advisors, especially considering the Foreign Investment in Real Property Tax Act of 1980, U.S. federal income tax withholding rules and the possible application of benefits under an applicable income tax treaty.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by instructing a proxy to vote against the merger via the Internet or by calling the toll-free number on the proxy card or by voting against the merger in person at the special meeting. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, , 2006, is earlier than the date of the special meeting. If you held your common shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the common shares. The right to receive such consideration will pass to the person who owns your common shares when the merger closes.

Q:	How do I vote?

A:	If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting or if you properly give a proxy authorization by phone or the Internet, your shares will be voted as you direct. If you are a registered shareholder and attend the special meeting, you may deliver your completed proxy card or vote in person. “Street name” shareholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

If you fail to either return your proxy card, authorize a proxy by using the toll-free telephone number or the Internet or vote in person at the special meeting, if you mark your proxy card “abstain,” or if you fail to instruct your broker or nominee on how to vote, the effect will be the same as a vote against the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote FOR the merger.

Q:	If my shares are held for me by my broker, will my broker vote my shares for me?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your common shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your common shares will not be voted and this will have the same effect as a vote against the proposal to approve the merger.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or on the Internet?

A:	Yes. You may change your vote by delivering to our Secretary, before the special meeting, a later dated, signed proxy card or a written revocation of your proxy, by using the toll-free telephone number or Internet or by attending the special meeting and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; your attendance at the special meeting, however, will not, by itself, revoke your proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the merger and the other transactions contemplated by the merger agreement, as well as information about us, and the other parties to the merger agreement. It also contains important information about what our board of trustees considered in approving the merger. We urge to you read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information” on page 57.

Q:	Where can I find more information about AMLI Residential Properties Trust?

A:	We file annual and periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov, at the offices of the New York Stock Exchange and on our website at www.amli.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See the section captioned “Where You Can Find Additional Information” on page 57.

Q:	How will proxy holders vote my shares?

A:	If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, or if you properly give a proxy authorization by phone or the internet, your shares will be voted as you direct. If no direction is otherwise made, your shares will be voted in accordance with our board of trustees’ recommendations. Our board of trustees recommends a vote FOR the approval of the merger. Our board of trustees recommendation is set forth, together with the description of the proposal, in this proxy statement. See the section captioned “The Mergers — Recommendation of Our Board of Trustees” on page 25.

Q:	Whom can I call with questions?

A:	We have selected as our proxy solicitor. If you have questions, require assistance voting your shares or need additional copies of proxy materials, you may call:

1-800-( )( )

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Our board of trustees is soliciting your proxy. We will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our officers or employees. We will pay approximately $ (plus reimbursement of out-of-pocket expenses) to , our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	What if I hold my common shares through the company’s 401(k) plan?

A:	If you are a participant in our company’s 401(k) plan and your plan account holds common shares, you will have received with this proxy statement a voting instruction form that reflects all common shares you may vote under the plan. Under the terms of the plan, the trustee will vote all common shares held in the 401(k) plan for which the plan trustee receives timely voting instructions. The plan trustee will not vote any shares held in the 401(k) plan for which it does not receive timely voting instructions, which will then be considered a vote against the merger.

Q:	Who is entitled to notice and vote at the special meeting?

A:	We have set the close of business on , 200 for determining those common shareholders who are entitled to notice of, and to vote at, the special meeting and those preferred shareholders who are entitled to notice of the special meeting.

Q:	How many shareholders have to be present at the meeting in order to conduct a vote?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of our common shares outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.
      If you have further questions, you may contact our proxy solicitor at the address or telephone number indicated above.

FORWARD-LOOKING STATEMENTS
      This proxy statement (including information incorporated by reference) contains certain forward-looking statements, including statements relating to the financial condition, results of operations, plans, objectives, future performance and businesses of our company, as well as information relating to the mergers, the merger agreement and the transactions contemplated by the merger agreement, including, statements concerning the expected closing of the merger, the conduct of the business of our company if the mergers are not completed and tax consequences of the merger. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which our company operates. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and variations of such words and similar words also identify forward-looking statements. Our company also may provide oral or written forward-looking information in other materials released by the company to the public.
      You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized. You should note that the description of the opinion of JPMorgan contains many forward-looking statements that describe beliefs, assumptions and estimates of our management and public sources as of the indicated dates and those forward-looking statements may have changed as of the date of this proxy statement. As a result, our actual results could materially differ from those set forth in the forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the satisfaction of the conditions to closing of the mergers, including the approval of our common shareholders;

•	potential or actual litigation challenging the proposed mergers;

•	changes in local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors;

•	demand for apartments in our markets and the effect on occupancy and rental rates;

•	our ability to obtain financing or self-fund the development of additional apartment communities;

•	the uncertainties associated with our current real estate development, including actual costs exceeding our budgets, or development periods exceeding expectations;

•	conditions affecting ownership of residential real estate and general conditions of the multifamily residential real estate market;

•	the effects of change in accounting policies and other regulatory matters detailed in our filings with the Securities and Exchange Commission and uncertainties of litigation;

•	our ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and

•	the occurrence of a material adverse change in our business, assets, properties, results of operations or financial condition of our company and our subsidiaries, taken as a whole.
      You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences. We caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to update or revise forward-looking statements in this proxy statement (including information incorporated by reference) to reflect changes in underlying assumptions or factors, new information, future events or otherwise. Any forward-looking statements speak only as of the date that they are made.

SPECIAL MEETING
      Date, Time, Place and Purpose of the Special Meeting. A special meeting of our shareholders will be held on                     , 2006, at                     at      :      a.m. local time. The purpose of the meeting is to act upon the proposal to approve the merger of our company with and into MergerCo pursuant to the Agreement and Plan of Merger, dated as of October 23, 2005, by and among PRIME, MergerCo, Merger Partnership, us and our operating partnership, all in the manner described in this proxy statement.
      Our board of trustees unanimously recommends that holders of our common shares vote FOR the approval of the merger. Our board of trustees determined that the mergers were fair to, advisable and in the best interests of our company and our common shareholders and the holders of common units. At this meeting, our board of trustees unanimously approved the mergers and the other transactions contemplated by the merger agreement, and voted to recommend that holders of our common shares vote FOR the approval of the merger.
      Other Matters. Other than the business or matters indicated above, and any adjournments or postponements of the special meeting, no other business or matter may be properly presented at the special meeting.
      Shares Entitled to Vote. Only holders of record of our common shares of beneficial interest at the close of business on                     , 200     are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. As of                     , 200 , there were                     common shares outstanding. Each common share entitles its holder to one vote.
      Vote Required; Quorum. The proposal to approve the merger pursuant to the terms of the merger agreement requires the affirmative vote of the holders of at least two thirds of our outstanding common shares entitled to vote at the special meeting. The merger does not require the approval of the limited partners of our operating partnership or the approval of any holders of preferred shares of our company. The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of our common shares outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.
      Dissenters’ Rights. Under Maryland law, because our common shares were listed on the New York Stock Exchange on the record date for determining those common shareholders entitled to notice of, and vote at, the special meeting, appraisal rights are not available to holders of our common shares in connection with the merger. Appraisal rights are also not available to our preferred shareholders under Maryland law.
      Voting; Voting by Proxy. If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting or if you properly give a proxy authorization by phone or the Internet, your shares will be voted as you direct. If you are a registered shareholder and attend the special meeting, you may deliver your completed proxy card or vote in person. “Street name” shareholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.
      If you fail to either return your proxy card, authorize a proxy by using the toll-free telephone number or the Internet or vote in person at the special meeting, if you mark your proxy card “abstain,” or if you fail to instruct your broker or nominee on how to vote, the effect will be the same as a vote against the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote FOR the merger.
      If you are a participant in our company’s 401(k) plan and your plan account holds common shares, you will have received with this proxy statement a voting instruction form that reflects all common shares you may vote under the plan. Under the terms of the plan, the trustee will vote all common shares held in the 401(k) plan for which the plan trustee receives timely voting instructions. The plan trustee will not vote any shares held in the 401(k) plan for which it does not receive timely voting instructions, which will then be considered a vote against the merger.
      Revocability of Proxy. You may change your vote by delivering to our Secretary, before the special meeting, a later dated, signed proxy card or a written revocation of your proxy by using the toll-free number or

Internet or by attending the special meeting and voting in person. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your common shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your common shares.
      Abstentions and Broker Non-Votes. If you hold your common shares in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your common shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your common shares by following the directions provided by your broker or nominee. If you fail to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, by telephone, or on the Internet, fail to vote in person or fail to instruct your broker or nominee on how to vote, it will have the same effect as a vote against the merger.
      If you mark your proxy card “abstain,” that will also have the same effect as a vote against the merger.
      Solicitation of Proxies. Our board of trustees is soliciting proxies. We will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our trustee, officers or employees. We will pay approximately $                     (plus reimbursement of out-of-pocket expenses) to                     , our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.
      We have selected                     as our proxy solicitor. If you have questions, require assistance voting your shares or need additional copies of proxy materials, you may contact at                     ,                     ,                     or call 1-800-(toll-free).
      Adjournments. Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If we have not received sufficient votes for the merger at the special meeting of shareholders, the special meeting may be adjourned for the purpose of soliciting additional proxies.
PROPOSAL NO. 1: APPROVAL OF THE MERGER
THE PARTIES
AMLI Residential Properties Trust
      We are a self-administered and self-managed real estate investment trust, or “REIT,” engaged in the management, acquisition, development and co-investment of upscale, institutional quality multifamily apartment communities in the Southeast, Southwest, Midwest and Mountain regions of the United States. We were formed in 1994 under Maryland law as the successor to AMLI Realty Co., which was founded in 1980 by Gregory T. Mutz and John E. Allen, both current Trustees and the Chairman and former Vice-Chairman of us, respectively. We completed our initial public offering in February 1994. We are listed on the New York Stock Exchange under the symbol “AML.” Our executive offices are located at 125 S. Wacker Drive, Suite 3100, Chicago, Illinois 60610. Our telephone number is (312) 443-1477.
      We are structured as an umbrella partnership REIT, or “UPREIT.” We are the sole general partner of, and own a majority of the partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership, which is referred to in this proxy statement as our “operating partnership.”

AMLI Residential Properties, L.P.
      We conduct all of our business through our operating partnership and its subsidiaries and affiliates, and our operating partnership is the entity through which we own, either directly or indirectly through subsidiaries, substantially all of our assets. Our operating partnership was organized as a Delaware limited partnership in 1994. As of the date of the proxy statement, we own approximately 95% of the outstanding partnership interests in our operating partnership. Outstanding partnership units are convertible into our common shares of beneficial interest on a one-for-one basis and are entitled to distributions paid on common shares.
Prime Property Fund, LLC, PPF AMLI Acquisition LLC and PPF AMLI Acquisition Partners, L.P.
      Prime Property Fund, LLC, a Delaware limited liability company, is a $4.5 billion diversified core real estate fund managed by Morgan Stanley Real Estate Advisor, Inc. Prime Property Fund, LLC is sometimes referred to in this proxy statement as “PRIME.” PRIME’s assets include office, retail, multifamily, industrial, self storage and hotel properties and are located in major real estate markets throughout the United States. Morgan Stanley Real Estate is comprised of three major global businesses: investing, banking and lending. Since 1991, Morgan Stanley has acquired more than $68.7 billion of real estate assets worldwide and currently manages $38.0 billion in real estate assets on behalf of its clients. Using its own capital, Morgan Stanley also originates upwards of $11 billion in commercial mortgages annually. In addition, Morgan Stanley Real Estate provides a complete range of investment banking services including merger, acquisition and restructuring advisory and recapitalizations, as well as public and private debt and equity financing. Morgan Stanley established its real estate organization in 1969.
      PPF AMLI Acquisition LLC, PPF AMLI Acquisition Partners, L.P. and PPF AMLI Partners LLC are entities recently formed by PRIME under the laws of the State of Delaware solely for the purpose of effecting the transactions contemplated by the merger agreement. PPF AMLI Acquisition LLC is the general partner, and PPF AMLI Partners LLC is the limited partner, of PPF AMLI Acquisition Partners, L.P. PRIME, indirectly through other wholly owned subsidiaries, is the sole equity owner of PPF AMLI Acquisition LLC and PPF AMLI Partners LLC.
      PPF AMLI Acquisition LLC is a newly formed Delaware limited liability company and the entity into which we will merge pursuant to the terms of the merger agreement, with PPF AMLI Acquisition LLC as the surviving company. PPF AMLI Acquisition LLC is sometimes referred to in this proxy statement as “MergerCo.” At the time of the execution of the merger agreement, PPF AMLI Acquisition LLC was known as Atom Acquisition LLC. PPF AMLI Acquisition Partners, L.P. is a newly formed Delaware limited partnership and the entity that will merge with and into our operating partnership pursuant to the terms of the merger agreement, with our operating partnership as the surviving entity. PPF AMLI Acquisition Partners, L.P. is sometimes referred to in this proxy statement as “Merger Partnership.” At the time of the execution of the merger agreement, PPF AMLI Acquisition Partners, L.P was known as Atom Acquisition Partners, L.P. and PPF AMLI Partners LLC was known as Atom Partners LLC.
      The principal executive offices of Prime Property Fund, LLC, PPF AMLI Acquisition LLC and PPF AMLI Acquisition Partners, L.P. are located at c/o Morgan Stanley Real Estate Advisor, Inc., 3424 Peachtree Road, N.E., Atlanta, Georgia 30326-1102. Their telephone number is (404) 846-1300.
THE MERGERS
The Merger of AMLI Residential Properties Trust into PPF AMLI Acquisition LLC
      The merger agreement provides for the merger of us with and into MergerCo, and this merger is referred to in this proxy statement as the “merger.” MergerCo will be the surviving company in the merger. The merger will close when the certificate of merger has been accepted for record by the Delaware Secretary of State in accordance with Delaware law and the articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with Maryland law or such later time as we and our operating partnership and PRIME may agree and designate in certificate of merger and the articles of merger. We expect the merger to occur as soon as practicable after common shareholders approve the merger and the satisfaction or waiver of all other conditions to closing under the merger agreement, but not before February 1, 2006.
      As of the effective time of the merger, holders of our common shares will have no further ownership interest in the surviving company. Instead, each common share (including common shares subject to restriction, but excluding shares held by us or any of our wholly owned subsidiaries) outstanding immediately prior to the effective time of the merger will be converted into the right to receive $37.75 in cash per share, without interest, plus an amount equal to a prorated portion of the quarterly distribution on such common share for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period. For example, if we close the merger on February 1, 2006, you will receive as per share merger consideration for your common shares $37.75 plus $0.48 prorated for the period of January 1 through February 1 (or $0.48 multiplied by 32/90), which is $0.17067 per share. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to our common shareholders that are declared for each full fiscal quarter ended prior to the effective date of the merger.
      As of the effective time of the merger, each common share of our company that is owned by us or by any of our wholly owned subsidiaries will be cancelled and retired and shall cease to exist. No payment will be made for any such cancelled common shares.
      As of the effective time of the merger, all of our outstanding common share options, whether or not vested, will be cancelled and, in full settlement of these options, PRIME will pay each option holder an amount in cash equal to $37.75 less the exercise price per share, multiplied by the number of common shares underlying those options that remain subject to exercise (without any interest or dividend payment). All payments will be made net of any taxes required to be withheld by us or PRIME. If an option’s exercise price equals or exceeds $37.75, the option will be cancelled and each option holder will receive no consideration for such option.
      The merger consideration to be received by the holders of our common shares is described in more detail in the section captioned “— Merger Consideration to be Received by Holders of Our Common Shares” on page 37, below.
      As of the effective time of the merger, holders of our Series B cumulative redeemable convertible preferred shares of beneficial interest will have no further ownership interest in the surviving company. Instead, each Series B preferred share (but excluding shares held by our company or any of our wholly owned subsidiaries) outstanding immediately prior to the effective time of the merger will be converted into the right to receive $37.75 in cash per share, without interest, plus an amount equal to a prorated portion of the quarterly distribution on such Series B preferred share for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period. For example, if we close the merger on February 1, 2006, holders of the Series B preferred shares will receive as per share merger consideration for their Series B preferred shares $37.75 plus $0.48 prorated for the period of January 1 through February 1 (or $0.48 multiplied by 32/90), which is $0.17067 per share. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to our Series B preferred shareholders that are declared for each full fiscal quarter ended prior to the effective date of the merger.
      As of the effective time of the merger, holders of our Series D cumulative convertible redeemable preferred shares of beneficial interest will have no further ownership interest in the surviving company. Instead, each Series D preferred share (but excluding shares held by our company or any of our wholly owned subsidiaries) outstanding immediately prior to the effective time of the merger will be converted into the right to receive $34.008975 in cash per share, without interest, plus an amount equal to a prorated portion of the quarterly distribution on such Series D preferred share for the quarter in which the merger closes based on the number of days having elapsed in such quarterly period. For example, if we close the merger on February 1, 2006, holders of Series D preferred shares will receive as per share merger consideration for their Series D preferred shares $34.008975 plus $0.540625 prorated for the period of January 1 through February 1 (or $0.540625 multiplied by 32/90), which is $0.19222 per share. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to our Series D preferred shareholders that are declared for each full fiscal quarter ended prior to the effective date of the merger.
      As of the effective time of the merger, each Series B preferred share and each Series D preferred share that is owned by us or by any of our wholly owned subsidiaries will be cancelled and retired and shall cease to exist. No payment will be made for any such cancelled share. The merger consideration to be received by the holders of our preferred shares is described in more detail in the section captioned “— Merger Consideration to be Received by Holders of Our Preferred Shares” on page 37, below.
The Merger of PPF AMLI Acquisition Partners, L.P. into AMLI Residential Properties, L.P.
      Immediately after the completion of the merger, Merger Partnership will merge with and into our operating partnership. The merger of our operating partnership is sometimes referred to in this proxy statement as the “partnership merger,” and together with the merger, the “mergers.” The partnership merger will become effective when the certificate of merger is accepted by the Secretary of State of the State of Delaware, or such later time as we and our operating partnership and PRIME, may agree and designate in the certificate of merger. Under the merger agreement, the partnership merger may not occur unless the merger has been completed.
      Our operating partnership will survive the partnership merger. MergerCo will be the sole general partner of the surviving partnership. PPF AMLI Partners LLC will be the sole limited partner of the surviving partnership. The surviving partnership will be governed by the partnership agreement of Merger Partnership following the partnership merger.
      As of the effective time of the partnership merger, each common unit in our operating partnership, other than common units held by our operating partnership or any wholly owned subsidiary of our operating partnership, will be converted into and cancelled in exchange for the right to receive $37.75 in cash, without interest plus an amount that represents a prorated portion of the quarterly distribution on one common share for the quarter in which the partnership merger closes based on the number of days having elapsed in such quarterly period. The merger consideration payable on each common unit is based on the one for one common unit to common share conversion and redemption right specified in our operating partnership’s Amended and Restated Agreement of Limited Partnership. For example, if we close the partnership merger on February 1, 2006, holders of common units will receive as per unit merger consideration $37.75 plus $0.48 prorated for the period of January 1 through February 1 (or $0.48 multiplied by 32/90), which is $0.17067 per unit. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to the holders of limited partnership units in our operating partnership that are declared for each full fiscal quarter ended prior to the closing date of the merger. The merger consideration to be received by the holders of common units is described in more detail in the section captioned “— Merger Consideration to be Received by Holders of Common Units of Limited Partnership in Our Operating Partnership” on page 38.
      As of the effective time of the merger, each limited partnership unit, whether common, Series B preferred or Series D preferred, that is owned by us or by any of our wholly owned subsidiaries will be cancelled and retired and shall cease to exist. Additionally, as of the effective time of the merger, the general partnership interests of our operating partnership will be cancelled and retired and shall cease to exist. No payment will be made for any such cancelled common, Series B preferred and Series D preferred limited partnership unit or general partnership interest.
Merger Vote Requirement
      The affirmative vote of the holders of at least two-thirds of our outstanding common shares entitled to vote at the special meeting is required to approve the merger. The votes of holders of our preferred shares are not required to approve the merger. The votes of the holders of partnership units in our operating partnership are not required to approve the partnership merger.

Determination of Merger Consideration and Partnership Merger Consideration
      We determined the consideration offered to our shareholders in the merger and the consideration offered to the holders of common units in the partnership merger based on arm’s-length negotiations with PRIME. We did not use any other particular method of determining the merger consideration and partnership merger consideration.
Background of the Mergers
      In pursuing its objective of enhancing shareholder value, our board of trustees has from time to time considered opportunities for a variety of transactions involving our company, including business combinations and other strategic alliances. During the first half of 2005, we focused on growing our asset base and entering into expanded co-investment, joint venture arrangements in order to expand the AMLI brand and to better leverage our management, operating and technology platform, which we refer to as our technology platform. Our primary challenge was to find ways to grow the number of apartment units that we owned and managed and our market capitalization without incurring dilution to our shareholders in the process. Our strategic plan sought to mitigate the costs and expenses of being a public company, to expand the breadth and reach of the AMLI brand and to leverage the sizeable investments we had made in our technology platform.
      In February 2005, we engaged in discussions and negotiations with Party A, a privately held real estate operator focused on multifamily real estate, regarding a technology licensing agreement. Pursuant to the proposed technology licensing arrangement, we would have provided Party A with e-procurement, marketing and internet leasing, an executive information system, revenue management and utility billing, as well as the other benefits of our technology platform. Ultimately, a technology licensing agreement was not reached with Party A. Additionally, during April 2005 and May 2005, Mr. Mutz had several conversations with Party A concerning our technology platform and other ways in which our company and Party A might work and invest together.
      In April 2005, a senior representative of Morgan Stanley Real Estate approached Mr. Mutz with preliminary ideas of a possible co-investment in, or other form of strategic investment with, our company by one of Morgan Stanley Real Estate’s investing entities. We indicated that we were not prepared to discuss specific co-investments or other alternatives at that time, but invited senior representatives from Morgan Stanley Real Estate to review our technology platform. Additionally, Mr. Mutz had discussions with representatives of Morgan Stanley Real Estate regarding representation of our company by Morgan Stanley Real Estate as financial advisor with respect to potential strategic transactions. Subsequently, Mr. Mutz concluded that one or more of Morgan Stanley Real Estate’s investment entities might be a purchaser or investor in some possible future transaction and decided not to move forward with Morgan Stanley Real Estate as a financial advisor.
      In May 2005, we met with various parties in our Chicago offices for the purpose of demonstrating our technology platform with the intention of identifying additional sources of capital, growing our asset base and expanding our co-investment opportunities and joint venture arrangements. Five parties participated in separate meetings with us: Morgan Stanley Real Estate and PRIME; Party A; Party B; an institutional investor; and a large asset management firm. In addition to demonstrating our technology platform to these parties, we also discussed potential co-investment with Morgan Stanley Real Estate and Party B in multifamily properties, including the acquisition of large portfolios of multifamily properties or the possible acquisition of a private multifamily REIT.
      In June 2005, our board of trustees had asked senior management to address the range of values that we could expect if management executed its strategic business plan versus the range of values that we might receive in a strategic transaction with another public REIT or other third party. In preparation for our July 25, 2005 board meeting, Mr. Mutz contacted JPMorgan and Advisor A, another nationally recognized investment banking firm, to discuss the competitive landscape for publicly-traded multifamily REITs, capital market trends generally and potential alternatives available to us given our equity capitalization, trading multiples and our technology platform.

      In further preparation for the July 25, 2005 board meeting, Mr. Mutz approached JPMorgan and Advisor A in mid-July and requested each of them to provide materials on and analysis of the merger transaction between Camden Properties Trust and Summit Properties Inc., two publicly traded REITs focused on multifamily real estate, and the proposed merger transaction involving Gables Residential Trust, a publicly traded REIT focused on multifamily real estate, and affiliates of ING Clarion Partners, LLC and Lehman Brothers Holdings, Inc., each a global financial services firm. The Camden Properties Trust and Summit Properties Inc. transaction was publicly announced in October 2004, and the Gables Residential Trust and ING Clarion Partners, LLC and Lehman Brothers, Inc. transaction was publicly announced in June 2005. The analysis of these mergers was presented to our board of trustees as being potentially indicative of market conditions that would support attractive valuations for multifamily real estate companies and provide a basis for comparing our current strategic plan to alternative strategies.
      On July 21, 2005, Mr. Mutz met with representatives from Morgan Stanley Real Estate to discuss possible joint venture and co-investment opportunities between Morgan Stanley Real Estate and us. The discussions focused on the strength and value-add capability of our technology platform. The representatives of Morgan Stanley Real Estate asked whether we might have an interest in a transaction with PRIME similar to that executed by Gables Residential Trust. No discussions of value or terms occurred at that time.
      A portion of the July 25, 2005 meeting of our board of trustees focused on strategic planning and initiatives. Prior thereto, JPMorgan and Advisor A each suggested various parties (including both owners of multifamily assets and investment managers) that we could consider approaching in order to grow our asset base and to enter into expanded co-investment and joint venture arrangements in order to expand the AMLI brand and to better leverage our technology platform. Mr. Mutz indicated to both JPMorgan and Advisor A that he had met with various parties to demonstrate the strength and effectiveness of our technology platform.
      At the July 25, 2005 meeting of our board of trustees, Mr. Mutz presented the strategic plan. Mr. Mutz reviewed current market selection and current market performance, as well as market valuation, market analysis, development activities, technology and branding. Our board of trustees had a lengthy and detailed discussion regarding the presentation.
      At the meeting, our board of trustees discussed the following strategic issues:

•	our company’s performance compared to our competitors;

•	the selection of our geographic markets;

•	the diversification of our net operating income by geographic market;

•	the leverage and expansion of our development operations;

•	our historical total returns compared to our competitors;

•	the size our of company with respect to being a branded REIT as viewed by tenants and with respect to being a public company as viewed by our shareholders and potential financing sources;

•	the impact of our initiative to dispose of Class B multifamily communities and to replace them with Class A multifamily communities;

•	our balance sheet and capital markets strategy, including how we expand our co-investment business;

•	the types of returns that we have generated from our sizeable investment in technology and how we leverage investment in technology; and

•	the potential expansion of our business model to related areas such as condominium construction, condominium conversion, rehabilitation projects, merchant build initiatives, student housing, fee management and licensing or selling of our technology.
      In the course of its discussions, our board of trustees determined that we had a strong technology platform and experienced property management and development and construction teams. In addition, our board of trustees determined that our properties are high quality, attractive, Class A multifamily communities that are well located and well maintained and that our same store results by geographic market have been the best among our competitors. However, our board of trustees also concluded that our same store results on a consolidated basis had been weak because our geographic markets had underperformed the aggregation of geographic markets of other public REITs focused on multifamily properties. Our board of trustees further noted that our common shares continued to trade at a substantial discount to the net asset value of our properties.
      In the meeting, our board of trustees endorsed the following strategic objectives: growing our size to 50,000 apartment units and $1.5 billion in total equity market capitalization while generating upper tier total returns for our shareholders; generating superior same store results by geographic market; integrating technology tools and continuing to expand our technology advantage over our competitors; leveraging our investment in technology by increasing our co-investment business using technology as the key selling point; leveraging our strength, experience and ability of our development team by substantially increasing our development pipeline; creating a merchant build fund through our co-investment relationships; and continuing to build the AMLI brand name as we move toward internet and web-based marketing, leasing and tenant service and communication. With respect to our geographical markets, our board of trustees endorsed the following: continuing to own and operate in our existing markets; focusing increasingly within our existing markets on infill locations; adjusting our net operating income so as to decrease the percentage generated from the Dallas, Ft. Worth and Indianapolis markets and increasing the percentage generated from the Austin, Denver, Houston and Southeast Florida markets; and continuing to explore the addition of new markets, focusing specifically on Washington DC and Southern California to the extent that we could identify opportunities to make substantial investments and obtain institutional capital for investments in either of those markets, while recognizing that the expansion into those markets may be difficult because of the differences in capitalization rates being recognized in our current markets as compared to those markets.
      Our board of trustees then reviewed carefully the materials provided by JPMorgan and Advisor A with respect to the Summit and Gables transactions. Our board of trustees discussed the various issues involved in continuing as a public company and executing the strategic plan presented versus exploring a merger or acquisition with either a consolidator or a platform purchaser. Our board of trustees requested senior management to engage in further analysis and financial modeling, working with investment banking firms, of the alternatives of continuing to execute the strategic plan as compared to working on a strategic transaction.
      On July 29, 2005, members of our senior management met with Party A. Following that meeting, Party A asked Mr. Mutz about the possible acquisition of our company by Party A. No discussions of value or terms occurred at that time.
      In August 2005, we agreed to provide additional information to Morgan Stanley Real Estate on a confidential basis and Morgan Stanley Real Estate representatives toured most of our properties to evaluate our management team and the way in which we promote the AMLI brand and resident service standards. We were continuing discussions with PRIME regarding the possible acquisition of multifamily properties. At this time, PRIME indicated to Mr. Mutz that it may have an interest in acquiring AMLI.
      On August 9, 2005, we met with representatives of Party C, a real estate investment advisor, to review our technology platform and to explore possible opportunities that we could pursue together with Party C, given Party C’s large interests in and management of multifamily real estate assets. Subsequent to this meeting, Mr. Mutz had telephone conversations with a principal of Party C, further discussing the benefits of our technology platform and potential ways the firms could work together.
      On August 11, 2005, Mr. Mutz contacted Advisor B, a nationally recognized investment banking firm, to further discuss the competitive landscape for publicly-traded multifamily REITs and capital market trends generally.
      On August 24, 2005, members of our senior management had a phone conversation with representatives of PRIME. During this conversation, our publicly announced second quarter results of operations were discussed, as well as our possible future results.
      On September 1, 2005, Mr. Mutz met with JPMorgan and Advisor A and proceeded to provide each with an overview of discussions that he had conducted over the previous month with various owners of multifamily real estate assets and investment managers regarding our technology platform and efforts to purchase a large multifamily portfolio or a private multifamily REIT. Mr. Mutz further discussed the multifamily REIT landscape with JPMorgan. Mr. Mutz explored with both JPMorgan and Advisor A the roles each might play in the event a third party proposed engaging in a transaction in a manner that required additional financial advisory input and analysis for our board of trustees. Additionally, Mr. Mutz informed JPMorgan that based on discussions that he had had with PRIME, he believed that PRIME was preparing to submit a proposal to us. Mr. Mutz concluded that Party B might be a purchaser, investor, principal or bridge financing source in some possible future transaction and decided to move forward with JPMorgan rather than Advisor A, which is an affiliate of Party B, as the likely financial advisor to be retained by our board of trustees. At that time, Mr. Mutz requested an engagement proposal from JPMorgan for the purpose of assisting our board of trustees in connection with selecting a financial advisor to represent us in a potential merger or other strategic transaction.
      On September 13, 2005, representatives of PRIME met with Mr. Mutz and Mr. Sweet and delivered to them a non-binding letter which proposed that PRIME would acquire all of our outstanding common shares and common units for an amount in cash equal to $38.00 per share. The proposal was based in part on public information regarding our company and was subject to additional due diligence. PRIME indicated to Mr. Mutz and Mr. Sweet that it had a strong interest in our technology platform, management team and Class A multifamily real estate portfolio. Mr. Mutz indicated that if our board of trustees was to entertain such a proposal, it would be required to engage a financial advisor and review our strategic alternatives prior to responding to PRIME’s letter. As such, Mr. Mutz advised PRIME that he was going to call a meeting of our board of trustees to consider the PRIME letter and to discuss retaining a financial advisor for the purpose of discussing and responding to PRIME’s proposal. Mr. Mutz asked PRIME to meet with JPMorgan as soon as possible to better define the offer and the time line and process PRIME was proposing.
      On September 14, 2005, JPMorgan met with PRIME to discuss PRIME’s proposal to acquire all of our common shares.
      On September 16, 2005, our board of trustees held a meeting for the purpose of reviewing and discussing the PRIME proposal and other strategic alternatives. The meeting began with representatives of Mayer, Brown, Rowe & Maw LLP advising our board of trustees concerning its duties to our shareholders under Maryland law with respect to the acquisition of, or a merger involving, our company. After this discussion, JPMorgan presented our board of trustees with a review of the real estate and capital markets in the multifamily industry generally, a review of our relative position amongst the publicly-traded multifamily REITs, a valuation overview and an analysis of strategic alternatives that we could consider in order to maximize long-term shareholder value. In addition, JPMorgan discussed with our board of trustees more than 20 potential parties that may have an interest in acquiring or merging with us and provided commentary regarding each parties’ likely strategic interest and financial capabilities in pursuing a potential transaction with us. After the JPMorgan presentation, our board of trustees voted to retain JPMorgan as our financial advisor with respect to acquisition of, or a merger involving, our company. Following a discussion among board of trustees members and JPMorgan regarding the potential candidates and the likelihood of each potential candidate’s interest in pursuing an acquisition of, or merger with, us, our board of trustees concluded that JPMorgan should initially contact a select group of these candidates that were believed to have a strategic interest in the acquisition of, or merger with, us, including PRIME, Party A, Party B, Party C, Party D, a publicly traded REIT focused on multifamily real estate, and Party E, an institutional investor and an affiliate of Advisor B.
      On September 19, 2005, Mr. Mutz met with a representative of Party E to discuss the capital markets and the best way to maximize value for our shareholders. Mr. Mutz indicated to Party E that we were in the initial stage of commencing a process to solicit interest in the acquisition or merger of our company, either as a consolidation play or as a platform investment, and inquired whether Party E had any interest in either type of transaction. The representative of Party E answered that he was interested and would solicit input and thoughts from the rest of the Party E team and respond with their position on a transaction.
      On September 19, 2005 Mayer, Brown, Rowe & Maw LLP circulated a draft merger agreement for review by members of our management and JPMorgan.

      Beginning the week of September 19, 2005, JPMorgan began contacting representatives of PRIME, Party A, Party B, Party C, Party D and Party E. JPMorgan indicated to each party that we were preparing an electronic information data room and a draft merger agreement, and requested that each party execute a confidentiality agreement. JPMorgan also indicated to each party that management was available for meetings.
      During the week of September 19, 2005, Mr. Mutz had phone conversations with all of the parties initially contacted by JPMorgan. Party A and Party E elected to form a partnership to pursue a potential transaction, which we refer to as Group A. In addition, JPMorgan met with the principals of Party F, a real estate investment manager, who expressed an interest in pursuing a potential transaction.
      On September 20, 2005, JPMorgan was contacted by Party G, a privately-controlled real estate consolidator, who expressed an interest in the potential acquisition of us. Subsequently, Party G executed a confidentiality agreement and indicated to JPMorgan that it had access to significant equity capital from a foreign capital source. JPMorgan indicated that it would contact Party G when the information data room was available. Party G also requested and received a draft of the merger agreement.
      On September 21, 2005, JPMorgan met with the president of Party A to discuss the potential for a proposed transaction involving our company, and the process and timing of a transaction.
      On September 22, 2005, Mr. Tague and JPMorgan met with PRIME to review our development organization and development projects.
      On September 23, 2005, Mr. Mutz and Mr. Chapman met with the senior management of Party D to discuss a potential transaction between the parties. Later that day, Party D called Mr. Mutz and JPMorgan to report that the acquisition of us was not a strategic fit given our asset locations relative to its strategy and that Party D would not pursue further discussions with us regarding a transaction.
      On September 23, 2005, a draft merger agreement was sent to PRIME for its review.
      On September 28, 2005, JPMorgan received a call from the chief executive officer of Party H, a publicly traded REIT focused on multifamily real estate, who indicated that it would like to execute a confidentiality agreement and intended to work closely with Party B in pursuing the potential acquisition of us. We refer to Party B and Party H collectively as Group B. JPMorgan asked the chief executive officer of Party H to call Mr. Mutz and review its strategic interest in pursuing a potential business combination with us. Subsequent to Mr. Mutz’s discussion with the chief executive officer of Party H, a confidentiality agreement was forwarded to them.
      On September 28, JPMorgan met with principals of Party C to review the contents of the information data room.
      By September 28, 2005, the information data room was made available to all interested parties. The information data room was continuously updated throughout the process, with completed property level summary financial information made available by the beginning of the week of October 3, 2005.
      On September 29, 2005, our senior management team and JPMorgan met with principals of PRIME to discuss our technology platform, co-investment business, and capitalization structure of the Company.
      On September 30, 2005, PRIME visited certain of our properties located in Chicago, Illinois.
      On October 3, 2005, JPMorgan began forwarding to all of the interested parties a proposal letter that requested certain information, including a per share valuation for our company, the status of each party’s diligence review process and general timeline for completing and executing a merger agreement. JPMorgan requested that each party respond before the meeting of our board of trustees which was scheduled for, and held on, October 14, 2005.
      Throughout the week of October 3, 2005, our senior management and JPMorgan conducted conference calls with all of the interested parties to respond to information requests.

      On October 5, 2005, Mr. Mutz met with PRIME in the morning and with Party F in the afternoon to discuss our technology platform and address any questions of each party.
      On October 10, 2005, Group B contacted JPMorgan and provided a verbal indication of value of $34.50 per share, with the consideration consisting of a mix of stock and cash. The chief executive officer of Party H indicated that among the considerations in arriving at the valuation of our company were our property locations and markets, as well as our co-investment business. Representatives of Group A contacted JPMorgan and provided a verbal indication of $34.00 per share, citing the geographic locations of our properties and our co-investment business as considerations in arriving at its per share valuation. The President of Party A also called Mr. Mutz on behalf of Group A and reiterated the same valuation and reasons for that valuation. Finally, Party G contacted JPMorgan and indicated that it had determined that it would not proceed with a potential transaction.
      On October 10, 2005, PRIME provided a response to the draft of the merger agreement previously provided to PRIME. On October 12, 2005, our senior management and Mayer, Brown, Rowe & Maw LLP had a telephonic meeting with a representative of PRIME and Davis Polk & Wardwell, counsel to PRIME, to discuss the draft merger agreement. On October 15, 2005, Mayer, Brown, Rowe & Maw LLP provided PRIME with a revised draft of the merger agreement.
      In September 2005, JPMorgan had a conversation with an institutional investor on a no names basis regarding a potential transaction. In October 2005, JPMorgan and members of senior management had an additional conversation with another institutional investor that requested information regarding how best to proceed with a potential acquisition of our company. Based on these discussions and each of the institutional investors’ descriptions of transaction criteria, including previous transaction experience and required returns, each party determined that it would not enter into a confidentiality agreement and that it was not a viable acquisition entity.
      On October 7, 2005, a representative of Party I, a real estate finance company, called Mr. Sweet and indicated that they would have a substantial interest in pursuing a potential acquisition of us. Mr. Sweet indicated that our senior management team would be available to meet immediately after execution of a confidentiality agreement. On October 11, our senior management met with the senior management of Party I and its investment banker, reviewing our technology platform and discussing the merits of a potential transaction. JPMorgan provided to Party I information in order to assist them in expeditiously arriving at a preliminary view of value for our company. On October 12, 2005, Mr. Mutz and the chief executive officer of Party I continued to have discussions regarding the valuation and structure of a potential transaction. Later that evening, the chief executive officer of Party I indicated to Mr. Mutz that their preliminary view of value was approximately $37.50 per share, subject to confirming Party I comfort level with its ability to liquidate and/or divest a substantial portion of our assets to a third party. Party I indicated that its primary strategic interest in the acquisition of our company was our technology platform and co-investment business. Party I said that they would need at least three to four weeks to complete due diligence. Party I also indicated that it did not have current financing for an acquisition and would need perhaps a month following completion of its due diligence while they raised funds from public or private institutional investors or capital sources which would acquire the underlying multifamily properties.
      On October 10, 2005, PRIME contacted Mr. Mutz and indicated that after completing substantial legal and financial due diligence it had revised its valuation of our company to $36.00 per share in cash. PRIME further indicated that its legal advisors had reviewed the revised merger agreement, and had prepared a substantially completed mark-up of the draft merger agreement. Subsequently, PRIME contacted JPMorgan and provided its formal written proposal, including its markup of the merger agreement. In its markup of the merger agreement, PRIME indicated, among other matters, that as a condition to entering into the merger agreement it would require certain of our executive officers to enter into a voting agreement under which they would agree to vote their common shares in favor of the merger and against a competing transaction with a third party. In discussions both with Mr. Mutz and also separately with JPMorgan, PRIME indicated that there was perhaps some room in their offer and they might be able to increase it to as much as $36.50 per share. Upon further discussion with PRIME, JPMorgan learned that PRIME’s reduced valuation price per share was attributable in part to lowering of its calculation of property net operating income arising from higher real estate tax assumptions, increased capitalization rate assumptions for certain assets, and increased assumed transaction expenses. PRIME indicated that it could execute a definitive merger agreement by October 21, 2005.
      On October 12, 2005, Party F contacted JPMorgan and provided a verbal indication of value of $34.00 to $34.50 per share in cash. Among the considerations in arriving at its valuation of our company, Party F cited our property locations and co-investment business.
      On October 13, 2005, Party C contacted JPMorgan and provided a verbal indication of value ranging from $36.50 to $37.00 per share in cash. Party C indicated to JPMorgan that they would need additional time to complete legal and financial diligence.
      On October 14, 2005, our board of trustees met to review the status of indications of value for all of the interested parties. Mr. Mutz provided a review of meetings that had occurred, and diligence completed to date by the various parties. JPMorgan provided an overview of the indications of value it had received and the status of the parties. JPMorgan also presented transaction metrics based on various offer prices per share, including capitalization rate, implied equity multiple and premiums to current stock price. After carefully discussing each offer and taking into consideration the requirements of each party to complete a potential acquisition of our company, our board of trustees instructed JPMorgan and Mr. Mutz to approach PRIME and Party C and request that each party be prepared to provide a final view on value and the merger agreement within an additional two week period. In addition, JPMorgan was authorized to indicate to PRIME that we were prepared to enter into an agreement if PRIME met certain contract terms and an offer price of $38.50 per share in cash. After our board of trustees meeting, JPMorgan contacted PRIME and Party C.
      On October 17, 2005, a representative of Party C contacted JPMorgan and requested a meeting between Party C and our senior management. In addition, the representative from Party C indicated that they would need substantially more time to complete a transaction. The meeting was scheduled for October 20, 2005.
      On October 18, 2005, a representative of PRIME contacted Mr. Mutz and indicated that PRIME had substantially completed its diligence and was prepared to increase its offer to $37.00 per share in cash and enter into a definitive agreement in a short period of time. Mr. Mutz indicated to the representative from PRIME that our board of trustees had indicated that such offer was not sufficient to preclude us from continuing discussions with other parties. PRIME subsequently indicated that it was willing to increase its offer to $37.50 per share in cash. Mr. Mutz indicated to PRIME that $38.00 per share in cash might be an acceptable price, subject to Mr. Mutz obtaining the approval of our board of trustees. Other issues that remained open were the inclusion in the merger consideration of an amount equal to a prorated dividend, operating covenants relating to the payment of dividends, capital expenditures and various investment and development matters, operating decisions for the period between the execution of the merger agreement and the closing and inspections and physical testing at the properties, certain environmental representations and warranties, certain provisions relating to the indemnification of our trustees, closing conditions relating to disruptions in the financial markets, the merger agreement termination date, and the conditions under which the break-up expenses and the break-up fee are payable and the amount of the break-up fee.
      On October 19, 2005, a representative of PRIME called a representative of JPMorgan to confirm the discussions between PRIME and Mr. Mutz. As part of that discussion, PRIME also indicated its desire that Messrs. Mutz, Sweet and Tague enter into one-year employment contracts principally to provide PRIME their agreement not to compete. Later on October 19, 2005, Mr. Mutz had a dinner meeting with representatives of PRIME at which a discussion of various issues ensued, including organizational and management issues. Following that meeting, Mr. Mutz indicated that he would need to consult with our lead trustee both about price and about the employment “at will” and non-compete issues. Also on October 19, 2005, Davis Polk & Wardell sent a first draft of the voting agreement to be entered into by certain of our executive officers in connection with the merger agreement, and representatives of Mayer, Brown, Rowe & Maw LLP and Davis Polk & Wardwell held telephonic meetings regarding the merger agreement.

      On October 20, Mr. Mutz had conversations with PRIME to discuss the suggested terms of the employment/non-compete contracts. Following these discussions, our senior management and a representative of JPMorgan met with senior representatives from Party C at our offices to provide a demonstration of our technology platform, followed by a discussion of the timing and process of Party C’s review of due diligence materials and submitting a proposal and mark-up of the merger agreement. As part of that discussion and later at a dinner attended by senior management from both Party C and from our company, Party C indicated that it had not completed due diligence at that point, but rather would require another week to come up with a final value and then three to four additional weeks to commence and complete their legal, financial, property level and accounting due diligence at which point they would be able to submit a final proposal and enter into a definitive merger agreement. Party C indicated that they thought their initial indication of $36.50 to $37.00 per share was achievable and that they thought they might be able to increase the price upon further due diligence efforts but needed an additional approximately four weeks to be able to do so.
      On October 20, 2005, representatives of Mayer, Brown, Rowe & Maw LLP and Davis Polk & Wardwell continued negotiating the terms of a merger agreement and voting agreement. These negotiations continued each day through the final execution of the merger agreement and voting agreement on October 23, 2005.
      On October 21, 2005, Mr. Mutz met again with representatives of PRIME. After conversations with our lead trustee, Mr. Mutz indicated that he would recommend that our board of trustees approve an agreement providing for merger consideration to our shareholders of $37.75 per share in cash plus an amount equal to a prorated dividend through the closing date, as well as allowing us to pay regularly scheduled quarterly dividends, if PRIME would commit to executing the agreement by October 23, 2005. Additionally, Mr. Mutz agreed to enter into a one-year employment “at-will” agreement and a one-year non-compete agreement (without any severance benefits) and representatives of PRIME discussed similar one year employment “at-will” and non-compete agreements for Mr. Sweet and Mr. Tague. Mr. Sweet and Mr. Tague subsequently agreed to the employment “at-will” and non-compete agreements.
      On the afternoon of October 23, 2005, our board of trustees convened in a special meeting to discuss progress in the negotiations over the past week related to the PRIME proposal. Representatives from JPMorgan and Mayer, Brown, Rowe & Maw LLP participated in the meeting.
      Representatives of Mayer, Brown, Rowe & Maw LLP discussed with our board of trustees the details of the merger agreement. The Mayer, Brown, Rowe & Maw LLP representatives advised our board of trustees of its duties to our shareholders under applicable law with respect to acquisition of our company and our operating partnership.
      JPMorgan rendered an oral opinion to our board of trustees, subsequently confirmed in a written opinion, that, as of October 23, 2005, based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration to be received by the holders of common shares of our company and the holders of common units (considered as if such common units had been converted into or redeemed for our common shares in accordance with the existing terms of such common units in the proposed mergers was fair, from a financial point of view, to such holders. After this presentation, our board of trustees commenced a discussion concerning the proposed merger transaction with PRIME on the terms as currently negotiated and determined that the merger agreement, the mergers, and the other transactions contemplated by the merger agreement, taken together, were fair to, advisable and in the best interests of each of our company and our shareholders and our operating partnership and its limited partners.
      On the evening of October 23, 2005, the merger agreement was signed by our company, our operating partnership, PRIME, MergerCo and Merger Partnership, and a joint press release was issued on the morning of October 24, 2005, announcing the execution of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Exhibit A.
Recommendation of Our Board of Trustees
      As described above under the section captioned “— Background of the Mergers” on page 18, our board of trustees determined that the mergers and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of us, our operating partnership and our shareholders and the holders of common units and voted to approve the mergers and the transactions contemplated by the merger agreement, at a meeting held on October 23, 2005. Accordingly, our board of trustees recommends that our common shareholders approve and vote FOR the merger.
Reasons for the Mergers
      In determining whether to approve the merger agreement and the mergers, our board of trustees considered a variety of factors that might impact the long-term as well as short-term interests of our company and our shareholders. As part of its deliberations, our board of trustees took into consideration our historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization and our operating, strategic and financial risks.
      In making the determination described above, our board of trustees consulted with our legal advisors, accountants and financial advisors. Our board of trustees considered a number of factors, including the following principal positive factors, among others, in determining whether to approve the merger agreement and the mergers (the order does not reflect the relative significance):

•	Value and Form of Consideration. Each of our common shares that is outstanding at the effective time of the merger will be converted into the right to receive $37.75 in cash, without interest plus an amount that represents a prorated portion of the quarterly dividend on such common share for the quarter in which the merger is closed based on the number of days having elapsed in such quarterly period. The merger consideration is fixed and will not be adjusted for changes in the price of our common shares prior to the closing date of the merger. The price of $37.75 per share represents a premium over the historical and recent market price of our common shares, representing a 20.7% premium based on the closing sales price per common share on October 21, 2005 (the last full trading day before the proposed merger was announced). The payment of cash as the form of merger consideration will provide our common shareholders with immediate liquidity that is not subject to market fluctuations. Our board also considered the significant financial resources of PRIME to finance the merger consideration.

•	Favorable Market Conditions. Our board of trustees determined that the merger allows our company to take advantage of strong demand for multifamily communities and also for the value of our technology platform. Our board of trustees believed that capitalization rates continued to compress and valuations continued to increase, as our common shares continued to trade at a substantial discount to our net asset value. These were key considerations for our board of trustees in determining that the mergers were more likely to provide our shareholders with greater value on a current basis rather than achieving similar returns while continuing to operate as an independent public company with more potential risk.

•	Our Business Prospects. Our board of trustees believes that the mergers represent a more desirable alternative for our shareholders than continuing to operate as an independent public company under our current strategic business plan. Although we are in the process of executing our strategic plan, in the view of our board of trustees, realizing a cash premium in the mergers provide more value for our shareholders on a risk adjusted basis than executing our strategic business plan. Our current business plan faces challenges from among other things the competitive position of our geographic market, which had been underperforming the aggregation of geographic markets of other public REITs focused on multifamily properties, and the prospects for obtaining debt and equity financing necessary to continue our growth plan.

•	Other Strategic Alternatives. As discussed under the section captioned “— Background of the Mergers” on page 18, in addition to the merger transaction, our board of trustees has considered other strategic alternatives that might be available to us, including a business combination with other REITs and co-investments with institutional investors in a portfolio of multifamily communities or private REITs. After considering the potential benefits and risks to our company and our shareholders associated with these alternatives, our board of trustees determined that the mergers represented the alternative that was in the best interests of our shareholders.

•	JPMorgan Analysis and Opinion. Our board of trustees considered as favorable to its determination the opinion and analyses of JPMorgan described under the section captioned “— Opinion of J.P. Morgan Securities Inc.” on page 28, including the oral opinion of JPMorgan, which was subsequently confirmed in writing, that, based upon and subject to the various considerations and assumptions described in its opinion, the merger consideration to be received by the holders of common shares of our company and the holders of common units (considered as if such common units had been converted into or redeemed for our common shares in accordance with the existing terms of such common units) in the proposed mergers was fair, from a financial point of view, to the holders.

•	The High Probability of Transaction Completion. Our board of trustees considered as favorable that, in its judgment, there is a high probability of completing the proposed transaction relative to a potential transaction with another party. Based on our discussions with and analysis of PRIME, and after consultation with our financial and legal advisors, our board of trustees determined that PRIME will have the necessary financing at the closing to complete the merger transaction. In addition, the merger agreement does not contain a financing contingency.

•	We Have a Termination Right in the Event of a Superior Competing Transaction. Our board of trustees is not prohibited from receiving unsolicited proposals and inquiries for competing business combination transactions. However, if prior to receiving shareholder approval for the merger we receive unsolicited inquiries and proposals regarding other potential business combinations that are reasonably likely to lead to a superior proposal, we may provide information and participate in discussions and negotiations with respect to any such proposal if our board of trustees determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its duties to our company or our shareholders under applicable law and after consultation with our legal and financial advisors that such a proposal is likely to lead to a proposal that is more favorable to our shareholders than the merger from a financial point of view (after taking into account any amendments to the merger agreement with PRIME or the transactions contemplated thereby that may be proposed by PRIME), taking into account all financing terms, any termination fee or expense reimbursement payable under the merger agreement with PRIME, any conditions to consummation and the likelihood of such proposal being completed. Upon making such a determination and subject to the satisfaction of specified conditions and payment of a break-up fee, we may terminate the merger agreement with PRIME and enter into an agreement with respect to a superior competing transaction with a third party.

•	Approval of Our Common Shareholders Is Required. The merger is subject to the approval of our common shareholders and our common shareholders have the option to reject the merger transaction.
      Our board of trustees also considered the following potentially negative factors, among others, in determining whether to approve the merger agreement and the mergers (the order does not reflect the relative significance):

•	Holders of Our Common Shares Will Be Unable to Share in Our Future Growth. Our board of trustees acknowledged that the merger would preclude the holders of our common shares from having the opportunity to participate in the future performance of our assets and any future appreciation in the value of our common shares. The holders of our common shares will no longer share in any future growth of our company or receive quarterly dividends.

•	Tax Consequences to Our Shareholders. Our board of trustees acknowledged that the merger is a taxable transaction and, as a result, holders of common shares, preferred shares and common units will generally be required to pay taxes on any gains that result from their receipt of the cash consideration.

•	Significant Costs Involved. Our board of trustees considered the significant costs involved in connection with completing the mergers, the substantial management time and effort required to effectuate the merger and the related disruption to our operations. If the mergers are not completed, then our company may be required to bear these expenses and the costs of these disruptions.

•	Prohibition against Soliciting Other Offers. Even though the merger agreement permits our board of trustees to receive unsolicited inquiries and proposals regarding other potential business combination transactions, it also prohibits our company and our trustees, officers and representatives from initiating, soliciting, encouraging or facilitating any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, a competing business combination transaction. If we receive an unsolicited proposal regarding another potential business combination that constitutes a superior proposal, however, we have a limited right, subject to satisfaction of certain conditions and payment of a $40.0 million break-up fee to PRIME, to terminate the merger agreement and enter into an agreement with respect to a superior proposal with a third party.

•	Benefits to Certain Trustees and Executive Officers. Our board of trustees also considered the fact that some of our trustees and executive officers have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a shareholder. These interests are discussed under the heading “— Interests of Our Trustees and Executive Officers in the Mergers” on page 33, including the lapsing of restrictions and immediate vesting of common shares and restricted shares awarded under our benefit plans, the additional severance payments to be received by several of our executive officers, and the voting agreement entered into by certain of our executive officers.
      In the opinion of our board of trustees, the above factors represent the material negatives related to our company pursuing or completing the mergers. In considering the mergers, our board of trustees considered the impact of these factors on our shareholders.
      In view of the wide variety of factors considered by our board of trustees, our board of trustees did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of trustees views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all of the factors set forth above, our board of trustees determined that the potential benefits of the mergers substantially outweigh the potential detriments associated with the mergers.
      In the event the mergers are not completed for any reason, we will continue to pursue our strategic business plan intended to deliver further sustainable growth in revenues and enhanced value for our shareholders over time.
Opinion of J.P. Morgan Securities Inc.
      Pursuant to an engagement letter dated September 19, 2005, the company exclusively retained JPMorgan as its financial advisor in connection with the proposed mergers.
      At the meeting of the board of trustees on October 23, 2005, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the board of trustees that, as of such date, and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration to be received by the holders of common shares and the holders of common units (considered as if such common units had been converted into or redeemed for common shares in accordance with the existing terms of such common units) in the proposed mergers was fair, from a financial point of view, to such holders. No limitations were imposed by our board of trustees upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.
      The full text of the written opinion of JPMorgan, dated October 23, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Exhibit B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety.
      JPMorgan’s written opinion is addressed to the board of trustees in connection with and for the purposes of its evaluation of the mergers. JPMorgan’s opinion does not constitute a recommendation to any of the shareholders of the company as to how such shareholder should vote with respect to the merger or any other matter. The summary of JPMorgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed the Agreement and Plan of Merger among PRIME, MergerCo, Merger Partnership, the company and the operating partnership dated October 23, 2005;

•	reviewed certain publicly available business and financial information concerning the company and the industries in which it operates, including its annual and quarterly reports filed with the Securities and Exchange Commission;

•	compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of the company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the common shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses, forecasts and other information prepared by the company’s management relating to the company’s business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.
      JPMorgan also held discussions with certain members of the company’s management with respect to certain aspects of the mergers, including the financial aspects, and the past and the current business operations of the company, the financial condition and future prospects and operations of the company, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.
      In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for or undertaking any independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to or discussed with JPMorgan by the company or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (contingent or otherwise) of the company, nor did JPMorgan evaluate the solvency of the company or PRIME under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company to which such analyses or forecasts relate. JPMorgan assumed no responsibility for, and expressed no view as to, such analyses or forecasts or the assumptions on which they were based. The company does not publicly disclose internal management projections of the type provided to JPMorgan in connection with its analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.
      JPMorgan also assumed that the mergers will be completed as described in the merger agreement, and that the definitive merger agreement was not different in any material respects from the draft provided to JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the mergers will be obtained without any adverse effect on the company.
      JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of October 23, 2005. It should be understood that subsequent developments may affect JPMorgan’s opinion, and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of common shares and the holders of common units

(considered as if such common units had been converted into or redeemed for common shares in accordance with the existing terms of such common units) in the proposed mergers, and JPMorgan expressed no opinion as to the fairness of the mergers to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the company or the operating partnership or as to the underlying decision by the company and the operating partnership to engage in the mergers. JPMorgan’s opinion did not address the relative merits of the mergers or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by the company’s management, the board of trustees or any committee thereof.
      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. In calculating per share values, JPMorgan assumed outstanding common units had been converted into or redeemed for common shares in accordance with the existing terms of such common units, unless otherwise indicated.
      Share Trading History Analysis. JPMorgan reviewed the publicly available historical trading prices for the common shares and noted that over the twelve-month period ended October 21, 2005, the low closing price was $27.02 per share and the high closing price was $33.40 per share, which also represents the all-time high closing share price for the common shares since the company completed its initial public offering in February 1994. In addition, in order to study any meaningful price fluctuations that may have occurred in the past year, JPMorgan calculated the historical closing price averages as of October 21, 2005 (as shown below). The value of the merger consideration of $37.75 per share as of October 23, 2005 (assuming outstanding common units had been converted into or redeemed for the common shares in accordance with the existing terms of such common units) represents a 20.7% premium over the company’s closing common share price of $31.27 on October 21, 2005.

		Premium Paid To:
Period	Closing Price	Closing Price

October 21, 2005	$31.27	20.7%
30 day average	$31.20	21.0%
60 day average	$31.55	19.7%
90 day average	$31.40	20.2%
Average year–to–date	$29.83	26.5%
52 week high	$33.40	13.0%
All-time high	$33.40	13.0%
      Comparable Public Companies Analysis. Using publicly available information, JPMorgan compared selected financial data of the company with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to the company. The companies selected by JPMorgan were:

•	Archstone-Smith Trust;

•	AvalonBay Communities, Inc.;

•	BRE Properties, Inc.;

•	Camden Property Trust;

•	Equity Residential;

•	Essex Property Trust, Inc.;

•	Post Properties, Inc.; and

•	United Dominion Realty Trust, Inc.

      These companies were selected, among other reasons, because of their specialization in the multifamily REIT sector, geographic location, asset quality, market capitalization and capital structure. None of the companies utilized in the analysis, however, were identical to the company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of the company.
      JPMorgan analyzed publicly available financial performance data for the comparable companies listed above. JPMorgan calculated the multiples of current share price, as of October 21, 2005, to equity analysts’ estimates for 2005 and 2006 consensus funds from operations, referred to in this proxy statement as FFO, as reported by the Thomson Financial Company First Call, referred to in this proxy statement as First Call, for each of the comparable companies to determine the estimated 2005 and 2006 FFO trading multiples. Based on its judgment, JPMorgan determined a range of 2005 FFO multiples of 14.5x to 16.0x, and a range of 2006 FFO multiples of 14.0x to 15.5x. In deriving such ranges, JPMorgan used a subset of the foregoing comparable companies, specifically Equity Residential, Camden Property Trust and United Dominion Realty Trust, Inc. This subset of companies was selected by JPMorgan because such selected companies were the most relevant in the judgment of JPMorgan for comparison from a business, financial and operational perspective. The selected multiples were then applied to the company’s 2005 and 2006 FFO estimates, based on both the equity analyst consensus as provided by First Call and management’s projections, yielding implied trading values for the common shares for the 2005 estimate of approximately $29.15 to $32.16 and $31.18 to $34.40 per share, respectively, and for the 2006 estimate of approximately $29.40 to $32.55 and $30.80 to $34.10 per share, respectively.
      Precedent Transactions Analysis. Using publicly available information, JPMorgan examined selected transactions within both our company’s industry segment and the overall REIT industry. Specifically, JPMorgan reviewed the following transactions:

Date Announced	Acquirer	Target

10/03/2005	Brandywine Realty Trust	Prentiss Properties Trust
09/06/2005	DRA Advisors LLC	Capital Automotive REIT
06/17/2005	DRA Advisors LLC	CRT Properties, Inc.
06/07/2005	ING Clarion Partnership	Gables Residential Trust
06/06/2005	ProLogis	Catellus Development Corporation
04/12/2005	Ventas, Inc.	Provident Senior Living Trust
12/20/2004	Centro Properties Trust and Watt Commercial Properties	Kramont Realty Trust
10/25/2004	Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.
10/04/2004	Camden Property Trust	Summit Properties Inc.
08/25/2004	Kimco Realty Corporation and DRA Advisors LLC	Price Legacy Corporation
08/20/2004	General Growth Properties, Inc.	The Rouse Company
06/21/2004	Simon Property Group, Inc.	Chelsea Property Group, Inc.
05/03/2004	ProLogis and Eaton Vance Management	Keystone Property Trust
05/29/2003	Hometown America, LLC	Chateau Communities, Inc.
05/14/2003	Pennsylvania Real Estate Investment Trust	Crown American Realty Trust
05/08/2003	CNL Hospitality Properties, Inc.	RFS Hotel Investors, Inc.
      In performing its analysis, JPMorgan focused primarily on two of the foregoing precedent transactions, specifically the ING Clarion Partnership/ Gables Residential Trust transaction and the Camden Property Trust/ Summit Properties Inc. transaction. JPMorgan selected these two precedent transactions because these precedent transactions were recent deals in the same industry sector and had other relevant similarities for comparison, including similar equity and total market capitalization, similar property characteristics and asset quality and comparable portfolio size. An analysis of these transactions showed a range of offer price to the one-year forward FFO of 20.0x and 17.3x per share for the ING Clarion Partnership/ Gables Residential Trust transaction and the Camden Property Trust/ Summit Properties Inc. transaction, respectively. JPMorgan applied the range of multiples derived from such analysis to the company’s First Call 2006 FFO per share estimate as of October 21, 2005, and arrived at an implied range of equity values for the common shares of $36.33 to $42.00 per share.
      Dividend Discount Model Analysis. JPMorgan performed a dividend discount analysis for the company based upon projections and assumptions provided by the company’s management for projected FFO per common share and projected annual dividend payouts per share for the years ending December 31, 2005 to December 31, 2015. Under the dividend discount model methodology, implied equity values are determined by discounting dividends per share for the years 2006 through 2015 using discount rates reflecting an expected equity total return. JPMorgan calculated a range of terminal values of the company at the end of the ten-year period ending 2015 by applying a perpetual growth rate ranging from 4.25% to 4.75% to the projected dividend of the company in the final year of the ten-year period. The projected annual dividends and range of terminal values were then discounted to present values using a range of discount rates from 10.0% to 11.0%. JPMorgan selected these ranges of discount rates and perpetual growth rates based on JPMorgan’s estimate of expected investor total returns, discussions with the company’s management as well as other qualitative factors, such as characteristics of the company’s properties and asset class. The present value of the dividends and the range of terminal values per common share were added together to determine an estimated range of equity values for the common shares of $29.51 to $36.96 per share.
      Adjusted NAV Per Share Analysis. Using information provided by the company’s management, JPMorgan calculated the adjusted net asset value, referred to in this proxy statement as NAV, per share. For this analysis, JPMorgan applied a range of blended capitalization rates from 5.50% to 5.94% to the company management’s projected 2006 real estate net operating income, referred to in this proxy statement as NOI, for its stabilized properties (which included our company’s pro rata share of its co-investments’ NOI), net of an assumed reserve for recurring capital expenditures. The recurring capital expenditure reserve was determined based on JPMorgan’s judgment taking into consideration the age of the properties and JPMorgan’s discussions with the company’s management. To this result, JPMorgan added the value of the company’s other assets, including the company’s recently completed and in progress development projects, future development pipeline, assets and land held for sale and other assets in order to determine gross asset value. From gross asset value, JPMorgan deducted the company’s outstanding debt, which was marked to market, the company’s other liabilities and estimated transaction expenses, to arrive at adjusted NAV. The adjusted NAV per share was then calculated by dividing adjusted NAV by the number of the common shares outstanding on a fully diluted basis. This analysis indicated an implied range for the price of the common shares of $33.58 to $38.29 per share.
      The capitalization rates used in the adjusted NAV per share analysis were derived from historical data for comparable asset sales from published sources, discussions with the company’s management and real estate brokers, and an evaluation of market data from various market data services. The capitalization rates were adjusted to account for current market conditions and property specific circumstances within the asset portfolio. JPMorgan made certain adjustments in its calculation of adjusted NAV to reflect the company’s recent co-investment activity and other adjustments that JPMorgan deemed necessary, taking into account discussions with the company’s management regarding its properties and co-investments.
      Liquidation NAV Per Share Analysis. JPMorgan arrived at the liquidation NAV by taking the present value of the adjusted NAV assuming an average of twelve months to liquidate assets using a 12% discount rate. The liquidation NAV per share was then calculated by dividing the liquidation NAV by the number of the common shares outstanding on a fully diluted basis. This analysis indicated an implied range for the price of the common shares of $29.98 to $34.19 per share.
      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan, but describes, in summary form, the material analyses of JPMorgan in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.
      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the company with respect to the mergers and deliver an opinion to the company’s board of trustees with respect to the mergers on the basis of such experience and its familiarity with the company.
      JPMorgan has acted as a financial advisor to the company with respect to the proposed mergers and will receive a fee of approximately $11 million from the company for its services, approximately $9 million of which will become payable only if the proposed mergers are completed. In addition, the company has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, and will indemnify JPMorgan against certain liabilities arising out of its engagement.
      JPMorgan has acted as lead bookrunner of the company’s credit facility. JPMorgan has also acted as lead bookrunner on PRIME’s credit facility, co-managed its most recent bond offering and has committed to provide CMBS financing in support of PRIME’s acquisition of East Side Marriott Hotel in New York City. In addition, JPMorgan may provide similar or other such services to, and maintain its relationship with the company, PRIME or certain of their affiliates in the future. In the ordinary course of business, JPMorgan and its affiliates may actively trade the debt and equity securities of the company or PRIME for its own account or for the accounts of customers and, accordingly, it may at any time hold long or short positions in such securities.
Legal Proceedings
      We, our operating partnership and our other subsidiaries (whether wholly owned or held in joint ventures with our co-investment partners) are not presently subject to any material litigation nor, to our knowledge, has any material litigation been threatened. We are a party to routine litigation and administrative proceedings arising in the ordinary course of business, most of which are expected to be covered by liability insurance and none of which, individually or in the aggregate, are expected to have a material effect on us.
Interests of Our Trustees and Executive Officers in the Mergers
      In considering the recommendation of our board of trustees in connection with the mergers, holders of our common shares should be aware that, as described below, some of our trustees and executive officers have interests in, and will receive benefits from, the mergers that differ from, or are in addition to (and therefore may conflict with), the interests of our shareholders generally. These additional interests are described below. In addition, the number of our common shares and common units owned by our trustees and some of our executive officers as of November 15, 2005 appears below under the section captioned “Principal and Management Shareholders of Our Company” on page 55. Our board of trustees is aware of these interests and considered them in approving the mergers.
      Indemnification and Insurance. The merger agreement provides that we, and following the merger, the surviving company will indemnify and hold harmless any person who is a trustee, director or officer of our company or any of our subsidiaries at or prior to the effective time of the merger, in respect to certain matters arising prior to the effective time of the merger, to the full extent that a Maryland corporation is permitted to indemnify its own officers and directors. The merger agreement further provides that, subject to certain limitations, for a period of six years after the effective time of the merger, MergerCo, as the surviving company, will maintain with respect to actions and omissions occurring at or prior to the effective time of the merger, trustees’, directors’ and officers’ liability and fiduciary insurance policies of not less coverage and not less favorable terms than those maintained by our company as of October 23, 2005, provided that annual premiums are no more than 250% of premiums paid by us for such coverage for fiscal year 2004. For a more complete discussion of these provisions of the merger agreement, see the section captioned “— Indemnification; Trustee, Director and Officer Insurance” on page 50.
      Options and Restricted Shares.
      Options. Certain of our employees, including our executive officers, hold options to purchase our common shares, some of which are currently exercisable. In accordance with the terms of the merger agreement, any unexercised options to purchase our common shares held by any such holders, whether or not then vested or exercisable as of the closing of the merger will be exchanged for cash in an amount equal to the product of (1) the number of common shares such holder could have purchased under our option plan (assuming full vesting) had such holder exercised such option in full immediately prior to the merger becoming effective and (2) the excess, if any, of $37.75 over the exercise price per share of such option, which cash payment shall be treated as compensation and shall be net of any withholding tax. The exercise price of each outstanding option is less than $37.75.
      Restricted Shares. Restricted shares issued to certain of our officers as long-term incentive compensation are subject to forfeiture if certain holding periods are not met. As a result of the merger, any restrictions or forfeiture provisions will terminate or lapse and the restricted shares will be treated under the merger agreement in the same manner as our other common shares, including receipt of the per share merger consideration.
      Our executive officers and non-employee trustees will be entitled to receive the following amounts with respect to their existing options to purchase our common shares (based on the difference between $37.75 and the exercise price of the options) and restricted shares (based on the receipt of merger consideration equal to $37.92067 assuming a closing date of the mergers on February 1, 2006 and without regard to any vesting of restricted shares prior to February 1, 2006) upon completion of the merger:

	Share Option	Value of
Executive Officer/Non-Employee Trustee	Amount	Restricted Shares

Gregory T. Mutz	$838,381	$314,059
Allan J. Sweet	2,502,512	722,009
Philip N. Tague	4,042,394	722,009
Robert J. Chapman	2,723,171	572,488
Steve F. Hallsey	275,400	436,088
Gregory A. O’Berry	799,684	337,494
Stephen C. Ross	1,318,583	648,443
Steven L. Small	841,338	648,443
Charles C. Kraft.	388,576	329,910
John E. Allen	71,514	0
Bruce P. Bickner	0	0
Laura D. Gates	0	0
Marc S. Heilweil	68,110	0
Stephen G. McConahey	0	0
John G. Schreiber	195,617	0

TOTAL	$14,065,280	$4,730,943

      Change in Control Payments to Executive Officers. We are a party to employment agreements with each of Gregory T. Mutz, Chief Executive Officer; Allan J. Sweet, President; Philip N. Tague, Executive Vice President; and Robert J. Chapman, Executive Vice President & Chief Financial Officer. The merger agreement provides that each of these executive officers will receive a cash payment immediately prior to the effective time of the merger determined under such agreements to equal three times the sum of such executive’s (A) most recent annual base salary, plus (B) the average of the last three years’ cash bonuses that were awarded and fringe benefits that were includable in his gross income for federal tax purposes, unreduced for any salary deferrals or salary reduction elections. Pursuant to these employment agreements, each of the above executive officers is estimated to receive a payment equal to: $2,696,566 to Mr. Mutz, $1,862,805 to Mr. Sweet, $1,853,805 to Mr. Tague, and $1,521,148 to Mr. Chapman.
      All of the above described agreements also provide for a tax gross-up payment to be made to each officer, equal to the amount of excise taxes incurred by that executive under section 4999 of the Internal Revenue Code as a result of payments made in connection with a change in control plus a tax gross-up payment with respect to such excise tax payment such that the officer would be in the same after-tax position as if no excise tax had been imposed under section 4999 of the Internal Revenue Code.
      We also have employment agreements with certain other employees. Change in control and tax gross-up payments may also be due under certain or all of those employment agreements depending on whether MergerCo or its affiliates retain each such employee as an employee following the merger and certain circumstances such as job responsibility, location and compensation of any such continued employment.
      Annual and Completion Bonuses. Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman will each receive an annual cash bonus for the year 2005, calculated pursuant to a senior executive bonus plan adopted by our board of trustees for 2005 which is similar to what has been in effect in past years. The compensation committee of our board of trustees approved on October 23, 2005 a bonus program providing for an additional bonus to be paid upon completion of the mergers to individuals for their efforts and diligence in negotiating the price, terms and conditions in the mergers and also for their efforts in working with PRIME during the transition period from signing to closing to maintain our business and performance and to work with employees, lenders, co-investment partners, vendors and others to effectuate a successful closing. Any additional bonus is sometimes referred to in this proxy statement as a “completion bonus.”
      The annual cash bonus for 2005 for each of Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman will not be paid until either the closing date of the mergers or the termination of the merger agreement for any of the reasons described in the section captioned “— Termination” on page 48. The annual cash bonus for 2005 for Mr. Mutz is $711,044; for Mr. Sweet is $604,388; for Mr. Tague is $604,388; and Mr. Chapman is $497,731.
      The completion bonuses will only be paid if and when we merge with MergerCo and our operating partnership merges with Merger Partnership and upon the satisfaction or waiver of all other conditions to closing under the merger agreement. The completion bonus for Mr. Mutz is $2,275,000; for Mr. Sweet is $1,625,000; for Mr. Tague is $1,625,000; and for Mr. Chapman is $812,500. The compensation committee also approved an additional $162,500 to be paid as completion bonuses to certain of our employees other than Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman as determined by Mr. Mutz given their contribution and efforts with respect to effectuating the mergers.
      Employment of Certain Executive Officers. As of the date of this proxy Mr. Mutz, Mr. Sweet and Mr. Tague have signed employment agreements, which only become effective if and when the mergers are effective, and which provide for each of their employment by MergerCo for a term of one year from the effective time of the mergers. Those employment agreements provide that each of Mr. Mutz, Mr. Sweet and Mr. Tague will receive his previously approved base salary for 2006 and a bonus that is not less than fifty percent of the bonus he receives for 2005, not taking into account the completion bonus. The 2006 approved salary for Mr. Mutz is $375,000; for Mr. Sweet is $325,000; and for Mr. Tague is $325,000. Each of these employment agreements is terminable at will. If it is terminated within three months, no bonus is payable; thereafter, a prorated bonus would be payable. None of the agreements provide for severance payments and each agreement provides for a one-year non-compete covenant in favor of PRIME.
      Voting Agreement. Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman have entered into a Voting Agreement with PRIME in which each individual has agreed to vote all of the common shares owned by such individual in favor of approving the mergers and against any other competing transaction with a third party and any amendment to our organizational documents that would delay or impede the mergers, unless the merger agreement has been terminated. Each of Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman has also agreed not to transfer any of the common shares owned by him except under certain circumstances permitted in the voting agreement.
      Forgivable Loans. Several of our officers and executives, including Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman, have financed the purchase of our common shares through forgivable loans from our company, all of which were funded prior to December 27, 2001. The terms of each such forgivable loan provides that any outstanding loan balance on such loan will be forgiven upon any change of control of our company such as the mergers. The outstanding loan balances are $0 for Mr. Mutz, and following the scheduled foregiveness of loans on January 1, 2006, $21,006 for Mr. Sweet, $21,006 for Mr. Tague and $17,498 for Mr. Chapman. Certain of our employees other than Mr. Mutz, Mr. Sweet, Mr. Tague and Mr. Chapman have financed the purchase of our common shares through forgivable loans from our company, which also will be forgiven upon the closing of the mergers. The aggregate amount of the principal balances of the loans to these other employees following the scheduled foregiveness of loans on January 1, 2006 is $188,900.
The Merger Agreement
      The following description is a summary of the material terms of the merger agreement. However, the summary does not contain all of the terms of the merger agreement. The full text of the merger agreement is attached as Exhibit A to this proxy statement. We encourage you to read the entire merger agreement.
      The merger agreement attached to the proxy statement as Exhibit A has been included to provide you with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described below, the merger agreement is not intended to be a source of factual, business or operational information about the parties. Such information can be found elsewhere in this proxy statement and in other public filings that we make with the Securities and Exchange Commission. The representations, warranties and covenants made by the parties in the merger agreement are qualified, including by information in the schedules referenced in the merger agreement that we delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of the facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to you. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, they should not be relied upon as statements of factual information.
The Merger
      Under the merger agreement, our company will merge with and into MergerCo, with MergerCo continuing as the surviving company. The closing date of the merger will be no later than the third business day after the closing conditions set forth in the merger agreement are satisfied or waived by us, our operating partnership and PRIME, MergerCo and Merger Partnership, as applicable, or on such other date as agreed to in writing by the parties, but will not occur before February 1, 2006. The merger will become effective when the certificate of merger has been accepted by the Secretary of State of the State of Delaware in accordance with Delaware law and articles of merger have been accepted for record by the State Department of

Assessments and Taxation of Maryland in accordance with Maryland law, or such later time as we and PRIME may agree and designate in the articles of merger and the certificate of merger.
The Partnership Merger
      Under the merger agreement, Merger Partnership will also merge with and into our operating partnership, with our operating partnership continuing as the surviving partnership. The partnership merger will become effective when the certificate of merger is accepted by the Secretary of State of the State of Delaware, or such later time as we and our operating partnership and PRIME, MergerCo and Merger Partnership may agree and designate in the certificate of merger. Under the merger agreement, the partnership merger may not occur unless the merger has been completed. We expect the partnership merger to become effective immediately following the effective time of the merger.
      MergerCo will be the sole general partner of the surviving partnership immediately following the partnership merger. Merger Partnership will be the sole limited partner of the surviving partnership immediately following the partnership merger.
Merger Consideration to be Received by Holders of Our Common Shares
      At the effective time of the merger, each issued and outstanding common share (other than any common shares held by us or any of our wholly owned subsidiaries) will be converted into the right to receive a cash payment of $37.75, without interest, plus an amount in cash equal to $0.48 times the number that is arrived at after dividing (A) the number of days from the last day of the last quarter for which full quarterly dividends on the common shares have been paid up to and including the closing date of the mergers, by (B) the total number of days in the quarter in which the closing date of the mergers occurs without interest. The merger consideration is fixed and will not be adjusted based on changes in the price of our common shares prior to the effective time of the merger. We may continue to declare and pay quarterly dividends not to exceed $0.48 per common share for each full quarter that is completed prior to the effective time of the merger.
Treatment of Share Options and Restricted Shares
      At the effective time of the merger, in connection with the merger and pursuant to the merger agreement, each outstanding option to purchase our common shares under any employee share option or compensation plan, whether or not then exercisable will be cancelled in exchange for the right to receive a cash payment in an amount equal to the product of (a) $37.75 minus the exercise price per share and (b) the number of common shares subject to the option. All payments will be made net of any taxes required to be withheld by us or PRIME. The exercise price of each outstanding option is less than $37.75.
      At the effective time of the merger, all restricted share awards granted under our equity plans (including the AMLI Senior Officer Share Acquisition Plan) will vest in full immediately prior to the effective time of the merger, the restrictions on such awards will terminate and such shares will be considered for all purposes of the merger agreement as outstanding common shares of our company. Holders of such restricted share awards will receive the same per share merger consideration as the other holders of common shares of our company.
Merger Consideration to be Received by Holders of Our Preferred Shares
      At the effective time of the merger, each issued and outstanding Series B preferred share (other than any Series B preferred share held by us or any of our wholly owned subsidiaries) will be converted into the right to receive a cash payment of $37.75, without interest, plus an amount in cash equal to $0.48 times the number that is arrived at after dividing (A) the number of days from the last day of the last quarter for which fully quarterly dividends on the common shares have been paid up to and including the closing date of the mergers, by (B) the total number of days in the quarter in which the closing date of the mergers occurs without interest. The merger consideration for the Series B preferred shares is fixed and will not be adjusted based on changes in the price of our common shares prior to the effective time of the merger or otherwise. We may continue to declare and pay quarterly dividends not to exceed $0.48 per Series B preferred share for each full quarter that is completed prior to the effective time of the merger.
      At the effective time of the merger, each issued and outstanding Series D preferred share (other than any Series D preferred share held by us or any of our wholly owned subsidiaries) will be converted into the right to receive a cash payment of $34.008975 without interest, plus an amount in cash equal to $0.540625 times the number that is arrived at after dividing (A) the number of days from the last day of the last quarter for which fully quarterly dividends on the common shares have been paid up to and including the closing date of the mergers, by (B) the total number of days in the quarter in which the closing date of the mergers occurs, without interest. The merger consideration for the Series D preferred shares is fixed and will not be adjusted based on changes in the price of our common shares prior to the effective time of the merger or otherwise. We may continue to declare and pay quarterly dividends not to exceed $0.540625 per Series D preferred share for each full quarter that is completed prior to the effective time of the merger.
Merger Consideration to be Received by Holders of Common Units of Limited Partnership in Our Operating Partnership
      At the effective time of the partnership merger, each issued and outstanding common unit, other than common units held by us, our operating partnership or its wholly owned subsidiaries, will be converted into and cancelled in exchange for the right to receive $37.75 multiplied by the number of our common shares issuable upon exchange of each limited partnership unit under the Amended and Restated Agreement of Limited Partnership of our operating partnership, without interest, plus an amount in cash equal to $0.48 times the number that is arrived at after dividing (A) the number of days from the last day of the last quarter for which full quarterly dividends on the common units have been paid up to and including the closing date of the mergers, by (B) the total number of days in the quarter in which the closing date of the mergers occurs without interest. We may continue to declare and pay quarterly dividends for each common unit in an amount equal to the quarterly dividend on one common share, not to exceed $0.48 per common share, for each full quarter that is completed prior to the effective time of the partnership merger.
      At the effective time of the partnership merger, each issued and outstanding Series B and Series D unit of limited partnership interest in our operating partnership will be cancelled and retired and will cease to exist, and no payment will be made to holders of those Series B and Series D units.
Payment Procedures
      On or before the effective time of the merger, PRIME will deposit with the exchange agent cash in the amount of the aggregate merger consideration payable to holders of our common shares (including restricted shares), share options, Series B preferred shares, Series D preferred shares and our operating partnership’s common units. As promptly as practicable but in no event later than five business days after the effective time of the merger or the partnership merger, as applicable, the exchange agent will send a letter of transmittal to each such holder that will include detailed instructions on how such holder may exchange such holder’s common or preferred shares or limited partnership units, as applicable, for the applicable merger consideration. The exchange agent will pay our common and preferred shareholders who submit their duly completed letters of transmittal and their share certificates and any other documents reasonably requested by the exchange agent or the surviving company the merger consideration they are entitled to receive, net of any applicable withholding tax. The exchange agent will pay the holders of common limited partnership units of our operating partnership who submit their completed unitholder letter of transmittal and any other documents reasonably requested by the exchange agent or the surviving company the merger consideration they are entitled to receive, net of any applicable withholding tax. No interest will be paid on any cash paid pursuant to the mergers.
      PRIME, MergerCo, Merger Partnership, the surviving company and the surviving partnership will not be liable to any holder of our common shares, Series B preferred shares, Series D preferred shares or common units for any unclaimed merger consideration on such shares or units after the time that applicable laws deem that such property has been abandoned or will escheat to a governmental entity. Immediately prior to the time any merger consideration that is unclaimed would be deemed abandoned or would escheat, such amounts will become the property of the surviving company or the surviving partnership to the extent permitted by applicable law.
      Under Maryland law, because our common shares were listed on the New York Stock Exchange on the record date for determining those common shareholders entitled to notice of, and vote at, the special meeting, appraisal rights are not available to holders of our common shares in connection with the merger. Appraisal rights are also not available to our preferred shareholders under Maryland law, or to the holders of common units of our operating partnership.
Representations and Warranties of Our Company and Our Operating Partnership
      We and our operating partnership have made certain customary representations and warranties to PRIME, MergerCo and Merger Partnership, subject in certain cases to exceptions disclosed pursuant to the merger agreement and to qualifications for materiality set forth in the merger agreement. None of these representations and warranties will survive the effective time of the mergers. These representations and warranties include, but are not limited to, the following:

•	the due organization, good standing and authority of our company, our operating partnership and each of our other subsidiaries;

•	the ownership of our subsidiaries and joint ventures;

•	our capital structure;

•	our and our operating partnership’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the voting agreement;

•	the absence of conflicts, or rights of termination as a result of the transactions contemplated by the merger agreement and the voting agreement under any organizational document, loan or credit agreement, joint venture document, or any law or order;

•	required consents, approvals or authorizations of governmental authorities to complete the transactions contemplated by the merger agreement and the voting agreement;

•	our compliance with the rules and regulations of the Securities and Exchange Commission and its reporting requirements;

•	the absence of certain changes or events since June 30, 2005;

•	the absence of undisclosed material liabilities;

•	the absence of defaults under any organizational documents, certain material agreements and laws;

•	compliance with applicable laws and permits;

•	the absence of certain litigation;

•	tax matters, including REIT qualification matters;

•	appropriate funding of pension and employee benefit plans and compliance with applicable regulations and other pension and benefits matters;

•	labor and employment matters;

•	matters with respect to intangible property;

•	the absence of violations or liabilities under environmental laws, and other environmental matters;

•	property interests, title and encumbrances, zoning, options on properties, management of properties, our construction projects, personal property and physical condition of our properties;

•	insurance matters;

•	receipt of the opinion of our financial advisor in connection with the mergers;

•	the vote required to approve the merger agreement and the mergers and the other transactions contemplated by the merger agreement and the voting agreement;

•	matters with respect to broker’s and finder’s fees;

•	matters with respect to our material contracts;

•	inapplicability of state anti-takeover statutes;

•	matters with respect to related party transactions;

•	the inapplicability of the Investment Company Act of 1940; and

•	the accuracy of information provided by us or any of our subsidiaries for use in this proxy statement.
Representation and Warranties of the Other Parties to the Merger Agreement
      PRIME, MergerCo and Merger Partnership have made certain customary representations and warranties to us, subject to exceptions disclosed to us and to customary qualifications for materiality set forth in the merger agreement. None of the representations and warranties will survive the effective time of the merger. These representations and warranties include, but are not limited to, the following:

•	their due organization and good standing;

•	their authorization to enter into the merger agreement and the voting agreement and to complete the transactions contemplated by the merger agreement and the voting agreement;

•	the absence of conflicts, or rights of termination as a result of the transactions contemplated by the merger agreement and the voting agreement under their organizational documents, loan or credit agreement, joint venture document, law or order;

•	required consents, approvals or authorizations of governmental authorities to complete the transactions contemplated by the merger agreement and the voting agreement;

•	the accuracy of information provided by PRIME or any of its subsidiaries for use in this proxy statement;

•	that MergerCo was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has engaged in no other business activities;

•	matters with respect to broker’s and finder’s fees;

•	the absence of litigation or legal proceedings that would reasonably be likely to cause any of the transactions contemplated by the merger agreement or the voting agreement to be rescinded following their completion, or materially impair or delay the ability to PRIME, MergerCo or Merger Partnership to perform its obligations under the merger agreement or the voting agreement; and

•	that PRIME, MergerCo, Merger Partnership and Morgan Stanley Asset Funding Inc. will have sufficient funds at the effective time of the mergers to pay the aggregate merger consideration, as described in greater detail under the section captioned “— Financing Commitment” on page 47 below.
Covenants Regarding Conduct of Our Business
      During the period from October 23, 2005 to the earlier of the termination of the merger agreement or the effective time of the merger of our operating partnership, we and our operating partnership have agreed to, and have agreed to cause our subsidiaries to, (i) carry on our respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable law and (ii) to the extent consistent with the foregoing clause (i), use commercially reasonable efforts to preserve intact in all material respects our respective business organizations, goodwill, ongoing businesses and relationships with third parties; to keep available the services of our present officers and employees; and to maintain our status and the status of each applicable subsidiary as a REIT.
      Without limiting the foregoing, subject to certain exceptions disclosed to PRIME, MergerCo and Merger Partnership in connection with the merger agreement, we and our operating partnership have also agreed not to, and have agreed to cause our subsidiaries not to, without the written consent of PRIME, among other things:

•	declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of our shares, stock or the partnership interests, shares, stock or other equity interests in any our of subsidiaries that is not directly or indirectly wholly owned by us, other than (i) regular, cash distributions at a rate not in excess of (x) $0.48 per share of our common shares, declared and paid quarterly, (y) $0.48 per share of our Series B preferred shares, declared and paid quarterly and (z) $0.540625 per share of our Series D preferred shares, declared and paid quarterly, in each case, in accordance with past practice, (ii) corresponding distributions payable to each holder of units in our operating partnership and (iii) dividends or distributions, declared, set aside or paid by any of our wholly owned subsidiaries to us or any of our direct or indirect wholly owned subsidiaries provided that we may make dividend payments required by the Internal Revenue Code to maintain our REIT status and to eliminate U.S. federal income tax liability in accordance with the provisions of the merger agreement;

•	split, combine or reclassify any shares, stock, partnership interests or other equity interests or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests;

•	purchase, redeem or otherwise acquire any of our common shares, stock, other equity interests or securities; the partnership interests, stock, other equity interests or securities of any of our subsidiaries; or any options, warrants or rights to acquire, or security convertible into, our common shares, stock, other equity interest or securities or the partnership interests, stock or other equity interests in any of our subsidiaries;

•	classify or re-classify our unissued common shares, shares of stock, units, interests, any other voting or redeemable securities or stock based performance units of us or any of our subsidiaries;

•	authorize for issuance, issue, deliver, sell, or grant our common shares, shares of stock, units, interests, any other voting or redeemable securities or stock based performance units of us or any of our subsidiaries;

•	authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any of our common shares, shares of stock, units, interests, any other voting or redeemable securities, or stock based performance units of us or any of our subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities;

•	amend or waive any option to acquire our common shares;

•	amend our declaration of trust or bylaws, or any other comparable organizational documents of any of our subsidiaries;

•	merge, consolidate or enter into any other business combination transaction, except as permitted by the non-solicitation provisions of the merger agreement; acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in or all or substantially all of the assets of any individual, entity, division or business;

•	make, undertake or enter into any new commitments obligating us or any of our subsidiaries to make, capital expenditures (i) from October 23, 2005 until December 31, 2005, in excess of 105% of the total amounts set forth in the capital expenditure budgets that were provided to PRIME, MergerCo and Merger Partnership by us and (ii) for the period beginning on January 1, 2006 and ending on the earlier of the termination of the merger agreement and the effective time of the merger, in excess of 105% of the total amounts set forth in our 2006 capital budgets;

•	make, undertake or enter into any new commitments obligating us or any of our subsidiaries to undertake any substantial renovation or rehabilitation of any of our properties;

•	acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend any commitment in any material respect;

•	commence construction of, or enter into any commitment to develop or construct, other real estate projects involving in excess of $500,000;

•	incur indebtedness (secured or unsecured) except for draws under our revolving lines of credit for working capital purposes and, subject to certain limitations, indebtedness to fund certain commitments disclosed to PRIME, MergerCo and Merger Partnership;

•	modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of October 23, 2005;

•	sell, mortgage, subject to lien, lease or otherwise dispose of any of our properties, including by the disposition or issuance of equity securities in any entity that owns our properties;

•	sell, lease, mortgage, subject to lien or otherwise dispose of any of our personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate, or in connection with sales of any of our properties as permitted under the merger agreement;

•	acquire any personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice or in connection with acquisitions permitted under the merger agreement;

•	(i) assume or guarantee the indebtedness of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another individual or entity or enter into any arrangement having the economic effect of any of the foregoing, (ii) prepay, refinance or amend any existing indebtedness, (iii) make any loans, advances, capital contributions or investments in any other individual or entity or (iv) pledge or otherwise encumber shares of capital stock or securities in our company or any subsidiary of our company;

•	make or rescind any express or deemed material election relating to taxes unless we reasonably determine, after prior consultation with PRIME, that such action is required by law or is necessary or appropriate to preserve our status as a REIT or the partnership status of our operating partnership or any other subsidiary of our company that files tax returns as a partnership for U.S. federal income tax purposes, provided that we are free to designate any dividend paid as “capital gains dividends” within the meaning of the Internal Revenue Code;

•	enter into, or amend or modify any tax protection agreement, or take any action that would, or could reasonably be expected to, violate any tax protection agreement or otherwise give rise to any liability with respect thereto;

•	amend any tax return in any material respect;

•	except as may be required by the SEC, applicable law or generally accepted accounting principles, (i) fail to maintain books and records in all material respects in accordance with generally accepted accounting principles consistently applied; (ii) change any methods, principles or practices of accounting in effect; (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes that does not individually or in the aggregate exceed $500,000, or change any methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of U.S. federal income tax returns for the taxable year ended December 31, 2004; or (iv) revalue in any material respect any assets, including writing-off accounts receivable;

•	other than as set forth in the merger agreement, (i) adopt, amend or terminate any of our employee benefit plans or adopt any new employee benefit plan, or grant any new stock appreciation rights, options, restricted shares or any other equity-based awards; (ii) enter into or amend any employment severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement or, except with respect to non-officer employees in the ordinary course of business consistent with past practice, grant or become obligated to grant any increase in the compensation or benefits of officers or employees; (iii) grant any severance or termination pay, or any increase thereof, to any trustee, director, officer or employee, except payments made pursuant to written agreements or plans outstanding on October 23, 2005; (iv) increase the number of our full-time permanent employees by an amount inconsistent with past practice; or (v) establish, pay, agree to grant or increase any special bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

•	subject to certain exceptions, settle or compromise any material litigation, including any shareholder derivative or class action claims;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of our company or any of our company’s subsidiaries;

•	fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance coverage substantially similar in all material respects to the insurance coverage maintained by our company and the subsidiaries of our company on October 23, 2005;

•	amend, terminate, waive compliance with, breach or assign any material term of any material contract or enter into a new contract, agreement or arrangement that, if entered into prior to October 23, 2005, would have been required to be disclosed pursuant to the merger agreement;

•	fail to use commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of our company or any subsidiary of our company;

•	fail to (i) duly and timely file all material reports, tax returns and other material documents required to be filed with all governmental entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by law or (ii) cause all such reports and other documents to be complete and accurate in all material respects when filed;

•	fail to pay any material taxes or other material debts when due;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in our balance sheet dated as of June 30, 2005;

•	change the ownership of any subsidiary of our company;

•	amend the terms of any of our or our subsidiaries’ outstanding securities;

•	take any action that, individually or in the aggregate, would reasonably be expected to cause any of the conditions to the closing of the merger contained in the merger agreement not to be satisfied; or

•	agree in writing or otherwise to take any action inconsistent with any of the foregoing.

Other Covenants
      We and the other parties to the merger agreement have agreed to various other covenants in the merger agreement. Some of these covenants are mutual, while others have been made either only by our operating partnership and/or our company or only by MergerCo, Merger Partnership and/or PRIME.
      The mutual covenants include, but are not limited to:

•	using commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the merger agreement and to complete and make effective the merger, the partnership merger and the other transactions contemplated by the merger agreement, including obtaining all necessary consents, waivers, approvals, and exemptions from governmental entities and other third parties and executing and delivering any additional documents necessary to complete the mergers, provided that PRIME will not be required to dispose of or hold separate or to restrict its ownership of any of assets or liabilities of itself or of our company or agree to take any action, if such action or agreement individually or in the aggregate would reasonably be expected to have a material adverse effect on (i) our company and our subsidiaries, taken as a whole, or (ii) PRIME and its subsidiaries, taken as a whole;

•	cooperating to prepare this proxy statement and to have this proxy statement cleared by the SEC as promptly as practicable after it is filed with the SEC;

•	certain covenants relating to tax matters, including a covenant to not take or omit to take any action prior to the effective time of the merger that would or may jeopardize, or is inconsistent with, our company’s or our applicable subsidiaries’ status as a REIT or the status as a partnership of our operating partnership or any of our subsidiaries that are organized and existing as partnerships or limited liability companies for tax purposes for any period; and

•	subject to certain exceptions, consulting each other and obtaining the other party’s prior consent (not to be unreasonably withheld) before making any public announcement.
      The covenants that our operating partnership and/or our company made include, but are not limited to:

•	preparing and filing this proxy statement with the SEC and using commercially reasonable efforts to cause this proxy statement to be mailed to our shareholders at the earliest practicable date;

•	holding a special meeting of our common shareholders to vote on the merger;

•	recommending through our board of trustees that our common shareholders approve the merger at the special meeting, except to the extent our board has withdrawn such recommendation in accordance with the merger agreement;

•	in case we have not received sufficient vote for the merger at the special meeting of shareholders, adjourning the meeting to a date between 10 and 20 days of the date of adjournment and continuing to use commercially reasonable efforts to solicit proxies for approval of the merger;

•	providing PRIME, MergerCo, Merger Partnership and their representatives with access to the properties, offices, books, contracts, personnel, records and other information of our company and our company’s subsidiaries; and

•	using reasonable best efforts to obtain a tax opinion regarding our, and certain of our subsidiaries’, status as REITs from outside legal counsel.
      The covenants MergerCo, Merger Partnership and/or PRIME have made include, but are not limited to:

•	paying the amounts due to our senior executive officers under their employment agreements on or as soon as reasonably practicable after the closing date of the merger and causing the surviving company to pay any severance payments owed to our and our subsidiaries’ employees on and after the closing date of the merger; and

•	providing or causing the surviving company to provide our employees who remain employed by PRIME or its subsidiaries, for a period of not less than one year after the effective time of the merger, compensation and employee benefits (other than equity-based compensation) that are substantially comparable to their compensation and benefits immediately before the effective time of the merger.
No Solicitation
      Pursuant to the merger agreement, we, our operating partnership and our subsidiaries may not, and may not directly or indirectly authorize or permit any of our respective trustees, officers, employers, agents, affiliates or representatives to (i) initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any “competing transaction,” as defined below, (ii) enter into discussions or negotiate with any individual or entity in furtherance of any such inquiries or to obtain a competing transaction and (iii) release any individual or entity from any standstill agreement or similar obligation to us or any of our subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements in effect as of October 23, 2005, by virtue of the execution and announcement of the merger agreement. The merger agreement further provides that our company and our operating partnership will, and will cause our other subsidiaries to, take all actions reasonably necessary to cause our respective officers, trustees, directors, employees, agents, affiliates or representatives to immediately cease any discussions, negotiations or communications with any party or parties with respect to any competing transaction.
      For purposes of the merger agreement, a “competing transaction” means any of the following (other than the transactions expressly provided for in the merger agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving us or our operating partnership (or any of our other subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets (including by means of an issuance, sale or other disposition of voting securities) of our company and our company’s subsidiaries, taken as a whole, or of 30% or more of any class of voting securities of our company, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 30% or more of any class of voting securities of our company (or any of our company’s subsidiaries).
      We and our operating partnership are required to notify PRIME promptly following receipt of, and in any event within 24 hours after our chief executive officer has received, the relevant details relating to any inquiry or proposal (including the identity of the parties, price and other terms) which we, our operating partnership, any of our other subsidiaries or our respective officers, trustees, directors, employers, agents, affiliates or representatives receives after October 23, 2005 relating to any matter described in the preceding two paragraphs. We are also required to keep PRIME reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal.
      Notwithstanding these restrictions, following our receipt of a proposal from a third party for a competing transaction (that was not solicited, encouraged or facilitated in violation of our obligations set forth above), our board of trustees may contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of completion, so as to determine whether the proposal for a competing transaction is reasonably likely to lead to a “superior competing transaction,” as defined below. If our board of trustees determines in good faith following consultation with its legal and financial advisors that such proposal for a competing transaction is reasonably likely to lead to a superior competing transaction and, after having negotiated with PRIME any proposed amendments (as described below) and after consultations with outside legal counsel, that failure to take action would be inconsistent with its duties to our company or our shareholders under applicable law, our board of trustees (directly or through representatives) may:

•	furnish non-public information with respect to our company and our company’s subsidiaries to the third party who made such proposal, provided that we have furnished, or concurrently furnish such information to PRIME, that such third party sign a confidentiality agreement that is at least as favorable to us as the one signed by PRIME, and that PRIME is notified in writing prior to providing any such information;

•	disclose to our shareholders any information required to be disclosed under applicable law;

•	participate in negotiations regarding such proposal; and

•	following receipt of a proposal for a competing transaction that constitutes a superior competing transaction, but prior to obtaining common shareholder approval of the merger, (i) fail to make, withdraw or modify in a manner adverse to PRIME its recommendation to our shareholders that they approve the merger or recommend that our common shareholders approve such superior competing transaction; (ii) terminate the merger agreement for the purpose of entering into a binding written agreement concerning a superior competing transaction pursuant to the relevant termination provision of the merger agreement (which includes payment of the $40 million break-up fee); or (iii) take any action that any court of competent jurisdiction orders us to take.

      Our board of trustees may not take any of the actions referred to in the immediately preceding bullet points unless not fewer than three business days prior to doing so, our company has negotiated in good faith with PRIME concerning any proposed amendments to the merger agreement, the voting agreement or the transactions contemplated by the merger agreement or the voting agreement. In addition, neither our company nor our board of trustees may recommend any competing transaction that is not a superior competing transaction.
      For purposes of the merger agreement, a “superior competing transaction” means a bona fide, unsolicited, written proposal for a competing transaction made by a third party which our board of trustees determines (after taking into account any amendments to the merger agreement, the voting agreement or the transactions contemplated by the merger agreement or the voting agreement proposed by PRIME), in good faith and after consultation with its financial and legal advisors, is on terms which are more favorable from a financial point of view (including financing terms, any termination fee or expense reimbursement payable under the new proposed merger agreement, any conditions to the consummation of the new proposed merger agreement and the likelihood of the competing transaction proposal being completed) to our common shareholders than the mergers and the other transactions contemplated by the merger agreement.
Conditions to the Mergers
      The parties’ obligations to complete the mergers are subject to the conditions specified in the merger agreement. Some of the conditions are mutual, meaning that if the condition is not satisfied, none of the parties would be obligated to close the mergers. In addition, the merger agreement includes additional conditions in favor of either PRIME, MergerCo and Merger Partnership or us and our operating partnership, meaning that if the condition is not satisfied that party could waive it to the extent legally permissible and the other party would remain obligated to close the mergers.
      The mutual conditions are:

•	approval of the merger by our common shareholders; and

•	absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the partnership merger or any of the other transactions or agreements contemplated by the merger agreement or the voting agreement.
      The additional conditions in favor of PRIME, MergerCo and Merger Partnership, which can be waived to the extent legally permissible by such parties if they are not satisfied, are:

•	our representations and warranties and those of our operating partnership contained in the merger agreement, in case of representations and warranties qualified by materiality or material adverse effect, being true and correct (without giving effect to such qualifier) except as would not individually or in the aggregate constitute a material adverse effect, and in case of representations and warranties not qualified by materiality or material adverse effect, being true and correct in all material respects, as of October 23, 2005 and as of the closing of the merger as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

•	performance in all material respects of our and our operating partnership’s covenants and obligations under the merger agreement at or prior to the effective time of the merger;

•	absence of any changes, events or circumstances subsequent to October 23, 2005 that would, individually or in the aggregate, constitute a material adverse effect on us, as described in the section captioned “The Mergers — Definition of Material Adverse Effect” on page 50;

•	delivery to PRIME of certificates signed on our behalf by our chief executive officer and our chief financial officer as to the satisfaction of the above three conditions;

•	absence of (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of five hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (iv) a material acceleration or worsening of any conditions set forth in clauses (i), (ii) or (iii) above that existed as of October 23, 2005, provided that this condition will be deemed satisfied upon the expiration of 30 days after any party’s assertion of this condition; and

•	delivery to PRIME and MergerCo of a tax opinion of Mayer, Brown, Rowe & Maw LLP, our tax counsel (or other nationally recognized tax counsel satisfactory to PRIME), dated as of the closing date of the merger, opining that each of our company and our company’s subsidiaries that file tax returns as a REIT (i) has been organized and has operated in conformity with the requirements for qualification as a REIT for all taxable periods commencing with the date of its formation through its taxable year ending on or before the closing date of the mergers and (ii) solely with respect to such of our subsidiaries, is organized in conformity with the requirements for qualification as a REIT and its current method of operation and ownership will enable it to meet the requirements for qualification as a REIT for the taxable year ending on the closing date of the mergers, deeming for this purpose that the closing date of the mergers is the end of the taxable year for such subsidiaries.

      The additional conditions in our and our operating partnership’s favor, which can be waived by us to the extent legally permissible if they are not satisfied, are:

•	the representations and warranties of PRIME, MergerCo and Merger Partnership contained in the merger agreement, in case of representations and warranties qualified by materiality being true and correct, and in case of representations and warranties not qualified by materiality, being true and correct in all material respects, as of October 23, 2005 and as of the closing of the merger as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

•	performance in all material respects of the covenants and obligations of PRIME, MergerCo and Merger Partnership under the merger agreement at or prior to the effective time of the merger; and

•	delivery to us and our operating partnership of certificates signed on behalf of PRIME, MergerCo and Merger Partnership by the president and the chief financial officer of PRIME as to the satisfaction of the above two conditions.
Financing Commitment
      PRIME, MergerCo and Merger Partnership have represented to us that they will have the merger consideration available at the effective time of the merger. We and our operating partnership were provided with a copy of the financing commitment letter dated October 19, 2005 between PRIME and Morgan Stanley Asset Funding Inc., entered into in connection with the transactions contemplated by the merger agreement. PRIME, MergerCo and Merger Partnership have also represented to us that the financing commitment letter is effective and has not been withdrawn or modified, all due and payable commitment fees thereunder have been paid and, to the knowledge of PRIME, the conditions set forth in the financing commitment letter will be able to be satisfied prior to the effective time of the merger.
Termination
      The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required common shareholder approval for the merger is obtained:

•	by mutual written consent of us and PRIME;

•	by PRIME, MergerCo and Merger Partnership, if we breach any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of our representations or warranties become untrue, in either case such that the related conditions to the obligations of PRIME, MergerCo and Merger Partnership to close the merger would be incapable of being satisfied by April 30, 2006 (or such later date if PRIME delays the closing of the merger due to certain market conditions in accordance with the merger agreement), which date we refer to in the proxy statement as the termination date;

•	by us and our operating partnership, if PRIME, MergerCo or Merger Partnership breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representations or warranties of PRIME, MergerCo and Merger Partnership become untrue, in either case such that the related conditions to the obligations of our company and our operating partnership to close the mergers would be incapable of being satisfied by the termination date;

•	by either us and our operating partnership or PRIME, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the completion of the merger becomes final and nonappealable;

•	by either us and our operating partnership or PRIME, if the merger shall not have been completed before the termination date, provided that if a party has materially breached a representation, warranty or covenant set forth in the merger agreement, it will not be entitled to exercise its right to terminate the merger agreement for this reason;

•	by either us or PRIME if our common shareholders fail to approve the merger as contemplated by the merger agreement;

•	by us if, prior to obtaining common shareholder approval of the merger, our board of trustees authorizes us, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a superior competing transaction, provided that for the termination to be effective, we must pay the break-up fee in accordance with the merger agreement, as discussed in the section captioned “— Break-up Fees and Expenses” on page 49 (we refer to this as our superior transaction termination right);

•	by PRIME, if our board of trustees (directly or through representatives), following our receipt of a proposal from a third party for a competing transaction that constitutes a superior competing transaction and prior to obtaining common shareholder approval of the merger, and subject to complying with the terms of the merger agreement, (i) fails to make, or withdraws or modifies in a manner adverse to PRIME, its recommendation to our common shareholders that they approve the merger or recommends that our common shareholders approve such superior competing transaction; (ii) terminates the merger agreement as provided in the preceding bullet; (iii) takes any action that any court of competent jurisdiction orders us to take in connection with a superior competing transaction; or (iv) publicly announces a decision or intention to take any action specified in clauses (i), (ii) or (iii) above (we refer to this as PRIME’s superior transaction response termination right); or

•	by PRIME, if we intentionally breach our obligations under the merger agreement to call or hold the special meeting of our common shareholders for the purpose of considering the merger or to mail this proxy statement to our common shareholders in advance of the special meeting.

      A terminating party is required to provide written notice of termination to the other parties to the merger agreement, specifying with particularity the basis for such termination. If more than one reason to terminate the merger agreement is available, a terminating party may rely on any or all available reasons for any such termination.
Break-up Fees and Expenses
      We and our operating partnership have agreed to reimburse PRIME for “break-up expenses” equal to PRIME’s out-of-pocket, third-party expenses incurred from and after September 21, 2005 in connection with the merger agreement and the other transactions contemplated by the merger agreement, including reasonable attorneys’, accountants’ and investment bankers’ fees, if:

•	PRIME, MergerCo and Merger Partnership terminate the merger agreement because we breach any representation, warranty, covenant or agreement set forth in the merger agreement, or because any of our representations or warranties become untrue, in either case such that the related conditions to the obligation of PRIME, MergerCo and Merger Partnership to close the mergers would be incapable of being satisfied by the termination date; or

•	we or PRIME terminate the merger agreement because our common shareholders fail to approve the merger.
      We and our operating partnership have also agreed to pay PRIME a break-up fee equal to $40 million, if:

•	we exercise our superior transaction termination right;

•	PRIME exercises its superior transaction response termination right; or

•	PRIME terminates the merger agreement because we intentionally breach our obligations under the merger agreement to call or hold the special meeting of our common shareholders for the purpose of considering the merger or to mail this proxy statement to our common shareholders in advance of the special meeting.
      We and our operating partnership have also agreed to pay PRIME the break-up fee of $40 million less any break-up expenses previously paid, if each of the following occurs:

•	(i) PRIME, MergerCo and Merger Partnership terminate the merger agreement because we breach any representation, warranty, covenant or agreement set forth in the merger agreement, or because any of our representations or warranties become untrue, in either case such that the related conditions to the obligation of PRIME, MergerCo and Merger Partnership to close the merger would be incapable of being satisfied by the termination date; or (ii) we or PRIME terminate the merger agreement because our common shareholders fail to approve the merger; and

•	after October 23, 2005 and prior to any termination pursuant to clause (i) or (ii) above, an individual or entity makes a proposal that constitutes a competing transaction under the terms of the merger agreement; and

•	within nine months of any termination pursuant to clause (i) or (ii) above, we complete a competing transaction or enter into a written agreement with respect to a competing transaction that is ultimately completed, with any individual or entity.
      PRIME has agreed to reimburse us and our operating partnership for our out-of-pocket, third-party expenses incurred from and after September 21, 2005 in connection with the merger agreement and the other transactions contemplated by the merger agreement, if we and our operating partnership terminate the merger agreement because PRIME, MergerCo and Merger Partnership breach any representation, warranty, covenant or agreement set forth in the merger agreement, or because any representations or warranties of PRIME, MergerCo and Merger Partnership become untrue, in either case such that the related conditions to the obligation of our company and our operating partnership to close the merger would be incapable of being satisfied by the termination date.
Amendment of the Merger Agreement
      The parties may amend the merger agreement in writing by action of their respective board of trustees or board of directors, or other comparable bodies, at any time before or after our common shareholders approve the merger and prior to the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland, provided that after our common shareholders approve the merger, no amendment to, modification of or supplement to the merger agreement can be made that would require the approval of our common shareholders without first obtaining such shareholder approval.
Indemnification; Trustee, Director and Officer Insurance
      The merger agreement provides that, in the event of any threatened or actual claim, action, suit, demand, proceeding, or investigation whether civil, criminal or administrative, in which any person who is, has been or becomes prior to the effective time of the merger a trustee, director or officer of our company or any of our subsidiaries (collectively, the “indemnified parties”) is, or is threatened to be, made a party because (i) the person is or was a trustee, director, officer, employee or agent of our company or one of our subsidiaries at or prior to the effective time of the merger, (ii) the person is or was serving at our request as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at or prior to the effective time of the merger or (iii) of the negotiation, execution or performance of the merger agreement, any agreement or document contemplated by or delivered in connection with the merger agreement or any of the transactions contemplated by the merger agreement, we and, after the effective time of the merger, the surviving company will indemnify and hold harmless each indemnified party to the fullest extent that a Maryland corporation is permitted under applicable law to indemnify its own officers and directors against any liability or expense incurred in connection with any of these claims or proceedings.
      The merger agreement also provides that all rights to indemnification existing in favor of, and all exculpations and limitations of personal liability of, the indemnified parties provided for in our organizational documents, as well as the specified indemnification agreements as in effect on October 23, 2005 with respect to matters occurring at or prior to the effective time of the merger, including the merger, will continue in full force and effect in accordance with their terms.
      The merger agreement further provides that, for a period of six years after the effective time of the merger, MergerCo, as the surviving company, will, and PRIME will cause the surviving company to, maintain in effect, with respect to actions and omissions occurring at or prior to the effective time of the merger, trustees’, directors’ and officers’ liability insurance and fiduciary insurance policies of not less than the existing coverage under, and having other terms not less favorable to the insured persons than, the trustees’, directors’ and officers’ liability insurance coverage maintained by our company as of October 23, 2005, provided that, in satisfying such obligation, neither PRIME nor MergerCo is obligated to pay annual premiums in excess of 250% of the aggregate annual amount that our company and our company’s subsidiaries paid for such insurance coverage in fiscal year 2004, as disclosed to PRIME prior to the date of the merger agreement.
      The provisions of the merger agreement described under this section captioned “Indemnification; Trustee, Director and Officer Insurance” are intended for the benefit of the indemnified parties and are enforceable by the indemnified parties.
Definition of Material Adverse Effect
      Under the merger agreement, a “material adverse effect” means, with respect to our company, any change, event, effect, liability or set of circumstances, when taken together with all other adverse changes, events, effects, liabilities or sets of circumstances that have occurred, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of our company and our subsidiaries taken as a whole. However, any change, event, effect, liability or set of circumstances resulting from the following will not be considered a material adverse effect:

•	changes in conditions (including changes in law or generally accepted accounting principles) affecting the multifamily residential or real estate industries generally, the United States of America or global economy, which do not affect our company or our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the multifamily residential industry;

•	the announcement or performance of the merger agreement or the transactions contemplated by the merger agreement and the voting agreement;

•	the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the Unites States of America, which does not affect our company or our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the multifamily residential industry; and

•	earthquakes, hurricanes, other natural disasters or acts of God, which do not affect our company or subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the multifamily residential industry.
Regulatory Approvals
      No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with either the merger or the partnership merger.
CONDUCT OF OUR COMPANY IN THE EVENT
THE MERGERS ARE NOT COMPLETED
      In the event the mergers are not completed for any reason, we will continue to pursue our strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for our shareholders over time. In addition, in such event, we may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity securities.
FEES AND EXPENSES
      We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $12.2 million, assuming the mergers and the related transactions are completed.
MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER
      The following are the material U.S. federal income tax considerations that you should take into account in determining whether to vote for or against the proposal. This discussion is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax considerations, or any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending upon your particular situation. Also, this discussion does not address various tax rules that may apply if you are a shareholder subject to special treatment under the Internal Revenue Code, such as a dealer, financial institution, insurance company, tax-exempt entity, pass-through entity, U.S. expatriate, non-U.S. shareholder (except as discussed below), a person who holds our common shares as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion” transaction, a person that has a functional currency other than the U.S. dollar, a person who is subject to the alternative minimum tax, a person who holds more than 5% of our common shares, an investor in a pass-through entity, or if you do not hold our common shares as a capital asset.
      A U.S. shareholder is a U.S. citizen or resident alien individual as defined in the Internal Revenue Code, a domestic corporation or entity that has elected to be treated as a domestic corporation for U.S. federal income tax purposes, an estate the income from which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all of the substantial decisions of the trust. A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.
      THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.
      Consequences to Us of the Merger. We will treat the merger as if we had sold all of our assets to MergerCo in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our shareholders in exchange for our common shares.
      Consequences to You of the Merger — U.S. Shareholders. The merger will be treated as a taxable sale by you of your common shares of our company in exchange for the merger consideration. As a result, if you are a U.S. shareholder, you will recognize capital gain or loss with respect to your shares, measured by the difference between your adjusted tax basis in the shares exchanged and the amount of cash received for those shares. Your gain or loss will constitute long-term capital gain or loss if you held your shares for more than one year as of the effective time of the merger. However, a shareholder who has held our shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Internal Revenue Code, and who recognizes a loss with respect to those shares will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us, or such shareholder’s share of any designated retained capital gains, with respect to those shares. In addition, the Internal Revenue Service, sometimes referred to in this proxy statement as the IRS, has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate shareholders, to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” If you hold blocks of shares which were acquired separately at different times and/or prices, you must calculate separately your gain or loss for each block of shares.
      Consequences to You of the Merger — Non-U.S. Shareholders. If you are a non-U.S. shareholder, generally you will recognize capital gain or loss with respect to your common shares calculated in the same manner as for U.S. shareholders above. The manner in which you will be subject to U.S. federal income taxation on your capital gain or loss is complex and will depend on various factors, including the treatment of the merger for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. In particular, the consequences to non-U.S. shareholders will depend on whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing sales of REIT shares, consistent with the treatment of the merger as a sale of shares for purposes of determining the tax consequences to U.S. shareholders, or whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for U.S. federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and therefore both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. shareholders than the provisions of FIRPTA governing sales of REIT shares, and non-U.S. shareholders should consult with their tax advisors regarding the possible application of those provisions.
      Tax Consequences if the Merger is Treated as a Taxable Sale of Shares by our Non-U.S. Shareholders. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of shares, then you should not be subject to U.S. federal income taxation on any gain or loss from the merger unless (a) the gain is effectively connected with a trade or business that you conduct in the United States, (b) you are an individual who has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied, or (c) your shares constitute a “U.S. real property interest” under FIRPTA.
      If your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as U.S. shareholders.
      If you are a non-U.S. shareholder who is an individual and has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains. In addition, non-U.S. shareholders may be subject to applicable alternative minimum taxes.
      If your shares constitute a “U.S. real property interest” under FIRPTA, you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as U.S. shareholders. Shares of a U.S. corporation that holds primarily U.S. real estate, like a REIT, ordinarily are classified as “U.S. real property interests”, and gain recognized by a non-U.S. shareholder on the sale of such shares would be taxable under FIRPTA unless an exception applies. As a result, your shares generally will constitute a “U.S. real property interest” unless (a) we are a “domestically-controlled REIT” at the effective time of the merger, and (b) you do not hold, and have not held, more than 5% of the total fair market value of our common shares of beneficial interest at any time during the shorter of (x) the five-year period ending with the effective date of the merger or (y) your holding period for your shares. We will be a “domestically-controlled REIT” at the effective time of the merger if non-U.S. shareholders held less than 50% of the value of our shares at all times during the five-year period ending with the effective time of the merger. Although we currently anticipate that we will qualify as a “domestically-controlled REIT,” no assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a domestically-controlled REIT at the effective time of the merger.
      Tax Consequences if the Merger is Treated as Giving Rise to a Distribution of Gain to our Non-U.S. Shareholders from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the merger consideration in the deemed liquidating distribution will be treated as a sale or exchange of our common shares of beneficial interest for purposes of FIRPTA, which is consistent with the general treatment of the merger for U.S. federal income tax purposes for U.S. shareholders. It is possible, however, that the IRS may assert that the merger consideration you receive is subject to tax under FIRPTA as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger, and not as a sale of our common shares of beneficial interest. Although the matter is not free from doubt, we believe it is likely that even if the IRS were successful in making this assertion, then such distribution would not be taxed under FIRPTA if a special look-through exception for distributions paid by publicly-traded REITs applies to such distribution. The “look-through exception” would apply if (a) the deemed distribution is attributable to a class of our shares that is regularly traded on an established securities market located in the United States and (b) you do not own more than 5% of such class of shares at any time during the taxable year. There is some risk that, even if the look-through exception would apply to you, the merger consideration could be treated as an ordinary dividend distribution from us. In that case you generally would be subject to a 30% tax on the gross amount of the merger consideration you receive, unless you are eligible for a lower rate under an applicable income tax treaty with the United States. If the look-though exception would not apply to you, you generally would be subject to U.S. federal income tax at capital gain rates on the merger consideration you receive, to the extent your merger consideration is treated as a distribution attributable to gain from the deemed sale by us to MergerCo of “U.S. real property interests.” In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax on such gain.

      Income Tax Treaties. If you are eligible for treaty benefits under an income tax treaty with the United States, you may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.
      U.S. Withholding Tax on Merger Consideration. Although the matter is not free from doubt, we intend to take the position that no amount of merger consideration payable to non-U.S. shareholders is subject to withholding, regardless of whether the merger is treated as a taxable sale of your shares or as giving rise to a distribution of gain from the disposition of our real estate assets. If you are a non-U.S. shareholder and hold your shares through a nominee, that nominee may take a contrary position and conclude that withholding applies to the merger consideration payable to you. You may be entitled to a refund or credit against your U.S. tax liability, if any, with respect to any amount withheld, provided that the required information is furnished to the IRS on a timely basis. You should consult your tax advisor and, if applicable, your nominee, regarding withholding tax considerations. Even if the merger consideration is not subject to withholding, you may be subject to U.S. federal income tax as described above under the section captioned “ — Tax Consequences if the Merger is Treated as a Taxable Sale of Shares by our Non-U.S. Shareholders” on page 53 and the section captioned “ — Tax Consequences if the Merger is Treated as Giving Rise to a Distribution of Gain to our Non-U.S. Shareholders from the Disposition of U.S. Real Property Interests” on page 53.
      Consequences to Holders of Preferred Shares. The merger will be treated as a taxable transaction for holders of our preferred shares. The U.S. federal income tax consequences to holders of preferred shares generally will be the same as the consequences to holders of our common shares described above.
      Information Reporting and Backup Withholding. Under certain circumstances you may be subject to information reporting and backup withholding with respect to your merger consideration. Backup withholding generally will not apply if you are a corporation or other exempt entity, or you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS Form W-9 if you are a U.S. shareholder, or on the applicable Form(s) W-8 if you are a non-U.S. shareholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your U.S. federal income tax liability. You should consult your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF OUR COMPANY
      The following table sets forth the beneficial ownership of the common shares as of November 15, 2005 for (1) each person who is known to AMLI to have been the beneficial owner of more than five percent of the common shares outstanding on November 15, 2005, (2) each trustee of our company and each executive officer of our company named in the summary compensation table in our 2005 annual meeting proxy statement and (3) our trustees and executive officers as a group. The number of common shares beneficially owned by a person includes the number of common shares into which common units or Series B Preferred Shares beneficially owned by the person are exchangeable and convertible and the number of common shares for which a person holds an option, exercisable within sixty days of November 15, 2005, to acquire.

	Common Shares	Percent of All
	Beneficially	Common
Name and Address of Beneficial Owner(1)	Owned(2)	Shares(2)

Security Capital Preferred Growth Incorporated(3)	3,125,000	10.9%
Security Capital Research & Management Incorporated(3)	2,631,500	10.3%
Deutsche Bank AG(4)	2,381,372	9.3%
Cohen & Steers Capital Management, Inc.(5)	3,467,400	13.5%
Clarion CRA Securities, LP(6)	1,623,400	6.3%
Morgan Stanley(7)	1,734,067	6.8%
Gregory T. Mutz(8)	485,728	1.9%
John E. Allen(9)	131,532	0.5%
Allan J. Sweet(10)	281,804	1.1%
Philip N. Tague(11)	331,675	1.3%
Bruce P. Bickner(12)	4,478	0.0%
Laura D. Gates(13)	32,725	0.1%
Marc S. Heilweil(14)	23,528	0.1%
Stephen G. McConahey(15)	24,432	0.1%
John G. Schreiber(16)	36,000	0.1%
Robert J. Chapman(17)	217,640	0.8%
Steve F. Hallsey(18)	1,770	0.0%
All trustees and executive officers as a group (15 persons)	1,838,237	7.0%

(1)	Unless otherwise noted, the address for each of the persons or entities is 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606.

(2)	Assumes that all common units and Series B preferred shares held by the person are exchanged and converted for common shares and that none of the common units or Series B preferred shares held by other persons are so exchanged or converted and that all options exercisable within sixty days of March 1, 2005 to acquire common shares held by the person are exercised and no options to acquire common shares held by other persons are exercised.

(3)	Information with regard to Security Capital Preferred Growth, Incorporated, 11 South LaSalle Street, Chicago, IL 60603 is based on Amendment No. 2 to Schedule 13G, dated February 14, 2005. Total shares reported are our entire issue of 3,125,000 Series B cumulative convertible redeemable preferred shares of beneficial interest. The Series B preferred shares were issued at a price of $24 per share, are convertible to common shares on a one-for-one basis, are non-callable until 2007, and carry an annual dividend equal to the greater of $1.80 per share or the current annual dividend rate on common shares, which is currently $1.92 per share. The Series B preferred shares do not have voting rights. Information with regard to Security Capital Research and Management Incorporated, (a registered investment adviser), 11 South LaSalle Street, Chicago, IL 60603, is based solely on Amendment No. 3 to Schedule 13G, dated January 10, 2005.

(4)	Information with regard to Deutsche Bank AG, Taunusanlage 12, D-60325, Frankfurt au Main, Federal Republic of Germany, is based solely on Schedule 13G filed on February 8, 2005 and includes the following:

Deutsche Bank AG	2,307,300
Deutsche Bank Trust Company Americas	25,682
Deutsche Asset Management Inc.	38,990

2,381,372

(5)	Information with regard to Cohen & Steers Capital Management, Inc. (an investment adviser registered under Section 203 of the Investment Advisers Act of 1940), 757 Third Avenue, New York, New York 10017, is based solely on Schedule 13G filed on February 14, 2005.

(6)	Information with regard to Clarion CRA Securities, LP, 259 North Radnor Chester Road, Suite 205, Radnor, Pennsylvania 19087, is based solely on Schedule 13G filed March 2, 2005.

(7)	Morgan Stanley, 1585 Broadway, New York, New York 10036, may be deemed to beneficially own 1,734,067 common shares solely because Morgan Stanley Real Estate Advisor, Inc. and PRIME may be deemed to have beneficial ownership of such common shares as a result of a voting agreement among Mr. Mutz, Mr. Sweet, Mr. Tague, Mr. Chapman and PRIME dated as of October 23, 2005 and executed in connection with the merger agreement.

(8)	Mr. Mutz, directly and through various trusts and other affiliates, beneficially owned 457,904 common shares and 10,824 common units and held 17,000 currently exercisable Options to acquire common shares. Mr. Mutz beneficially owned an additional 67,796 shares consisting of options and restricted shares that are not exercisable within 60 days of November 15, 2005.

(9)	Mr. Allen, directly and through affiliates, beneficially owned 124,098 common shares and 1,434 common units and held 6,000 currently exercisable options to acquire common shares.

(10)	Mr. Sweet, directly and through various trusts and other affiliates, beneficially owned 208,305 common shares and 1,833 common units and held 71,666 currently exercisable options to acquire common shares. Starting in November 1996, Mr. Sweet has financed the acquisition of 110,685 common shares with recourse loans from us. The maximum aggregate loan balances between January 1, 2005 and November 15, 2005 were $491,988; such loan balances totaled $463,217 at November 15, 2005 and bear interest at fixed rates ranging from 3.91% to 5.88%. Mr. Sweet beneficially owned an additional 126,509 shares consisting of options and restricted shares that are not exercisable within 60 days of November 15, 2005.

(11)	Mr. Tague beneficially owned 157,676 common shares and held 173,999 currently exercisable options to acquire common shares. Starting in November 1996, Mr. Tague has financed the acquisition of 106,274 common shares with recourse loans from us. The maximum aggregate loan balances between January 1, 2005 and November 15, 2005 were $491,988; such loan balances totaled $463,217 at November 15, 2005,and bear interest at fixed rates ranging from 3.91% to 5.88%. Mr. Tague beneficially owned an additional 126,537 shares consisting of options and restricted shares that are not exercisable within 60 days of November 15, 2005.

(12)	Mr. Bickner beneficially owned 4,478 common shares and held no currently exercisable options to acquire common shares.

(13)	Ms. Gates beneficially owned 32,725 common shares and held no currently exercisable options to acquire common shares.

(14)	Mr. Heilweil beneficially owned 17,528 common shares and held 6000 currently exercisable options to acquire common shares.

(15)	Mr. McConahey beneficially owned 24,432 common shares and held no currently exercisable options to acquire common shares.

(16)	Mr. Schreiber beneficially owned 22,155 Shares and held 13,845 currently exercisable options to acquire common shares.

(17)	Mr. Chapman beneficially owned 102,641 common shares and held 114,999 currently exercisable options to acquire common shares. Starting in December 1997, Mr. Chapman has financed the acquisition of 73,465 common shares with recourse loans from us. The maximum aggregate loan balances between January 1, 2005 and November 15, 2005 were $535,503; such loan balances totaled $507,450 at November 15, 2005 and bear interest at fixed rates ranging from 3.91% to 5.88%. Mr. Chapman beneficially owned an additional 96,378 shares consisting of options and restricted shares that are not exercisable within 60 days of November 15, 2005.

(18)	Mr. Hallsey beneficially owned 1,770 common shares and held no currently exercisable options to acquire common shares.
OTHER MATTERS
      Other than the business or matters indicated above, no other business or matter may be properly presented at the special meeting.
SHAREHOLDER PROPOSALS
      If we complete the mergers, we will not hold annual meetings thereafter. If we do not complete the mergers when currently anticipated, we intend to hold our next annual meeting in April 2006 or shortly thereafter. Shareholder proposals intended to be presented at the Annual Meeting of shareholders to be held in the year 2006 must have been received by us at our principal executive offices on or before November 23, 2005 for inclusion in the proxy statement and form of proxy relating to that meeting.
      Shareholder proposals intended to be presented at the annual meeting of shareholders to be held in the year 2006, but not included in its Annual Meeting proxy statement, must be received by our Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the 2005 Annual Meeting of Shareholders, unless the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, in which event notice must be delivered not less than 60 days nor more than 90 days prior to the 2006 Annual Meeting date or the tenth day following the day on which public announcement of the Annual Meeting date is first made. For 2006, these proposals must be received between January 25, 2006 and February 24, 2006.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual and quarterly reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.
      The SEC also maintains an internet website that contains annual, quarterly and current reports, proxy statements and other information about issuers like our company, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve financial information from our website at www.amli.com. Information contained on our website is not incorporated in or made a part of this proxy statement.
      The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this proxy statement, except for information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the

SEC. The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 16, 2005;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 11, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 6, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on August 5, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the SEC on November 3, 2005;

•	our periodic reports on Form 8-K filed on April 5, 2005, April 28, 2005, May 13, 2005, July 29, 2005, September 2, 2005 and October 26, 2005;

•	the description of our common shares contained in our registration statement on Form 8-A (filed February 1, 1994); and

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A (filed November 12, 1998).
      We are also incorporating by reference additional documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of our special meeting of shareholders.
      You may have been sent some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. A copy of any and all of the information that has been incorporated by reference is available from us, excluding any exhibits which are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

AMLI Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
(312) 443-1477
Attention: Secretary
      If you would like to request documents from us, please do so immediately to receive them before the special meeting.
      You should rely only on the information in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
Dated as of October 23, 2005
BY AND AMONG
PRIME PROPERTY FUND, LLC,
ATOM ACQUISITION LLC,
ATOM ACQUISITION PARTNERS, L.P.,
AMLI RESIDENTIAL PROPERTIES TRUST
AND
AMLI RESIDENTIAL PROPERTIES, L.P.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2005, by and among PRIME PROPERTY FUND, LLC, a Delaware limited liability company (“Purchaser”), ATOM ACQUISITION LLC, a Delaware limited liability company (“Purchaser Acquisition Entity”), ATOM ACQUISITION PARTNERS, L.P., a Delaware limited partnership (“Purchaser Acquisition LP”, and together with Purchaser and Purchaser Acquisition Entity, the “Purchaser Parties”), AMLI RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust (“AMLI”), and AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership (“AMLI LP”).
RECITALS
      A. It is proposed that AMLI shall merge (the “Merger”) with and into Purchaser Acquisition Entity with Purchaser Acquisition Entity surviving in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”) and the Limited Liability Company Act of the State of Delaware (the “LLC Act”), pursuant to which each of the issued and outstanding common shares of beneficial interest, par value $0.01 per share, of AMLI, together with the associated preferred share purchase rights granted pursuant to the Rights Agreement, dated as of November 2, 1998 (as amended, the “AMLI Rights Agreement”) between AMLI and Harris Trust and Savings Bank as Rights Agent (together, the “AMLI Common Shares”) shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein.
      B. It is proposed that Purchaser Acquisition LP shall merge with and into AMLI LP (the “Partnership Merger” and, together with the Merger, the “Mergers”), with AMLI LP surviving on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), pursuant to which each common unit of limited partnership interest in AMLI LP (“LP Units”) shall be converted into the right to receive the Partnership Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein;
      C. The Board of Trustees of AMLI (the “AMLI Board of Trustees”) has received the written opinion (the “Fairness Opinion”) of J.P. Morgan Securities Inc. (the “AMLI Financial Advisor”) that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, (i) the consideration to be received by holders of AMLI Common Shares (the “AMLI Common Shareholders”) pursuant to this Agreement is fair from a financial point of view to such holders and (ii) the consideration to be received by holders of LP Units (the “AMLI LP Unitholders”) is fair from a financial point of view to such holders considered as if such LP Units had been converted into or redeemed for AMLI Common Shares in accordance with the existing terms of LP Units.
      D. The AMLI Board of Trustees has (i) determined that the Transaction Documents (as hereinafter defined), the Merger, and the other transactions contemplated hereby and thereby, taken together, are fair to, advisable and in the best interests of AMLI and the AMLI Common Shareholders, (ii) voted to (A) approve this Agreement and the transactions contemplated hereby, including the Merger and (B) recommend acceptance and approval by the AMLI Common Shareholders of this Agreement, the Merger and the other transactions contemplated hereby and by the Transaction Documents, (iii) taken all action necessary to waive the application of the Ownership Limit (as hereinafter defined) to the purchase or ownership of any AMLI Common Shares acquired pursuant to the Merger, and (iv) taken all actions necessary to render inapplicable to each of the transactions contemplated by the Transaction Documents or exempt such transactions from the provisions of any “fair price”, “moratorium”, “control share” or other takeover defense or similar statute or regulation that would otherwise govern such transactions and the parties hereto, including Subtitles 6 and 7 of Title 3 of the Maryland General Corporation Law (“MGCL”) and Title 8.
      E. The AMLI Board of Trustees on behalf of AMLI as the general partner of AMLI LP has (i) determined that the Transaction Documents (as hereinafter defined), the Partnership Merger, and the other transactions contemplated hereby and thereby, taken together, are fair to, advisable and in the best interests of AMLI LP and the AMLI Unitholders and (ii) voted to approve this Agreement and the transactions contemplated hereby, including the Partnership Merger.
      F. The manager of Purchaser, the sole member of Purchaser Acquisition Entity and Purchaser Acquisition Entity in its capacity as general partner of Purchaser Acquisition LP, have each approved this Agreement, the Merger or the Partnership Merger, as applicable, and the other transactions contemplated hereby.
      G. Purchaser, AMLI and AMLI LP intend that, for U.S. federal income tax purposes, the Merger will be treated as a taxable purchase of all of the assets of AMLI directly by Purchaser and the existence of Purchaser Acquisition Entity shall be disregarded.
      H. Purchaser, AMLI and AMLI LP intend that, for U.S. federal income tax purposes, the Partnership Merger will be treated as a taxable sale of interests in AMLI LP.
      I. As an inducement to the Purchaser Parties entering into this agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain officers of AMLI are each entering into a Voting Agreement (a “Voting Agreement”) relating to the AMLI Common Shares owned by such officers.
      J. Certain capitalized terms used in this Agreement are defined in Article IX.
AGREEMENT
      In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I.
The Merger
      Section 1.1     The Mergers.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, AMLI shall be merged with and into Purchaser Acquisition Entity in accordance with Title 8 and the Articles of Merger and the LLC Act and the LLC Certificate of Merger, and the separate existence of AMLI shall cease and Purchaser Acquisition Entity shall continue as the surviving entity (in such capacity, the “Surviving Entity”). The Merger shall have the effects set forth in Title 8 and the LLC Act. Accordingly, from and after the Merger Effective Time, the Surviving Entity shall have all the properties, rights, privileges, purposes and powers and debts, duties and Liabilities of AMLI.
      (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time, Purchaser Acquisition LP shall be merged with and into AMLI LP in accordance with the DRULPA and the LP Certificate of Merger, and the separate existence of Purchaser Acquisition LP shall cease and AMLI LP shall continue as the surviving partnership (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the DRULPA. Accordingly, from and after the Partnership Merger Effective Time, the Surviving Partnership shall have all the properties, rights, privileges, purposes and powers and debts, duties and Liabilities of AMLI LP.
      Section 1.2     Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois, 60606, unless another date or place is agreed to in writing by the parties; provided, that the Closing Date shall not occur prior to February 1, 2006.

      Section 1.3     Effective Times.
      (a) On the Closing Date, AMLI and Purchaser Acquisition Entity shall execute and file the Articles of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under Title 8 and the LLC Act. Unless AMLI, AMLI LP and Purchaser agree otherwise, the Merger shall become effective when both the Articles of Merger have been accepted for record by the Maryland Department and the LLC Certificate of Merger has been accepted for record by the Delaware Secretary of State or at such other time specified in the Articles of Merger and the LLC Certificate of Merger (the “Merger Effective Time”), it being understood that the parties shall cause the Merger Effective Time to occur as soon as practicable after the Closing.
      (b) On the Closing Date, immediately after the Merger Effective Time, AMLI LP and Purchaser Acquisition LP shall execute and file the LP Certificate of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Partnership Merger under the DRULPA. Unless AMLI, AMLI LP and Purchaser agree otherwise, the Partnership Merger shall become effective when the LP Certificate of Merger has been accepted for record with the Delaware Secretary of State or at such other time specified in the LP Certificate of Merger (the “Partnership Merger Effective Time”), it being understood that the parties shall cause the Partnership Merger Effective Time to occur as soon as practicable after the Merger Effective Time.
      Section 1.4     Merger Consideration.
      (a) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the AMLI Common Shareholders, each AMLI Common Share and each Preferred Share issued and outstanding immediately prior to the Merger Effective Time that is owned by AMLI or by any wholly owned Subsidiary of AMLI (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.
      (b) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the AMLI Common Shareholders, each AMLI Common Share issued and outstanding immediately prior to the Merger Effective Time, other than AMLI Common Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to the sum of $37.75 per share plus an amount in cash equal to $0.48 multiplied by the quotient obtained by dividing (A) the number of days between the last day of the last quarter for which full quarterly dividends on the AMLI Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (B) the total number of days in the quarter in which the Closing Date occurs without interest (such sum, the “Merger Consideration”), upon surrender of the Common Share Certificate formerly evidencing such share. All such AMLI Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Common Share Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such Common Share Certificates in accordance with Section 2.1, without interest.
      (c) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the holders of Preferred Shares,

(i) each Series B cumulative redeemable convertible preferred share of beneficial interest, par value $0.01 per share (the “Series B Preferred Shares”), of AMLI issued and outstanding immediately prior to the Merger Effective Time, other than Series B Preferred Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to the sum of $37.75 per share, plus a per share amount in cash equal to $0.48 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last quarter for which full quarterly dividends on the AMLI Common Shares have been declared and paid and the Closing Date (including the Closing

Date) by (y) the total number of days in the quarter in which the Closing Date occurs without interest (such sum, the “Series B Merger Consideration”) and

(ii) each Series D cumulative convertible redeemable preferred share of beneficial interest, par value $0.01 per share (the “Series D Preferred Shares”, and collectively with the Series B Preferred Shares, the “Preferred Shares”), of AMLI issued and outstanding immediately prior to the Merger Effective Time, other than Series D Preferred Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to the sum of $34.008975 per share, plus a per share amount in cash equal to $0.540625 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last quarter for which full quarterly dividends on the AMLI Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the quarter in which the Closing Date occurs without interest (such sum, the “Series D Merger Consideration”).

All such Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Preferred Share Certificate representing any such Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Series B Merger Consideration or Series D Merger Consideration, as applicable, to be paid in consideration therefor upon the surrender of such Preferred Share Certificates in accordance with Section 2.1, without interest.
      (d) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the AMLI Common Shareholders, the limited liability company interest in Purchaser Acquisition Entity outstanding immediately prior to the Merger Effective Time shall remain outstanding as a limited liability company interest in the Surviving Entity and shall constitute the only outstanding limited liability company interest in the Surviving Entity.
      Section 1.5     Partnership Merger Consideration.
      (a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, each LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is owned by AMLI LP or by any wholly owned Subsidiary of AMLI LP (other than, in each case, LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
      (b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, each LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, other than LP Units cancelled pursuant to Section 1.5(a), shall automatically be converted into the right to receive cash, without interest thereon (the “Partnership Merger Consideration”), in an amount equal to the product of (A) the Merger Consideration multiplied by (B) the number of AMLI Common Shares issuable upon exchange of each such LP Unit in accordance with the Amended and Restated Agreement of Limited Partnership of AMLI LP (the “AMLI LP Agreement”).
      (c) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, the Series B units of limited partnership interests of AMLI LP and the Series D units of limited partnership interest of AMLI LP issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
      (d) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, the general partner interests of AMLI LP shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

      (e) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, (i) the general partnership interest in Purchaser Acquisition LP shall be automatically converted into the general partnership interest in the Surviving Partnership and shall constitute the only outstanding general partnership interest in the Surviving Partnership and (ii) the limited partnership interest in Purchaser Acquisition LP shall automatically be converted into the limited partnership interest in the Surviving Partnership and shall constitute the only outstanding limited partnership interest in the Surviving Partnership.
      Section 1.6     Organizational Documents.
      (a) The limited liability company agreement and certificate of formation of Purchaser Acquisition Entity shall continue to be the limited liability company agreement and certificate of formation of the Surviving Entity following the Merger Effective Time until amended in accordance with its terms and the LLC Act. The Surviving Entity shall have no bylaws immediately following the Merger Effective Time.
      (b) The agreement of limited partnership of Purchaser Acquisition LP shall continue to be the agreement of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA. The certificate of limited partnership of AMLI LP shall continue to be the certificate of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA.
      Section 1.7     Directors and Officers of the Surviving Entity. From and after the Merger Effective Time, the officers of Purchaser Acquisition Entity shall be the officers of the Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the Surviving Entity’s limited liability company agreement. The Surviving Entity shall have no board of directors or similar body immediately following the Merger Effective Time.
      Section 1.8     AMLI Common Share Options.
      (a) At the Merger Effective Time, each outstanding option (collectively, the “AMLI Options”) to purchase AMLI Common Shares granted under the AMLI Option Plan, as amended (the “AMLI Option Plan”), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such option shall be entitled to receive, from and after the Merger Effective Time, an amount in cash equal to the product of (i) the number of AMLI Common Shares such holder could have purchased under the AMLI Option (assuming full vesting) had such holder exercised such AMLI Option in full immediately prior to the Merger Effective Time and (ii) the excess, if any, of $37.75 over the exercise price per share or unit of such AMLI Option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax. Notwithstanding the foregoing, if the exercise price per share provided for in any AMLI Option exceeds $37.75, no cash shall be paid with regard to such AMLI Option to the holder of such AMLI Option. Prior to the Merger Effective Time, Purchaser and AMLI shall establish a procedure to effect the surrender of AMLI Options contemplated by this Section 1.8(a). In connection with the Merger, as of the Merger Effective Time, any restrictions with respect to outstanding restricted shares awarded under the AMLI Executive Share Purchase Plan, as amended and restated (the “ESPP”), and the AMLI Senior Officer Share Acquisition Plan (the “Restricted Share Plan”) shall terminate or lapse. After such restrictions terminate or lapse, the shares relating thereto shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in the applicable sections of this Article I.
      (b) AMLI covenants that the AMLI Option Plan shall terminate as of the Merger Effective Time and all awards issued under such AMLI Option Plan shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity interests of AMLI or any of the AMLI Subsidiaries shall be of no further force or effect and shall be deemed to be terminated as of the Merger Effective Time and no holder of an AMLI Option or any participant in any AMLI Option Plan shall have any right thereunder to (i) acquire any securities of AMLI, the Surviving Entity or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the AMLI Option Plan except as provided in Section 1.8(a).

      Section 1.9     Termination of ESPP and Restricted Share Plan. AMLI shall (i) concurrently with the execution of this Agreement, suspend the ESPP and (ii) effective as of the Merger Effective Time, terminate each of the ESPP and the Restricted Share Plan and ensure that no employee of AMLI or any AMLI Subsidiary has rights to acquire any interest in the Surviving Entity, Purchaser or any Purchaser Subsidiary, including Purchaser Acquisition Entity at or after the Merger Effective Time.
      Section 1.10     Termination of DRIP. AMLI shall terminate AMLI’s Dividend Reinvestment Plan (the “DRIP”), effective prior to the Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity, Purchaser or any Purchaser Subsidiary, including Purchaser Acquisition Entity, as a result of such purchase or the exercise of such rights at or after the Merger Effective Time.
ARTICLE II.
Effects of the Merger; Exchange of Certificates
      Section 2.1     Payment for Securities.
      (a) Exchange Agent. At or before the Merger Effective Time, Purchaser shall appoint a bank or trust company reasonably satisfactory to AMLI to act as Exchange Agent (the “Exchange Agent”) for the payment in accordance with this Article II of the Merger Consideration, the Series B Merger Consideration, the Series D Merger Consideration and the Partnership Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”). On or before the Effective Time, the Purchaser shall deposit the Exchange Fund with the Exchange Agent for the benefit of the holders of AMLI Common Shares, Series B Preferred Shares, Series D Preferred Shares and LP Units. The Exchange Agent shall make payments of the Merger Consideration, the Series B Merger Consideration, the Series D Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger, the LLC Certificate of Merger and the LP Certificate of Merger. The Exchange Fund shall not be used for any other purpose.
      (b) Exchange Procedures.

(i) As promptly as practicable following the Merger Effective Time (but in no event later than five (5) Business Days), the Purchaser shall cause the Exchange Agent to mail to (A) each holder of record of a certificate or certificates (each, a “Common Share Certificate”) that immediately prior to the Merger Effective Time represented outstanding AMLI Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b) and (B) each holder of record of a certificate or certificates (each, a “Preferred Share Certificate”) that immediately prior to the Merger Effective Time represented outstanding Series B Preferred Shares or Series D Preferred Shares whose preferred shares were converted into the right to receive the Series B Merger Consideration or the Series D Merger Consideration, as applicable, pursuant to Section 1.4(c): (x) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title to the Common Share Certificates or Preferred Share Certificate, as the case may be, shall pass only upon delivery of the Common Share Certificates or Preferred Share Certificates, as applicable, to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (y) instructions for use in effecting the surrender of the Common Share Certificates in exchange for the Merger Consideration or the Preferred Share Certificates in exchange for the Series B Merger Consideration or the Series D Merger Consideration, as applicable.

(ii) Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, (A) the holder of such Common Share Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the per share cash amount of the Merger Consideration, which such holder has the right to receive pursuant to the provisions of Section 1.4(b); and (B) the Common Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.1, each such Common Share Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(iii) In the event of a transfer of ownership of AMLI Common Shares which is not registered in the transfer records of AMLI, the Merger Consideration shall be paid to a transferee if (A) the Common Share Certificate representing such AMLI Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Common Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Entity that such tax has been paid or is not applicable.

(iv) Upon surrender of a Preferred Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, (A) the holder of such Preferred Share Certificate shall be entitled to receive in exchange therefore a check in the amount equal to the per share cash amount of the Series B Merger Consideration or the Series D Merger Consideration which such holder has the right to receive pursuant to the provisions of Section 1.4(c); and (B) the Preferred Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.1, each such Preferred Share Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Series B Merger Consideration or Series D Merger Consideration, as applicable.

(v) In the event of a transfer of ownership of Preferred Shares which is not registered in the transfer records of AMLI, the Series B Merger Consideration or the Series D Merger Consideration, as applicable, shall be paid to a transferee if (A) the Preferred Share Certificate representing such Preferred Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate share powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Preferred Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Entity that such tax has been paid or is not applicable.

      (c) Payment with respect to LP Units.

(i) As promptly as practicable after the Partnership Merger Effective Time (but in no event later than five (5) Business Days), the Purchaser shall cause the Exchange Agent to mail to each holder of LP Units registered on the transfer books of AMLI LP immediately prior to the Partnership Merger Effective Time (x) a letter of transmittal (a “Unitholder Letter of Transmittal”) which shall certify to the Purchaser and to the Exchange Agent the number of LP Units held by such holder and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (y) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the Partnership Merger Consideration.

(ii) Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, the holder of the LP Units identified in such Unitholder Letter of Transmittal shall be entitled to a check in the amount equal to the per unit cash amount of the Partnership Merger Consideration, which such holder has the right to receive pursuant to the provisions of Section 1.5.

(iii) In the event of a transfer of ownership of LP Units which is not registered in the transfer records of AMLI LP, the Partnership Merger Consideration shall be paid to a transferee if (A) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 2.1(c)(i) and (B) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the LP Unit or establish to the satisfaction of the Exchange Agent and the Surviving Partnership that such tax has been paid or is not applicable.

      (d) Tax Characterizations. Purchaser and AMLI intend that, for U.S. federal and state income tax purposes, the Merger shall be treated as a taxable sale by AMLI of all of AMLI’s assets to Purchase Acquisition Entity in exchange for the Merger Consideration, the Series B Merger Consideration and the Series D Merger Consideration and the assumption of AMLI’s liabilities, followed by a liquidating distribution of such Merger Consideration, Series B Merger Consideration and Series D Merger Consideration to the holders of AMLI Common Shares, Series B Preferred Shares and Series D Preferred Shares, as applicable, pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of AMLI for U.S. federal income tax purposes. Purchaser and AMLI LP intend that, for U.S. federal and state income tax purposes, the Partnership Merger shall be treated as a taxable purchase of LP Units directly by Purchaser Acquisition Entity and that the separate existence of Purchaser Acquisition LP shall be disregarded.
      (e) No Further Ownership Rights.

(i) The Merger Consideration paid upon the surrender for exchange of the Common Share Certificates representing AMLI Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such AMLI Common Shares and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the AMLI Common Shares. If, after the Merger Effective Time, Common Share Certificates are presented to the Surviving Entity, for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) The Series B Merger Consideration and Series D Merger Consideration paid upon the surrender for exchange of the Preferred Share Certificates representing Preferred Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Preferred Shares and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Preferred Shares. If, after the Merger Effective Time, Preferred Share Certificates are presented to the Surviving Entity, for any reason, they shall be canceled and exchanged as provided in this Article II.

(iii) The Partnership Merger Consideration paid with respect to the LP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such LP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership, of the LP Units.
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of AMLI Common Shares, Preferred Shares or LP Units on the first anniversary of the Merger Effective Time shall be delivered to the Purchaser, as applicable, upon demand, and any former holders of AMLI Common Shares, Preferred Shares or LP Units who have not theretofore received any applicable Merger Consideration, Series B Merger Consideration, Series D Merger Consideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article II, shall thereafter look only to the Surviving Entity or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.
      (g) No Liability. None of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, the Surviving Entity or the Surviving Partnership shall be liable to any holder of AMLI Common Shares, Preferred Shares or LP Units for any part of the Merger Consideration, Series B Merger Consideration, Series D Merger Consideration or Partnership Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of the Surviving Entity or the Surviving Partnership, as a applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
      (h) Lost, Stolen or Destroyed Certificates. If any Common Share Certificate or Preferred Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Share Certificate or Preferred Share Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Common Share Certificate or Preferred Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Common Share Certificate the appropriate amount of the Merger Consideration or shall pay in exchange for such lost, stolen or destroyed Preferred Share Certificate the appropriate amount of the Series B Merger Consideration or Series D Merger Consideration, as applicable.
      (i) Withholding of Tax. Purchaser, the Surviving Entity, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Series B Merger Consideration, the Series D Merger Consideration or the Partnership Merger Consideration otherwise payable pursuant to this Agreement to any holder of AMLI Common Shares, Preferred Shares or LP Units such amount as Purchaser, the Surviving Entity, the Surviving Partnership, any Affiliate of the Surviving Entity or the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law related to Taxes. To the extent that amounts are so withheld by the Surviving Entity, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be (i) paid over to the applicable Governmental Entity in accordance with applicable Law and (ii) treated for all purposes of this Agreement as having been paid to the former holder of AMLI Common Shares, Preferred Shares or LP Units in respect of which such deduction and withholding was made by the Surviving Partnership or the Exchange Agent.
      (j) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger, the Partnership Merger or the other transactions contemplated hereby; provided, that the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the transaction.
      (k) Additional Actions. If, at any time after the Merger Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI or AMLI LP, or otherwise to carry out this Agreement, the officers of the Surviving Entity and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI or AMLI LP, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI or AMLI LP, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or the Surviving Partnership or otherwise to carry out this Agreement.
ARTICLE III.
Representations and Warranties
      Section 3.1     Representations and Warranties of AMLI. AMLI and AMLI LP represent and warrant to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP as follows:

(a) Organization, Standing and Trust Power of AMLI. AMLI is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all of the requisite power, authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted. AMLI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. AMLI has heretofore made available to Purchaser complete and correct copies of AMLI’s Amended and Restated Declaration of Trust, as amended and supplemented through the date hereof (the “AMLI Charter”), and Amended and Restated Bylaws, as amended through the date hereof (the “AMLI Bylaws”). The AMLI Charter and the AMLI Bylaws are each in full force and effect. Each jurisdiction in which AMLI is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Section 3.1(a) of the disclosure letter, dated the date hereof and delivered to Purchaser in connection with the execution and delivery of this Agreement (the “AMLI Disclosure Letter”).

(b) AMLI Subsidiaries; Interests in Other Persons.

(i) Each AMLI Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. Each AMLI Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. Section 3.1(b)(i) of the AMLI Disclosure Letter sets forth (A) all AMLI Subsidiaries and their respective jurisdictions of formation, (B) each owner and the respective amount of such owner’s equity interest in each AMLI Subsidiary and (C) a list of each jurisdiction in which each AMLI Subsidiary is qualified or licensed to do business and each assumed name under which each such AMLI Subsidiary conducts business in any jurisdiction. All outstanding equity interests in each AMLI Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) non-assessable, and are not subject to any preemptive rights and are owned by AMLI, except as disclosed in Section 3.1(b)(i) of the AMLI Disclosure Letter, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). Except as set forth in Section 3.1(b)(i) or Section 3.1(c)(i)(D) of the AMLI Disclosure Letter, there are no outstanding options, warrants or other rights to acquire ownership interests from any AMLI Subsidiary. AMLI has heretofore made available to Purchaser complete and correct copies of the charter, bylaws or other organizational documents of each of the AMLI Subsidiaries, each as amended to the date hereof and each as in full force and effect.

(ii) Except for the stock of, or other equity interests in, the AMLI Subsidiaries disclosed in Section 3.1(b)(i) of the AMLI Disclosure Letter, and the other interests disclosed in Section 3.1(b)(ii) of the AMLI Disclosure Letter (the “AMLI Other Interests”), neither AMLI nor any of the AMLI Subsidiaries owns any stock or other ownership or equity interest in any Person. Neither AMLI nor any AMLI Subsidiary has violated any provision of any organizational documents governing or otherwise relating to its rights in any AMLI Other Interest that would, individually or in the aggregate, constitute an AMLI Material Adverse Effect.
      (c) Capital Structure.
      (i) Shares

(A) The authorized shares of beneficial interest of AMLI consist of an aggregate of 150,000,000 shares, par value, $0.01 per share, which consist of (1) 144,225,000 AMLI Common Shares, (2) 300,000 Series A cumulative convertible preferred shares of beneficial interest, par value $0.01 per share (the “Series A Preferred Shares”), (3) 3,125,000 Series B Preferred Shares, (4) 150,000 Series C junior participating preferred shares of beneficial interest, par value $0.01 per share (the “Series C Preferred Shares”), (5) 1,000,000 Series D Preferred Shares and (6) 1,200,000 shares of beneficial interest without designation.

(B) As of the date of this Agreement, (1) 25,473,005 AMLI Common Shares are issued and outstanding, (2) no Series A Preferred Shares are issued and outstanding (3) 3,125,000 Series B Preferred Shares are issued and outstanding, (4) no Series C Preferred Shares are issued and outstanding and (5) 800,000 Series D Preferred Shares are issued and outstanding.

(C) As of the date of this Agreement, there are outstanding (1) AMLI Options to purchase an aggregate of 1,509,852 AMLI Common Shares and (2) an aggregate of 213,109 restricted AMLI Common Shares granted under the AMLI Restricted Share Plan. As of the date of this Agreement, there are 3,125,000 AMLI Common Shares reserved for issuance upon the conversion of Series B Preferred Shares and 720,721 AMLI Common Shares reserved for issuance upon the conversion of Series D Preferred Shares.

(D) Except as set forth in this Section 3.1(c) or in Section 3.1(c)(i)(D) of the AMLI Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares or other equity securities of AMLI; (2) no restricted AMLI Common Shares or performance stock awards relating to the equity interests of AMLI, (3) no securities of AMLI or any AMLI Subsidiary or securities or assets of any other entity convertible into or exchangeable for stock or other equity securities of AMLI or any AMLI Subsidiary; and (4) no subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which AMLI or any AMLI Subsidiary is a party or by which it is bound in any case obligating AMLI or any AMLI Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of AMLI or of any AMLI Subsidiary, or obligating AMLI or any AMLI Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of AMLI are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(E) Except as set forth in Section 3.1(c)(i)(E) of the AMLI Disclosure Letter, all dividends or distributions on securities of AMLI or any AMLI Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

      (ii) Partnership Units
      (A) As of the date of this Agreement, (1) 25,686,114 units of general partner interest in AMLI LP (the “GP Units”), (2) 1,633,415 LP Units, (3) 3,125,000 Series B units of limited partnership interests and (4) 800,000 Series D units of limited partnership interest are validly issued and outstanding. All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights and any capital contributions required to be made by the holders thereof have been made.
      All of the Series B units of limited partnership interests and all of the Series D units of limited partnership interests are directly held by AMLI.
      (B) AMLI is the sole general partner of AMLI LP and as of the date of this Agreement directly holds 25,686,114 GP Units, representing 100% of the outstanding GP Units in AMLI LP. Section 3.1(c)(ii)(B) of the AMLI Disclosure Letter sets forth the name of, and the number and class of GP Units, LP Units and Preferred Units held by, each partner in AMLI LP.
      (C) Each LP Unit held by a limited partner of AMLI LP may, under the circumstances and subject to the conditions set forth in the AMLI LP Agreement, be converted to AMLI Common Shares on a one-for-

one basis. As of the date of this Agreement, no notice has been received by AMLI or AMLI LP of the exercise of any of the rights set forth in this paragraph (C), which remain outstanding on the date hereof.
      (iii) Miscellaneous
      (A) Except for the Transaction Documents and except as set forth in Section 3.1(c)(iii)(A) or Section 3.1(c)(iii)(B) of the AMLI Disclosure Letter, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of AMLI or partnership interests in AMLI LP or any ownership interests in any other AMLI Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of AMLI or any AMLI Subsidiary, to which AMLI or any AMLI Subsidiary is a party or by which it is bound. Except as set forth in Section 3.1(c)(iii)(A) of the AMLI Disclosure Letter, there are no restrictions on AMLI’s ability to vote the equity interests of any of the AMLI Subsidiaries.
      (B) Except as set forth in Section 3.1(c)(iii)(B) of the AMLI Disclosure Letter, no holder of securities in AMLI or any AMLI Subsidiary has any right to have the offering or sale of such securities registered by AMLI or any AMLI Subsidiary, as the case may be.
      (C) Except as set forth in Section 3.1(b)(i) or Section 3.1(c)(iii)(C) of the AMLI Disclosure Letter and except for LP Units, there are not any AMLI Subsidiaries in which any officer, trustee or director of AMLI or any AMLI Subsidiary owns any share, stock or other securities. There are no agreements or understandings between AMLI or any AMLI Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in AMLI or any AMLI Subsidiary as an agent for, or nominee of, AMLI or any AMLI Subsidiary.
      (D) All prior issuances of securities were in all material respects made in compliance with all, and not in violation of any, applicable federal and state securities Laws.
      (d) Authority; No Violations; Consents and Approval; LP Units.
      (i) The AMLI Board of Trustees has approved and declared advisable the Merger, the Partnership Merger and the other transactions contemplated by the Transaction Documents and has directed that the Merger be submitted for consideration at a special meeting of the holders of AMLI Common Shares (the “AMLI Shareholder Meeting”). AMLI has all requisite trust power and authority to enter into this Agreement and its other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject, solely with respect to the consummation of the Merger, to receipt of the AMLI Shareholder Approval and the acceptance for record of the Articles of Merger by the Maryland Department and the LLC Certificate of Merger by the Delaware Secretary of State. AMLI LP has all requisite partnership power and authority to enter into this Agreement and its other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject, solely with respect to the consummation of the Partnership Merger, the acceptance for record of the LP Certificate of Merger by the Delaware Secretary of State. Each other AMLI Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each other applicable Transaction Document and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate, trust or other organizational action on the part of AMLI and each applicable AMLI Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the AMLI Shareholder Approval. This Agreement and such other Transaction Documents have been duly executed and delivered by AMLI and each applicable AMLI Subsidiary and subject, solely with respect to the consummation of the Merger, to receipt of the AMLI Shareholder Approval, constitute legal, valid and binding obligations of AMLI and each applicable AMLI Subsidiary, enforceable against AMLI and each AMLI Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

      (ii) Except as set forth in Section 3.1(d)(ii) of the AMLI Disclosure Letter and subject to receipt of the AMLI Shareholder Approval, the execution and delivery of this Agreement by AMLI and AMLI LP and the execution and delivery of the Transaction Documents by AMLI and each applicable AMLI Subsidiary do not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of AMLI or any of the AMLI Subsidiaries under, require the consent or approval of any third party or otherwise result in a detriment or default to AMLI or any of the AMLI Subsidiaries under, any provision of (A) the AMLI Charter or the AMLI Bylaws or any provision of the comparable charter or organizational documents of any of the AMLI Subsidiaries, (B) any loan or credit agreement or note (except for the Triggered Loans (as defined herein)), or any bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to AMLI or any of the AMLI Subsidiaries, or to which their respective properties or assets are bound or any guarantee by AMLI or any of the AMLI Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement, or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the AMLI Shareholder Approval has been obtained, any Law or Order applicable to or binding upon AMLI or any of the AMLI Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) (except with respect to the Triggered Loans), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect. For the purposes of this Agreement, the term “Triggered Loans” means the loans identified as “Triggered Loans” in Section 3.1(d)(ii) of the AMLI Disclosure Letter.
      (iii) Except as set forth in Section 3.1(d)(iii) of the AMLI Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of AMLI or any of the AMLI Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Documents by AMLI and each of the applicable AMLI Subsidiaries or the consummation by AMLI or the applicable AMLI Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the SEC of (1) (a) a proxy or information statement in preliminary and definitive form (the “Proxy Statement”) relating to the AMLI Shareholder Meeting held in connection with the Merger, or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby; (B) the filing of the Articles of Merger, and the acceptance for record of the Articles of Merger by, the Maryland Department; (C) the filing of the LLC Certificate of Merger, and the acceptance for record of the LLC Certificate of Merger by, the Delaware Secretary of State; (D) the filing of the LP Certificate of Merger and the acceptance for record of the LP Certificate of Merger; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (F) such filings as may be required in connection with state or local transfer taxes; (G) compliance with the rules and regulations of the New York Stock Exchange; and (H) any such other consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect.
      (e) SEC Documents.
      (i) AMLI has made available to Purchaser (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by AMLI with the SEC since January 1, 2002 and prior to or on the Closing Date (the “AMLI SEC Documents”), which are all the documents (other than preliminary material) that AMLI was required to file with the SEC since January 1, 2002 through the date hereof pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective dates, the AMLI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the

“Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AMLI SEC Documents, in each case as in effect at such time, and none of the AMLI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later AMLI SEC Documents filed and publicly available prior to the date of this Agreement. AMLI does not have any outstanding and unresolved comments from the SEC with respect to any of the AMLI SEC Documents. The consolidated financial statements of AMLI (including the notes thereto) included in the AMLI SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case as in effect at such time, the assets, liabilities and the consolidated financial position of AMLI and the AMLI Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of AMLI and the AMLI Subsidiaries taken as a whole, for the periods presented therein. The books of account and other financial records of AMLI and the AMLI Subsidiaries are accurately reflected in all material respects in the financial statements included in the AMLI SEC Documents. No AMLI Subsidiary is required to make any filing with the SEC.
      (ii) Section 3.1(e)(ii) of the AMLI Disclosure Letter sets forth a true and complete copy of the unaudited consolidated balance sheet of AMLI as at June 30, 2005 (the “Balance Sheet”) and the unaudited consolidated statements of income for the six months ended June 30, 2005 and June 30, 2004 (together with the Balance Sheet, the “Interim Financial Information”). The Interim Financial Information was prepared in accordance with GAAP (except for the absence of footnotes) applied on a basis consistent with the consolidated financial statements included in the AMLI SEC Documents and fairly presents in all material respects (subject to normal recurring adjustments, none of which are material), the assets, liabilities, consolidated financial position and consolidated results of operations and cash flows of AMLI and the AMLI Subsidiaries taken as a whole as at and for the periods indicated. The books of account and other financial records of AMLI and the AMLI Subsidiaries are accurately reflected in all material respects in the Interim Financial Information.
      (iii) Each AMLI SEC Document filed since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.
      (f) Absence of Certain Changes or Events. Except as disclosed in Section 3.1(f) of the AMLI Disclosure Letter, since the Balance Sheet date, AMLI and the AMLI Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been: (1) (A) an AMLI Material Adverse Effect; (B) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the AMLI Common Shares, the Preferred Shares or any LP Units; (C) any amendment of any term of any outstanding security of AMLI or any AMLI Subsidiary; (D) any repurchase, redemption or other acquisition by AMLI or any AMLI Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, AMLI or any AMLI Subsidiary; (E) any change in any method of accounting or accounting practice or any material change in any tax method or election by AMLI or any AMLI Subsidiary; (F) any increase in the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or (other than in the ordinary course of business consistent with past practices) other employee, of AMLI or the AMLI Subsidiaries, any grant of severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee, of AMLI or the AMLI Subsidiaries that would be payable after the Merger Effective Time, or the entering into, or amendment of, any employment, severance, change in control, tax gross-up, deferred compensation, retention, special or stay bonus or any other similar agreements or arrangements; (G) any change, event, effect, damage, destruction, loss relating to the business or operations of AMLI that, individually or in the aggregate, has constituted, or would constitute, an AMLI Material Adverse Effect; (H) any incurrence, assumption or guarantee by AMLI or any AMLI Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice; (I) any creation or assumption by AMLI or any AMLI Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $2,000,000 on any asset other than in the ordinary course of business consistent with past practices; (J) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure or transaction entered into by AMLI or by any AMLI Subsidiary other than in the ordinary course of business consistent with past practice; or (K) any making of any loan, advance or capital contribution to or investment in any Person; or (2) any split, combination or reclassification of any of AMLI’s stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its stock or any issuance of an ownership interest in, any AMLI Subsidiary.
      (g) No Undisclosed Material Liabilities. Except as disclosed in the AMLI SEC Documents filed prior to the date hereof, as set forth in Section 3.1(g)(i) of the AMLI Disclosure Letter, there are no Liabilities of AMLI or any of the AMLI Subsidiaries, whether accrued, contingent, absolute or determined, and, except with respect to the environmental matters which are the subject of the representations and warranties in Section 3.1(o), there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities adequately provided for on the Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet date and (iii) such other Liabilities as would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. Section 3.1(g)(ii) of the AMLI Disclosure Letter sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of AMLI or any AMLI Subsidiary, is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of September 30, 2005. For purposes of this Agreement, “indebtedness” means, with respect to any Person, without duplication (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are paid by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to trade creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business, consistent with past practice), (v) all capitalized lease obligations of such Person, (vi) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (vii) all letters of credit issued for the account of such Person, and (viii) all guarantees or keepwell agreements in respect of any indebtedness of any other Person.
      (h) No Default. Neither AMLI nor any of the AMLI Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the AMLI Charter or the AMLI Bylaws or the comparable charter or organizational documents of any of the AMLI Subsidiaries, (B) any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which AMLI or any of the AMLI Subsidiaries is now a party or by which AMLI or any of the AMLI Subsidiaries or any of their respective properties or assets is bound, or (C) any Law or Order applicable to or binding upon AMLI or any of the AMLI Subsidiaries or any of their respective properties or assets, except, in the case of clauses (B) and (C), for defaults or violations which, individually or in the aggregate, have not constituted, and would not constitute, an AMLI Material Adverse Effect.
      (i) Compliance with Applicable Laws. AMLI and the AMLI Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (together with the AMLI Environmental Permits (as hereinafter defined), the “AMLI Permits”), except where the failure so to hold, individually or in the aggregate, does not and would not constitute an AMLI Material Adverse Effect. AMLI and the AMLI Subsidiaries are in compliance with the terms of the AMLI Permits, except where the failure to so comply, individually or in the aggregate, does not and would not constitute an AMLI Material Adverse Effect. Except as would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect, the businesses of AMLI and the AMLI Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to AMLI or any of the AMLI Subsidiaries is pending or, to the Knowledge of AMLI, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect.
      (j) Litigation. Except as set forth in Section 3.1(j) of the AMLI Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of AMLI, threatened against or affecting AMLI or any AMLI Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would constitute an AMLI Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against AMLI or any AMLI Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger or the Partnership Merger or the other transactions contemplated by the Transaction Documents.
      (k) Taxes.
      (i) Each of AMLI and each AMLI Subsidiary has timely filed or has had timely filed on its behalf all Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so or otherwise permitted by Law). Each such Tax Return was, at the time filed, true, correct and complete in all material respects. Each of AMLI and the AMLI Subsidiaries has paid (or AMLI has paid on behalf of such AMLI Subsidiary), within the time and in the manner prescribed by Law, all material Taxes that are due and payable. The most recent financial statements contained in the AMLI SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all material Taxes due and payable by AMLI and the AMLI Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. AMLI and the AMLI Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of AMLI or AMLI LP) reserves or accrued liabilities or expenses that are adequate for the payment of all Taxes for which AMLI or any AMLI Subsidiary is liable but are not yet due and payable. AMLI has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither AMLI nor any of the AMLI Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property. No deficiencies for material Taxes have been asserted or assessed in writing by a Governmental Entity against AMLI or any of the AMLI Subsidiaries, and no requests for waivers of the time to assess any such material Taxes have been granted and remain in effect or are pending. No claim is pending or proposed by any Governmental Entity in any jurisdiction where AMLI or any AMLI Subsidiary does not file Tax Returns that AMLI or any AMLI Subsidiary is or may be subject to taxation by such jurisdiction, nor to the Knowledge of AMLI are there any facts that could reasonably be expected to give rise to such a claim. Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 1999 have been delivered to or made available to representatives of Purchaser.
      (ii) Each of AMLI and the AMLI Subsidiaries that file Tax Returns as a REIT (as defined herein) (A) for each taxable period beginning with its date of formation through its most recent taxable year ended on or before the date hereof, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from the end of its most recent taxable year ended before the date hereof through the date hereof, (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to its status as a REIT, and no such challenge is pending, or to AMLI’s Knowledge, threatened and (D) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year or portion thereof that will end with the Merger. Each AMLI Subsidiary which files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has since its acquisition by AMLI been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each AMLI Subsidiary which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary under Section 856(l) of the Code or as a REIT under Sections 856 through 860 of the Code.
      (iii) As of the date of this Agreement, AMLI does not have any earnings and profits attributable to AMLI or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
      (iv) All material Taxes which AMLI or the AMLI Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose. There are no Liens for material Taxes upon the assets of AMLI or the AMLI Subsidiaries except for statutory Liens for Taxes not yet due.
      (v) Except as set forth in Section 3.1(k)(v) of the AMLI Disclosure Letter: (A) there are no audits by or contests with any taxing authority currently being conducted with regard to material Taxes or Tax Returns of AMLI or any AMLI Subsidiary; (B) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns; (C) neither AMLI nor any AMLI Subsidiary is a party to any litigation or administrative proceeding relating to any material Taxes; and (D) neither AMLI nor any AMLI Subsidiary has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any material Taxes.
      (vi) Except as set forth in Section 3.1(k)(vi) of the AMLI Disclosure Letter, neither AMLI nor the AMLI Subsidiaries are a party to any Tax allocation or sharing agreement.
      (vii) AMLI and the AMLI Subsidiaries do not have any material liability for the Taxes of any Person other than AMLI and the AMLI Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.
      (viii) Except as set forth in Section 3.1(k)(viii) or Section 3.1(l)(iii)(F) of the AMLI Disclosure Letter, neither AMLI nor the AMLI Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code.
      (ix) Neither AMLI nor any AMLI Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
      (x) There are no Tax Protection Agreements except as disclosed in Section 3.1(k)(x) of the AMLI Disclosure Letter.
      (l) Pension and Benefit Plans; ERISA.
      (i) Except as set forth in Section 3.1(l)(i) of the AMLI Disclosure Letter, neither AMLI, any AMLI Subsidiary nor any of their respective ERISA Affiliates is a party to, sponsors, participates in, contributes to or has any liability or contingent liability with respect to:

(A) any “employee welfare plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of

1974, as amended (“ERISA”)), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA);

(B) any retirement or deferred compensation plan, incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance (including any self-insurance) or hospitalization program or any other fringe or other benefit or compensation plans, programs or arrangements for any current or former employee, trustee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, or any other “employee benefit plan” (as defined in Section 3(3) of ERISA); or

(C) any employment, severance, termination, consultancy or other similar agreement.

      (ii) A true and correct copy of each of the plans, programs, arrangements, and agreements listed in Section 3.1(l)(i) of the AMLI Disclosure Letter (referred to hereinafter as “AMLI Employee Benefit Plans”) has been supplied to the Purchaser. In the case of any AMLI Employee Benefit Plan which is not in written form, the Purchaser has been supplied with an accurate description of such AMLI Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each AMLI Employee Benefit Plan, to the extent applicable, has been supplied to the Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied. Section 3.1(l)(i) of the AMLI Disclosure Letter contains a true and complete list of each loan or extension of credit between AMLI or any AMLI Subsidiary, on the one hand, and any of their respective trustees, directors, officers or employees, on the other, and the outstanding balances under each such loan or extension of credit as of the date hereof.
      (iii) As to all AMLI Employee Benefit Plans:

(A) All AMLI Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could cause any such AMLI Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

(B) (w) All AMLI Employee Benefit Plans which are employee pension benefit plans comply in form and in operation in all material respects with all applicable requirements of Sections 401(a) and 501(a) of the Code; (x) each AMLI Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and AMLI is not aware of any reason why any such determination letter should be revoked or not be reissued; (y) there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service (other than an amendment for which the remedial amendment period under Section 401(b) of the Code has not expired); and (z) no event has occurred which could reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

(C) Except as set forth in Section 3.1(l)(iii)(C) of the AMLI Disclosure Letter, none of the assets of any AMLI Employee Benefit Plan is invested in employer securities or employer real property.

(D) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any AMLI Employee Benefit Plan.

(E) There have been no acts or omissions by which have given rise to or which could reasonably be expected to give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which AMLI or any AMLI Subsidiary may be liable.

(F) Except as set forth in Section 3.1(l)(iii)(F) of the AMLI Disclosure Letter, none of the payments contemplated by the AMLI Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

(G) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any AMLI Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(H) Neither AMLI, any AMLI Subsidiary nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee benefit plan subject to Title IV of ERISA.

(I) Each AMLI Employee Benefit Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in compliance in all material respects with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

(J) Neither AMLI nor any AMLI Subsidiary has any liability or contingent liability for providing, under any AMLI Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

(K) There has been no act or omission that would impair the ability of AMLI and AMLI Subsidiaries (or any successor thereto) to unilaterally amend or terminate any AMLI Employee Benefit Plan.

(L) Except as set forth in Section 3.1(l)(iii)(L)(I) of the AMLI Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director, trustee or independent contractor of AMLI or the AMLI Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any such benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any AMLI Employee Benefit Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of AMLI or any AMLI Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code. Section 3.1(l)(i)(iii)(L)(II) of the AMLI Disclosure Letter lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers or key employees of the AMLI or the AMLI Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by AMLI or the employee), true and complete copies of which have been made available to Purchaser prior to the date hereof.

(M) There has been no amendment to, written interpretation or announcement (whether or not written) by AMLI or the AMLI Subsidiaries relating to, or change in employee participation or coverage under, any AMLI Employee Benefit Plan which would increase materially the expense of maintaining such employee plan above the level of the expense incurred in respect thereof as of the Balance Sheet Date.
      (iv) Neither AMLI, any AMLI Subsidiary nor any of their respective ERISA Affiliates, contributes to, has contributed to, or has any liability or contingent liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA).

      (m) Labor and Employment Matters.
      (i) Except as set forth in Section 3.1(m)(i) of the AMLI Disclosure Letter, neither AMLI nor any of the AMLI Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union or organization. Except as set forth in Section 3.1(m)(i) of the AMLI Disclosure Letter, to the Knowledge of AMLI, there is no question involving current union representation of employees of AMLI or any of the AMLI Subsidiaries, nor is there any activity by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
      (ii) Except as set forth in Section 3.1(m)(ii) of the AMLI Disclosure Letter, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of AMLI, threatened against AMLI or any of the AMLI Subsidiaries. AMLI and the AMLI Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of their employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification and the payment and withholding of Taxes.
      (iii) There is no strike, slowdown, representation or certification campaign or work stoppage or lockout with respect to the employees of AMLI or the AMLI Subsidiaries pending, or, to the Knowledge of AMLI, threatened, against AMLI or any of the AMLI Subsidiaries.
      (iv) There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of AMLI, threatened, with respect to which any current or former trustee, director, officer, employee or agent of AMLI or any of the AMLI Subsidiaries is claiming indemnification from AMLI or any of the AMLI Subsidiaries.
      (n) Intangible Property.
      (i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an AMLI Material Adverse Effect, there are no valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by AMLI or any AMLI Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (ii) against the use by AMLI or any AMLI Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of AMLI or any AMLI Subsidiary as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of any of the AMLI Intellectual Property Rights material to AMLI and the AMLI Subsidiaries, taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by AMLI or any AMLI Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be likely to have an AMLI Material Adverse Effect, AMLI and each AMLI Subsidiary owns, or is licensed to use (in each case free and clear of any Encumbrances), all Intellectual Property currently used in its business as presently conducted.
      (ii) As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party, and (iii) “AMLI Intellectual Property Rights” means the Intellectual Property owned or used by AMLI or any AMLI Subsidiary.
      (o) Environmental Matters. Except as described in Section 3.1(o) of the AMLI Disclosure Letter:

(i) neither AMLI nor any AMLI Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum or petroleum products (including crude oil and any fraction thereof) (collectively, “Hazardous Materials”) or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), except for any violation which, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect;

(ii) in the last three (3) years, neither AMLI nor the AMLI Subsidiaries have received any notice of, and there are no pending or, to the Knowledge of AMLI, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting AMLI or any of the AMLI Subsidiaries or any of the AMLI Properties (as hereinafter defined);

(iii) AMLI and the AMLI Subsidiaries have not used, and have not permitted the use of, any AMLI Property for activities or operations that involve the handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing into the environment or otherwise dealing with any Hazardous Material, except for Hazardous Materials utilized in the ordinary course of maintaining such real properties or utilized in the ordinary course of business of a tenant of such AMLI Properties, provided, that such use would not, in the ordinary course of business, reasonably be expected to violate applicable Environmental Laws; and

(iv) there is not any seepage, leaking, escaping, leaching, discharging, injection, release, emission, spill, pumping, pouring, emptying, dumping or other release or threatened release of Hazardous Materials into the environment at or from any AMLI Properties, including any land or water on, at, under or adjacent to any such AMLI Properties, except in accordance with applicable Environmental Laws and as would not, individually or in the aggregate, reasonably be expected to result in an AMLI Material Adverse Effect.

      (p) Properties.
      (i) Except as listed in Section 3.1(p)(i) of the AMLI Disclosure Letter, AMLI LP or an AMLI Subsidiary owns fee simple title to each of the real properties identified in Section 3.1(p)(i) of the AMLI Disclosure Letter (each property so owned, an “AMLI Property” and collectively, the “AMLI Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”). Except as set forth in Section 3.1(p)(i) of the AMLI Disclosure Letter, no other Person has any ownership interest in any of the AMLI Properties.
      (ii) The AMLI Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or Encumbrances, except for (collectively, the “Permitted Title Exceptions”) (A) Encumbrances and Property Restrictions set forth in Section 3.1(p)(ii) of the AMLI Disclosure Letter, (B) Property Restrictions imposed or promulgated by Law or any Governmental Entity or included in any AMLI space lease with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any AMLI Property, (C) Encumbrances and Property Restrictions disclosed on existing title policies or existing surveys (in either case copies of which title policies or surveys have been delivered or made available to Purchaser), and (D) mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the AMLI Properties subject thereto or affected thereby, and which, individually or in the aggregate, would not be reasonably likely to have an AMLI Material Adverse Effect.
      (iii) Except as provided in Section 3.1(p)(ii) of the AMLI Disclosure Letter, (A) AMLI and AMLI LP have made available to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP all valid policies of title insurance insuring AMLI LP’s or the applicable AMLI Subsidiary’s fee simple title to the AMLI Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy; and (B) AMLI and AMLI LP have previously provided or made available to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP all existing surveys of the AMLI Properties in its possession.
      (iv) Except as set forth in Section 3.1(p)(iv) to the AMLI Disclosure Letter, (A) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the AMLI Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the AMLI Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the AMLI Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be likely to have an AMLI Material Adverse Effect and (B) neither AMLI nor any AMLI Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the AMLI Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would not, individually or in the aggregate, reasonably be likely to have an AMLI Material Adverse Effect.
      (v) Except as set forth in Section 3.1(p)(v) to the AMLI Disclosure Letter, to AMLI’s and AMLI LP’s Knowledge, neither AMLI nor any AMLI Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the AMLI Properties, or (B) any Laws including, without limitation, any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar law, code, ordinance, order or regulation has been violated for any AMLI Property, which in the case of clauses (A) and (B) above, would reasonably be likely to have, individually or in the aggregate, an AMLI Material Adverse Effect.
      (vi) Except as set forth in Section 3.1(p)(vi) of the AMLI Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any AMLI Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those actions, individually or in the aggregate, the failure of which would not reasonably be likely to have an AMLI Material Adverse Effect.
      (vii) Section 3.1(p)(vii) of the AMLI Disclosure Letter lists each ground lease to which AMLI or any AMLI Subsidiary is party, as lessee, and each master lease to which AMLI or any AMLI Subsidiary is a lessor. Each such ground lease or master lease is in full force and effect and is valid, binding and enforceable, to the Knowledge of AMLI, in accordance with its terms against the lessor or lessee thereunder, as applicable, except as would not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on AMLI’s interest in the applicable AMLI Property. Except as listed in Section 3.1(p)(vii) of the AMLI Disclosure Letter or which would not have, or would not reasonably be likely to have, individually or in the aggregate, an AMLI Material Adverse Effect, neither AMLI nor any AMLI Subsidiary, on the one hand, nor, to the Knowledge of AMLI, any other party, on the other hand, is in monetary default under any such ground lease or master lease. No option has been exercised under any of such ground leases or master leases, except options whose exercise has been evidenced by a written document as described in Section 3.1(p)(vii) of the AMLI Disclosure Letter. AMLI and AMLI LP have made available to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP a correct and complete copy of each such ground lease and master lease and all material amendments thereto.

      (viii) Except as set forth in Section 3.1(p)(viii) of the AMLI Disclosure Letter, neither AMLI nor any AMLI Subsidiary has granted any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of an AMLI Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire an AMLI Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any AMLI Property or any portion thereof.
      (ix) Except as set forth in Section 3.1(p)(ix) of the AMLI Disclosure Letter, neither AMLI nor any AMLI Subsidiary is a party to any agreement relating to the management of any of the AMLI Properties by a party other than AMLI or any wholly owned AMLI Subsidiaries.
      (x) Except as set forth in Section 3.1(p)(x) of the AMLI Disclosure Letter, there is no material renovation or construction project with aggregate projected costs in excess of $5,000,000 currently being performed at any of the AMLI Properties, except for the projects set forth in Section 3.1(p)(x) of the AMLI Disclosure Letter (the “Construction Projects”). Section 3.1(p)(x) of the AMLI Disclosure Letter sets forth the budgeted cost, the cost to complete and each Material Contract for each Construction Project. Neither AMLI nor any AMLI Subsidiary is in material default of any material obligation with respect to the Construction Projects and, to the Knowledge of AMLI, the contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.
      (xi) Except as set forth in Section 3.1(p)(xi) of the AMLI Disclosure Letter, none of the material personal property necessary for the use, operation, repair or maintenance of any AMLI Property as currently used, operated, maintained and repaired is leased from or otherwise owned by third parties, except (A) for equipment owned or leased by third party vendors providing maintenance or repair services to an AMLI Property or (B) for leases, the expense for which is included in AMLI’s financial statements.
      (xii) There (i) are no material structural defects relating to any of the AMLI Properties, (ii) is no AMLI Property whose building systems are not in working order in any material respect, and (iii) is no physical material damage to any AMLI Property for which there is no insurance in effect, which, in the case of any of (i), (ii) or (iii), would, individually or in the aggregate, have an AMLI Material Adverse Effect.
      (q) Insurance. AMLI or AMLI LP maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of AMLI and AMLI LP. Section 3.1(q) of the AMLI Disclosure Letter sets forth a list that is true and complete in all material respects of all material insurance policies in force naming AMLI, any AMLI Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which AMLI or any AMLI Subsidiary has paid or is obligated to pay all or part of the premiums. There is no claim by AMLI or any AMLI Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would reasonably be likely to have, individually or in the aggregate, an AMLI Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by AMLI or AMLI LP with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
      (r) Opinion of Financial Advisor. The AMLI Board of Trustees has received the Fairness Opinion to the effect that, based on, and subject to the various assumptions and qualifications set forth in the Fairness Opinion, as of the date of the Fairness Opinion, (i) the consideration to be received by the AMLI Common Shareholders in the Merger is fair from a financial point of view to such holders and (ii) the consideration to be received by the AMLI LP Unitholders is fair from a financial point of view to such holders considered as if such LP Units had been converted into or redeemed for AMLI Common Shares in accordance with the existing terms of LP Units.
      (s) Vote Required. The affirmative vote of the holders of AMLI Common Shares casting at least two-thirds of the votes entitled to be cast (the “AMLI Shareholder Approval”) is the only vote of the holders of any class or series of the AMLI Common Shares or other securities of or equity interests in AMLI or AMLI

LP required to approve this Agreement and to approve and consummate the Mergers and the other transactions contemplated by the Transaction Documents.
      (t) Brokers. Except for the fees and expenses payable to the AMLI Financial Advisor pursuant to the engagement letter set forth in Section 3.1(t) of the AMLI Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of AMLI, any AMLI Subsidiary or any Affiliate thereof.
      (u) Contracts.
      (i) All of the Material Contracts of AMLI are listed on Section 3.1(u)(i) of the AMLI Disclosure Letter or in the exhibit index set forth in the AMLI annual report of Form 10-K for the year ended December 31, 2004. AMLI has, prior to the date hereof, made available to Purchaser (including by filing with the SEC) true and complete copies of each Material Contract as in effect as of the date hereof. Except as set forth in Section 3.1(u)(i) of the AMLI Disclosure Letter, all Material Contracts are valid, binding and enforceable and in full force and effect with respect to AMLI and the AMLI Subsidiaries, and to the Knowledge of AMLI, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.1(u)(i) of the AMLI Disclosure Letter, (i) neither AMLI nor any AMLI Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the Knowledge of AMLI there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that, individually or in the aggregate, would not reasonably be likely to have an AMLI Material Adverse Effect. For purposes of this Agreement, “Material Contracts” shall mean (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $5,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (ii) any contractual obligation (including any brokerage agreement) entered into by AMLI or any AMLI Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty) and that may result in total payments by or liability of AMLI or any AMLI Subsidiary in excess of $5,000,000, (iii) any other agreements filed or required to be filed as exhibits to the AMLI SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which AMLI or any AMLI Subsidiary is a party or an obligor with respect thereto (v) any agreement in which the amount involved exceeds $60,000 per annum with any trustee, director or employee of AMLI or the AMLI Subsidiaries earning in excess of $75,000 per annum in base compensation and cash bonus or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such trustee, director or employee; (vi) any partnership or joint venture agreement with any third parties; and (vii) any agreement, commitment, instrument or obligation of a type described in Sections 3.1(u)(ii) through 3.1(u)(v).
      (ii) Except as set forth in Section 3.1(u)(ii) of the AMLI Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict AMLI’s ability to compete in any line of business or with any Person in any geographical area.

      (iii) Except as set forth in Section 3.1(u)(iii) of the AMLI Disclosure Letter, there are no indemnification agreements entered into by and between AMLI and any trustee, director or officer of AMLI or any of the AMLI Subsidiaries.
      (iv) None of AMLI or any AMLI Subsidiary is a party to any agreement pursuant to which AMLI or any AMLI Subsidiary manages or provides services with respect to any real properties other than AMLI Properties, except for the agreements listed in Section 3.1(u)(iv) of the AMLI Disclosure Letter.
      (v) Section 3.1(u)(v) of the AMLI Disclosure Letter lists all agreements entered into by AMLI or any AMLI Subsidiary providing for the sale of, or option to sell, any AMLI Properties or the purchase of, or option to purchase, by AMLI or any AMLI Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.
      (vi) Inapplicability of Takeover Statutes, AMLI Rights Agreement and Certain Charter and Bylaw Provisions. (i) AMLI has taken all appropriate and necessary actions to exempt the Merger, the Partnership Merger, the Transaction Documents and the other transactions contemplated thereby from the restrictions of Subtitles 6 and 7 of Title 3 of the MGCL and Title 8 (collectively, the “Takeover Statute”). No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws apply to the Merger, the Partnership Merger, the Transaction Documents or the other transactions contemplated thereby. AMLI and the AMLI Board of Trustees have taken all appropriate and necessary actions to (A) render the rights under the AMLI Rights Agreement inapplicable in the Merger, the Partnership Merger, the Transaction Documents and the other transactions contemplated thereby, (B) cause the Merger, the Partnership Merger, the Transaction Documents and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the AMLI Charter, AMLI Bylaws or in the comparable organizational document of any AMLI Subsidiary that would otherwise prohibit, hinder or delay such transactions and (C) render any and all limitations on ownership of (1) AMLI Common Shares as set forth in the AMLI Charter and (2) the limited partner interests in AMLI LP as set forth in the AMLI LP Agreement, including the ownership limit (the “Ownership Limit”) set forth in the AMLI Charter inapplicable to the Merger, Partnership Merger, the Transaction Documents and the other transactions contemplated thereby.
      (w) Related Party Transactions. Except as described in the AMLI SEC Documents filed prior to the date hereof or as set forth in Section 3.1(w) of the AMLI Disclosure Letter, there are no material arrangements, agreements or contracts which continue in effect as of the date hereof entered into by AMLI or any of the AMLI Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or affiliate of AMLI or any AMLI Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. True and complete copies of all such documents have been made available to Purchaser prior to the date hereof.
      (x) Investment Company Act of 1940. Neither AMLI, AMLI LP nor any of the other AMLI Subsidiaries is, or at the Merger Effective Time or the Partnership Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
      (y) Information Supplied. The information supplied by AMLI or any AMLI Subsidiary for inclusion in the Proxy, or any amendment or supplement thereto, shall not, on the date the Proxy is first mailed to AMLI Common Shareholders, at the time of the AMLI Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 3.2     Representations and Warranties of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP represent and warrant to AMLI as follows:

(a) Organization, Standing and Power of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser Acquisition Entity is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is an indirect wholly owned subsidiary of Purchaser. Purchaser Acquisition LP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Acquisition Limited Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is a wholly owned subsidiary of Purchaser Acquisition Entity. Purchaser Acquisition Entity is the sole general partner of Purchaser Acquisition LP and Acquisition Limited Partner is the sole limited partner of Purchaser Acquisition LP. Purchaser has heretofore made available to AMLI and AMLI LP complete and correct copies of the charter, bylaws or other organizational documents of each of the Purchaser Subsidiaries, each as amended to the date hereof and each as in full force and effect.

(b) Authority; No Violations; Consents and Approvals.

(i) Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP have all requisite power and authority to enter into this Agreement and its other Transaction Documents and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP.

(ii) This Agreement and the Transaction Documents to which Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP are parties have been duly executed and delivered by such Person, and, constitute valid and binding obligations of such Person, enforceable against such Person in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii) The execution and delivery by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP of this Agreement and their other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby, and compliance by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP with the provisions hereof and thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or give rise to a right of purchase under or result in the creation of any Lien upon any of the properties or assets of such parties under, require the consent or approval of any third party or otherwise result in a material detriment to such parties under, any provision of (A) the charter, bylaws or comparable organizational documents of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, (B) any material contract, agreement or commitment of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, or any guarantee by Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iv) are duly and timely obtained or made, any Law or Order applicable to or binding on Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP to perform its obligations under any of the Transaction Documents or prevent the consummation by Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP of any of the transactions contemplated hereby or thereby.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or on behalf of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP in connection with the execution and delivery by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP of this Agreement or the other Transaction Documents to which Purchaser, Purchaser Acquisition Entity and Purchaser

Acquisition LP is a party or the consummation by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP of the transactions contemplated hereby or thereby, except for: (A) compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby; (B) the filing of the Articles of Merger with, and acceptance for recording of the Articles of Merger by, the Maryland Department; (C) the filing of the LLC Certificate of Merger with, and acceptance for recording of the LLC Certificate of Merger by, the Delaware Secretary of State; (D) the filing of the LP Certificate of Merger and the acceptance for record of the LP Certificate of Merger; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, Takeover Statute or Environmental Laws; (F) compliance with the rules and regulations of the New York Stock Exchange; and (G) any such other consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair or delay the ability of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation by them of any of the transactions contemplated hereby or thereby.

(c) Information Supplied. The information supplied by the Purchaser or any Purchaser Subsidiary for inclusion in the Proxy, or any amendment or supplement thereto, shall not, on the date the Proxy is first mailed to AMLI Common Shareholders, at the time of the AMLI Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) No Other Business. Purchaser Acquisition Entity was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated thereby.

(e) Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP, for which fee or commission AMLI or any AMLI Subsidiary may be liable.

(f) Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP, nor is there any Order outstanding against Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, in each case which would reasonably be expected to, individually or in the aggregate, (A) cause any of the transactions contemplated by the Transaction Documents to be rescinded following their consummation, including the Merger and the Partnership Merger, or (B) materially impair or delay the ability of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation by them of any of the transactions contemplated thereby.

(g) Funding. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP will have available, at the Merger Effective Time, the Exchange Fund. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP have provided to AMLI and AMLI LP a copy of the financing commitment letter dated October 19, 2005 between Purchaser and Morgan Stanley Asset Funding Inc., entered into in connection with the transactions contemplated hereby, including any exhibits, schedules and amendments thereto (the “Financing Letter”). The Financing Letter is effective and has not been withdrawn or modified and all due and payable commitment fees have been paid thereunder, and the Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP hereby covenant and agree to pay on a timely basis any other fees that become due and payable thereunder. To the Knowledge of

Purchaser, the conditions set forth in the Financing Letter will be able to be satisfied prior to the Merger Effective Time.

ARTICLE IV.
Covenants Relating to Conduct of Business Pending the Mergers
      Section 4.1     Conduct of Business by AMLI.
      (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, AMLI and AMLI LP shall, and shall cause each of the other AMLI Subsidiaries to (i) carry on its businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable Law and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees and to maintain the status of AMLI and each applicable AMLI Subsidiary as a REIT within the meaning of the Code.
      (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, except as otherwise expressly provided by this Agreement or the Transaction Documents or to the extent consented to by Purchaser in advance and in writing, AMLI and AMLI LP shall not and shall not authorize or commit or agree to, and shall cause the other AMLI Subsidiaries not to (and not to authorize or commit or agree to):

(i) (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of AMLI’s shares, stock or the partnership interests, shares, stock or other equity interests in any AMLI Subsidiary that is not directly or indirectly wholly owned by AMLI, other than (i) regular, cash distributions at a rate not in excess of (x) $0.48 per share of AMLI Common Shares, declared and paid quarterly, (y) $0.48 per Series B Preferred Share, declared and paid quarterly and (z) $0.540625 per Series D Preferred Shares, declared and paid quarterly, in each case, in accordance with past practice, (ii) corresponding distributions payable to each holders of LP Units, GP Units, and payable with respect to the Series B units of limited partnership interests of AMLI LP and the Series D units of limited partnership interest of AMLI LP and (iii) dividends or distributions, declared, set aside or paid by any wholly owned AMLI Subsidiary to AMLI or any AMLI Subsidiary that is, directly or indirectly, wholly owned by AMLI and provided, that AMLI may, in accordance with Section 5.4(f), make dividend payments it is required to make by the Code required to maintain REIT status and those that are sufficient to eliminate any U.S. federal income tax liability, (B) except as set forth in Section 4.1(b)(i) of the AMLI Disclosure Letter, split, combine or reclassify any shares, stock, partnership interests or other equity interests or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests or (C) purchase, redeem (except for the redemption of LP Units for shares of AMLI Common Shares in accordance with the AMLI LP Agreement) or otherwise acquire any AMLI Common Shares, stock, other equity interests or securities of AMLI or the partnership interests, stock, other equity interests or securities of any AMLI Subsidiary or any options, warrants or rights to acquire, or security convertible into, AMLI Common Shares, stock, other equity interest or securities of AMLI or the partnership interests, stock or other equity interests in any AMLI Subsidiary, except in connection with the use of AMLI Common Shares or LP Units to pay the exercise price or Tax withholding obligation upon the exercise of an AMLI Option as presently permitted under any AMLI Option Plan;

(ii) (A) classify or re-classify any unissued AMLI Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of AMLI or any AMLI Subsidiary; (B) authorize for issuance, issue, deliver, sell, or grant AMLI Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of AMLI or AMLI Subsidiaries, (C) authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any AMLI Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests), or stock based performance units of AMLI or any AMLI Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities or (D) amend or waive any option to acquire AMLI Common Shares (except, with respect to the foregoing clause (A), (B) and (C), (1) as required under the AMLI LP Agreement as presently in effect, (2) as required under the terms of the Preferred Shares as presently in effect and (3) in connection with the exercise of AMLI Options outstanding as of the date hereof under the AMLI Option Plan as in effect as of the date hereof or the exchange of units of AMLI LP for AMLI Common Shares in accordance with the AMLI LP Agreement);

(iii) amend the AMLI Charter or the AMLI Bylaws, or any other comparable charter or organizational documents of any AMLI Subsidiary;

(iv) (A) merge, consolidate or enter into any other business combination transaction with any Person, except as provided in Section 5.5 and 5.6, (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

(v) (A) make, undertake or enter into any new commitments obligating AMLI or any AMLI Subsidiary to (I) make, capital expenditures (x) from the date hereof until December 31, 2005, in excess of 105% of the total amounts set forth in the capital expenditure budgets that have been previously provided to the Purchaser Parties by AMLI and (y) for the period beginning on January 1, 2006 and ending on the earlier of the termination of this Agreement and the Merger Agreement Effective Time, in excess of 105% of the total amounts set forth in the 2006 Capital Budgets, in each case not including the Commitments (as defined herein) set forth in Section 4.1(b)(v) of the AMLI Disclosure Letter, provided AMLI shall be permitted to enter into a commitment to make repairs and/or prevent damage to any AMLI Properties as is necessary in the event of an emergency situation as long as AMLI provides Purchaser with a copy of such commitment within two (2) Business Days after such commitment is entered into or (II) undertake any substantial renovation or rehabilitation of any AMLI Property, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction (other than (i) any Commitment described in Section 4.1(b)(v) of the AMLI Disclosure Letter, (ii) any exchange of real property pursuant to Section 1031 of the Code described in Section 4.1(b)(v) of the AMLI Disclosure Letter, (iii) entering into leases (other than ground leases) as landlord in the ordinary course of business and incurring any reasonable and customary expenditures related thereto or (iv) incurring or expending up to an aggregate amount not to exceed $1,500,000 with respect to the pursuit of the potential acquisition by an AMLI Subsidiary of one or more real properties), or amend any Commitment in any material respect, (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $500,000 (other than any Commitment described in Section 4.1(b)(v) of the AMLI Disclosure Letter), (D) incur indebtedness (secured or unsecured) except for draws under its revolving line(s) of credit for working capital purposes and indebtedness (limited to its revolving line(s) of credit and any indebtedness described in Section 4.1(b)(v) of the AMLI Disclosure Letter) to fund any of the Commitments described (and within the limits so described) in Section 4.1(b)(v) of the AMLI Disclosure Letter or (E) modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date hereof;

(vi) sell, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to take action within thirty (30) days of the creation thereof to have such Lien removed), lease (other than leases (other than ground leases) as landlord in the ordinary course of business) or otherwise dispose of any of the AMLI Properties, including by the disposition or issuance of equity securities in an entity that owns an AMLI Property, except (A) as described in Section 4.1(b)(vi) of the AMLI Disclosure Letter (and in the

amounts so described), or (B) made in the ordinary course of business consistent with past practice pursuant to a binding sales contract in existence on the date of this Agreement and set forth in Section 4.1(b)(vi) of the AMLI Disclosure Letter;

(vii) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate, or in connection with sales of any AMLI Properties as permitted under Section 4.1(b)(vi);

(viii) acquire any personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice or in connection with acquisitions permitted under Section 4.1(b)(v);

(ix) except as set forth in Section 4.1(b)(ix) of the AMLI Disclosure Letter, (A) assume or guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (B) prepay, refinance or amend any existing indebtedness, (C) make any loans, advances, capital contributions or investments in any other Person or (D) pledge or otherwise encumber shares of capital stock or securities in AMLI or any AMLI Subsidiary;

(x) make or rescind any express or deemed material election relating to Taxes (unless AMLI reasonably determines, after prior consultation with Purchaser, that such action is (i) required by Law; or (ii) necessary or appropriate to preserve AMLI’s status as a REIT or the partnership status of AMLI LP or any other AMLI Subsidiary which files Tax Returns as a partnership for U.S. federal income tax purposes (in which case, AMLI or AMLI LP, as the case may be, shall make such election in a timely manner and shall inform Purchaser of such election)); provided, that nothing in this Agreement shall preclude AMLI from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code (with the prior written consent of Purchaser, which will not be unreasonably withheld);

(xi) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto;

(xii) amend any Tax Return in any material respect;

(xiii) (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of accounting in effect other than as required by GAAP, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the taxable year ended December 31, 2004, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, AMLI shall promptly inform Purchaser of such changes);

(xiv) other than as set forth in Section 5.8(c) and except as set forth in Section 4.1(b)(xiv) of the AMLI Disclosure Letter, (A) adopt, amend or terminate any AMLI Employee Benefit Plan or adopt any new employee benefit plan, incentive plan, AMLI Severance Plan, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an AMLI Employee Benefit Plan if it had been in existence on the date hereof, or, grant any new stock appreciation rights, AMLI Options, restricted shares or any other equity-based awards, (B) enter into or amend any employment severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement or, except with respect to non-officer employees in the ordinary course of business consistent with past practice, grant or become obligated to grant any increase in the compensation or benefits of officers or employees, (C) grant any severance or termination pay, or any increase thereof, to any trustee, director, officer or employee, except payments made pursuant to written agreements or plans outstanding on the date hereof, the material terms of which are disclosed in Section 4.1(b)(xiv) of the AMLI Disclosure Letter and copies of which have been provided to Purchaser, (D) increase the number of its full-time permanent employees by an amount inconsistent with past practice or (E) establish, pay, agree to grant or increase any special bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

(xv) settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $500,000, which provide for a complete release of AMLI and each applicable AMLI Subsidiary of all claims and which do not provide for any admission of liability by AMLI or any AMLI Subsidiary;

(xvi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AMLI or any of the AMLI Subsidiaries;

(xvii) fail to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance coverage substantially similar in all material respects to the insurance coverage maintained by AMLI and the AMLI Subsidiaries on the date hereof;

(xviii) except as provided in Section 4.1(b)(xviii) of the AMLI Disclosure Letter, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in any of Sections 3.1(u)(i) through 3.1(u)(iv) of the AMLI Disclosure Letter;

(xix) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of AMLI or any AMLI Subsidiary;

(xx) fail to (A) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law, provided AMLI notifies Purchaser and its counsel that it is availing itself of such extensions and provided such extensions do not adversely affect AMLI’s status as a qualified REIT under the Code or (B) cause all such reports and other documents to be complete and accurate in all material respects when filed;

(xxi) fail to pay any material Taxes or other material debts when due;

(xxii) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of AMLI dated as of June 30, 2005 contained in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 of AMLI or except as described in Section 4.1(b)(xxii) of the AMLI Disclosure Letter;

(xxiii) except as described in Section 4.1(b)(xxiii) of the AMLI Disclosure Letter, change the ownership of any AMLI Subsidiary;

(xxiv) amend the terms of any outstanding security of AMLI or of any AMLI Subsidiary;

(xxv) take any action that, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied; or

(xxvi) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

ARTICLE V.
Additional Covenants
      Section 5.1     Preparation of Proxy Statement; Shareholders’ Meeting.
      (a) As soon as practicable following the date of this Agreement, AMLI shall prepare and file with the SEC a preliminary Proxy Statement for the purpose of calling the AMLI Shareholder Meeting to obtain the AMLI Shareholder Approval, provided, that AMLI shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. AMLI will notify Purchaser promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence with the SEC with respect to the Proxy Statement. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. AMLI shall date the Proxy Statement as of the approximate date of mailing to its shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Purchaser or AMLI, as the case may be, shall promptly inform the other of such occurrences, (ii) AMLI shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement; provided, however, that no amendment or supplement to the Proxy Statement will be made without prior consultation with Purchaser and providing Purchaser a reasonable opportunity to review and comment on such amendment or supplement, (iii) AMLI shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to AMLI shareholders as promptly as practicable after such filing and (iv) AMLI shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its shareholders at the earliest practicable date.
      (b) AMLI will, as soon as practicable following the date on which the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the AMLI Shareholder Meeting (but in no event shall such meeting be held sooner than 20 days, or except as provided in Section 5.1(c) later than 60 days, following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the AMLI Shareholder Approval. AMLI will, through the AMLI Board of Trustees, recommend to its shareholders approval of the Merger and the other transactions contemplated hereby and further covenants that the Proxy Statement will include such recommendation (the “AMLI Recommendation”) except to the extent that the AMLI Board of Trustees shall have withdrawn such recommendation in accordance with Section 5.6 hereof.
      (c) If on the date of the AMLI Shareholders Meeting or any subsequent adjournment thereof pursuant to this Section 5.1(c), AMLI has not received proxies representing a sufficient number of AMLI Common Shares to approve the Merger, AMLI shall adjourn the AMLI Shareholder Meeting until such date as shall be mutually agreed upon by AMLI and Purchaser, which date shall not be less than ten days nor more than 20 days after the date of adjournment, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the AMLI Shareholder Approval.
      Section 5.2     Access to Information; Confidentiality. AMLI and AMLI LP shall, and shall cause each of the AMLI Subsidiaries to, afford to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP and their officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice during the period prior to the Partnership Merger Effective Time to all of its properties, offices, books, contracts, commitments, personnel and records and, during such period, AMLI and AMLI LP shall, and shall cause each of the other AMLI Subsidiaries to, furnish reasonably promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information (financial or otherwise) concerning its business, properties and personnel as Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP may

reasonably request. AMLI shall also instruct AMLI’s officers, employees, accountants, counsel, financial advisors and other representatives to cooperate reasonably with Purchaser in its investigation of the business of AMLI, AMLI LP and the other AMLI Subsidiaries. Notwithstanding the foregoing, AMLI shall not be required by this Section 5.2 to provide Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP or their respective representatives with access to the properties of AMLI or any AMLI Subsidiary for the purpose of invasive physical testing; provided, that, in the case of AMLI Properties that are wholly-owned by an AMLI Subsidiary, neither AMLI nor any AMLI Subsidiary shall unreasonably withhold consent for such access and testing if Purchaser determines in good faith, after the date hereof, that there is a reasonable likelihood that a significant environmental Liability exists with respect to such property. Each of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the confidentiality provisions of the letter agreement between AMLI and Purchaser dated as of September 21, 2005 (as may be amended, the “Confidentiality Agreement”).
      Section 5.3     Reasonable Efforts; Notification.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI and AMLI LP agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity; (ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of the Transaction Documents. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, directors or partners, of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI and AMLI LP shall take all such necessary action. From the date of this Agreement through the Merger Effective Time, AMLI shall timely file, or cause to be filed, with the SEC all AMLI SEC Documents required to be so filed. AMLI shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on all filings made by AMLI with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, prior to the making of such filings.
      (b) Notwithstanding anything to the contrary in this Section 5.3, the Purchaser shall not be required to dispose of or hold separate, or to restrict its ownership of, any business or assets of AMLI or any AMLI Subsidiary, or of the Purchaser or any Purchaser Subsidiary, or agree to take any such action, if any such action or agreement, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or Liabilities (i) of AMLI and the AMLI Subsidiaries taken as a whole or (ii) of the Purchaser and the Purchaser Subsidiaries taken as a whole.
      (c) AMLI and AMLI LP shall give prompt notice to Purchaser, and Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP shall give prompt notice to AMLI and AMLI LP, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      Section 5.4     Tax Matters.
      (a) Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI and AMLI LP shall report the portions of the transactions contemplated hereby consisting of the Merger in accordance with the treatment contemplated by Section 2.1(d) and each shall use its respective best efforts to cause such portions of such transactions to be so treated for U.S. federal income tax purposes.
      (b) Unless required by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Purchaser and AMLI), neither Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP, on the one hand, nor AMLI and AMLI LP, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Merger Effective Time, that would or may jeopardize, or that is inconsistent with, AMLI’s (or any AMLI Subsidiary that files a REIT tax Return) status as a REIT under the Code or the status of AMLI LP or any AMLI Subsidiary organized and existing as a partnership or limited liability company under the Laws of its jurisdiction of organization (a “AMLI Subsidiary Partnership”) as a partnership for purposes of Taxes for any period.
      (c) The Merger Consideration (including assumed liabilities) shall be allocated among AMLI’s assets in accordance with Section 1060 of the Code. The parties shall work in good faith to agree on such allocation prior to the Closing Date. Following the Merger, the Surviving Entity in connection with its U.S. federal, state, and local tax returns and other filings (including without limitation Internal Revenue Service Form 8594), shall not take any position inconsistent with such allocation. Any adjustment to the purchase price shall be allocated as provided by Treas. Reg. Section 1.1060-1(c).
      (d) Nothing in this Section 5.4 shall be construed to limit the ability of Purchaser or its Affiliates from causing AMLI to seek a “closing agreement” within the meaning of Section 7121 of the Code if it is reasonably determined that AMLI or an AMLI Subsidiary engaged in any action or failed to take any action that jeopardized the status of AMLI (or of any AMLI Subsidiary that is a REIT) as a REIT prior to the Merger Effective Time.
      (e) Within 90 days after the Closing, Purchaser Acquisition Corp. shall deliver to AMLI a schedule allocating the Purchase Price (including assumed liabilities) among the assets of AMLI in accordance with Section 1060 of the Code and the regulations thereunder. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.
      (f) Unless prohibited by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Purchaser and AMLI) or this Agreement, up to the Merger Effective Time, AMLI, each AMLI Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action required to maintain AMLI’s status as a REIT under the Code or the status of AMLI LP or any AMLI Subsidiary Partnership as a partnership for purposes of Taxes for any period. AMLI shall provide Purchaser with prior written notice of its intention to take any such action or to omit to take any such action outside the ordinary course of business, and shall consult with Purchaser in good faith with respect to such action or omission.
      (g) AMLI shall provide to Purchaser copies of Tax Returns that are to be filed on or prior to the Partnership Merger Effective Time at least five (5) calendar days prior to the due date of such returns (including applicable extensions), and AMLI shall consider in good faith any and all reasonable comments of Purchaser with respect to such Tax Returns.
      (h) AMLI shall use its reasonable best efforts to obtain the tax opinion described in Section 6.2(e) dated as of the Closing Date.
      Section 5.5     No Solicitation of Transactions.
      (a) Subject to Section 5.6, none of AMLI, AMLI LP or any other AMLI Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or Affiliate of AMLI, AMLI LP or any other AMLI Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction or release any Person from any standstill agreement or similar obligation to AMLI or any AMLI Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement. AMLI and AMLI LP shall, and shall cause the other AMLI Subsidiaries, and AMLI, AMLI LP and the other AMLI Subsidiaries shall, take all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. AMLI, AMLI LP and the AMLI Subsidiaries shall be responsible for any failure on the part of their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). AMLI and AMLI LP shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) AMLI, AMLI LP or any other AMLI Subsidiary, or any material position of their assets, if any, to return all confidential information heretofore furnished to such person by or on behalf of AMLI, AMLI LP or any other AMLI Subsidiary.
      (b) AMLI and AMLI LP shall notify Purchaser promptly following receipt of (but in any event within 24 hours after the Chief Executive Officer of AMLI has received) the relevant details relating to any inquiry or proposal (including the identity of the parties, price and other terms thereof) which any of AMLI, AMLI LP or any of the other AMLI Subsidiaries or any such officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative or Affiliate may receive after the date hereof relating to any of the matters described in Section 5.5(a) and shall keep Purchaser reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal.
      (c) For purposes of this Agreement, a “Competing Transaction” shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving AMLI or AMLI LP (or any of the other AMLI Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets (including by means of an issuance, sale or other disposition of voting securities) of AMLI and the AMLI Subsidiaries, taken as a whole, or of 30% or more of any class of voting securities of AMLI, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 30% or more of any class of voting securities of AMLI (or any of the AMLI Subsidiaries).
      (d) For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide, unsolicited, written proposal for a Competing Transaction made by a third party which the AMLI Board of Trustees determines (after taking into account any amendments to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby proposed by Purchaser), in good faith and after consultation with its financial and legal advisors, is on terms which are more favorable from a financial point of view (including financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof and the likelihood of the Competing Transaction proposal being consummated) to the AMLI Common Shareholders than the Mergers and the other transactions contemplated by this Agreement.
      Section 5.6     Board Actions.
      (a) Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by AMLI of a proposal from a third party for a Competing Transaction (that was not solicited, encouraged or facilitated in violation of Section 5.5) the Board of Trustees may (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction and (II) if the Board of Trustees determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, the AMLI Board of Trustees may (directly or through advisors or representatives) (i) furnish non-public information with respect to AMLI and the AMLI Subsidiaries to the Person who made such proposal (provided that AMLI (A) has previously or concurrently furnished such information to Purchaser, (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to AMLI as the Confidentiality Agreement and (C) shall notify Purchaser in writing prior to providing any such information), (ii) disclose to its shareholders any information required to be disclosed under applicable Law, (iii) participate in negotiations regarding such proposal and (iv) following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, but prior to the AMLI Shareholder Approval, (A) withdraw or modify in a manner adverse to Purchaser, or fail to make, the AMLI Recommendation or recommend that AMLI Common Shareholders approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to, and subject to compliance with, Section 7.1(g) or (C) take any action that any court of competent jurisdiction orders AMLI to take, but in each case referred to in clauses (i) through (iv) only if, after complying with Section 5.6(b), the AMLI Board of Trustees determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties to AMLI or its shareholders under applicable Law. Nothing in this Section 5.6 shall prevent the AMLI Board of Trustees from complying with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither AMLI nor the AMLI Board of Trustees shall be permitted to recommend pursuant to such provision a Competing Transaction which is not a Superior Competing Transaction.
      (b) The AMLI Board of Trustees shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.6(a) unless not fewer than three Business Days prior to taking any such action, AMLI shall have, during such three Business Day period, negotiated in good faith with Purchaser concerning any proposed amendments to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.
      Section 5.7     Public Announcements. AMLI, AMLI LP and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law or rules. In this regard, the parties shall make a joint public announcement of the transactions contemplated by the Transaction Documents no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during regular business hours on a Business Day or (ii) the opening of trading on the New York Stock Exchange on the next Business Day following the date on which this Agreement is signed, if such signing does not occur during regular business hours on a Business Day.
      Section 5.8     Employee Arrangements.
      (a) AMLI Severance Plan and AMLI Severance Agreements. On, or as soon as reasonably practicable after, the Closing Date, Purchaser shall pay or cause to be paid the amounts due to such of AMLI’s senior executive officers under such senior executive officers’ employment agreements, which agreements are set forth in Section 5.8(a) of the AMLI Disclosure Letter. On and after the Closing Date, Purchaser shall cause the Surviving Entity to pay the employees of AMLI and all AMLI Subsidiaries (collectively, the “AMLI Employees”) any severance payments owed to any such AMLI Employees under any AMLI Severance Plan.

      (b) AMLI Options. AMLI and each AMLI Subsidiary shall take all actions as may be necessary under the AMLI Option Plan to effect the cancellations described in Section 1.8. In addition to the foregoing and subject to the terms of the AMLI Option Plan and applicable Law, AMLI shall take all actions necessary to cause the AMLI Option Plan to be terminated at or prior to the Merger Effective Time, and to satisfy Purchaser that no holder of AMLI Options or other awards under such plans or programs or participant in the AMLI Option Plan, will have any right to acquire any interest in the Surviving Entity, Purchaser or any Purchaser Subsidiary, including Purchaser Acquisition Entity, as a result of the exercise of AMLI Options or other awards or rights pursuant to such AMLI Option Plan at or after the Merger Effective Time.
      (c) AMLI Bonuses. AMLI shall be permitted to pay the bonuses identified on Section 4.1(b)(xiv) of the AMLI Disclosure Letter at such time or times as identified on Section 4.1(b)(xiv) of the AMLI Disclosure Letter.
      (d) Continuing Benefits and Compensation. For a period of not less than one year commencing immediately following the Merger Effective Time, Purchaser shall, or cause the Surviving Entity to, provide to each AMLI employee who remains employed by the Purchaser, the Surviving Entity or the Surviving Partnership after the Merger Effective Time compensation and employee benefits (other than equity-based compensation) that are substantially comparable in the aggregate to the compensation and AMLI employee benefits (other than equity-based compensation, retention, sale, stay, special bonus or other change in control payments or awards) provided immediately before the Merger Effective Time.
      Section 5.9     Indemnification; Trustees’ and Officers’ Insurance.
      (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Merger Effective Time, a trustee, director or officer of AMLI or any of the AMLI Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, employee, or agent of AMLI or any of the AMLI Subsidiaries, or is or was serving at the request of AMLI or any of the AMLI Subsidiaries as a trustee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case at or prior to the Merger Effective Time or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby AMLI shall indemnify and hold harmless, and after the Merger Effective Time, the Surviving Entity (together with AMLI, the “Indemnitors”), shall indemnify and hold harmless, as and to the fullest extent that a Maryland corporation is permitted under applicable Law to indemnify its own officers and directors, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, “Indemnifiable Amounts”), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Merger Effective Time), (A) the Indemnitors, shall promptly (but in any event within 10 calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; (B) the Indemnitors shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Indemnitors shall notify such Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of written notice of any such proceeding, and, provided further, that the Indemnitors shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (I) includes an admission of fault of such Indemnified Party or (II) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party’s service as a trustee, director, officer, employee, or agent of AMLI or any of the AMLI Subsidiaries, (I) such Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (II) a conflict of interest or potential conflict of interest exists between such Indemnified Party and the Indemnitors, or (III) if the Indemnitors fail to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of the Indemnitors; provided, however, that none of the Indemnitors shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Indemnitors shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall have ultimately determined, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify AMLI and, after the Merger Effective Time, the Surviving Entity, thereof; provided that the failure to so notify shall not affect the obligations of AMLI and the Surviving Entity except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.
      (b) Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the AMLI Charter or the AMLI Bylaws, as well as indemnification agreements, as in effect as of the date hereof and listed in Section 5.9 of the AMLI Disclosure Letter with respect to matters occurring at or prior to the Merger Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, the Surviving Entity shall, and Purchaser will cause the Surviving Entity to, cause to be maintained in effect, with respect to actions and omissions occurring at or prior to the Merger Effective Time, trustees’, directors’ and officers’ liability insurance and fiduciary insurance policies of not less than the existing coverage under, and having other terms not less favorable to, the insured persons than the trustees’, directors’ and officers’ liability insurance coverage presently maintained by AMLI; provided that, in satisfying such obligation, none of the Purchaser or any Purchaser Subsidiary shall be obligated to pay premiums per annum in excess of 250% of the aggregate amount per annum that AMLI and the AMLI Subsidiaries paid for such coverage in the last full fiscal year, which amount AMLI has disclosed to the Purchaser prior to the date hereof.
      (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, AMLI and the Surviving Entity. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.
      (d) In the event that the Surviving Entity (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.
      Section 5.10     Tax Returns. After the Merger Effective Time, Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the AMLI Subsidiaries for all periods (except for their taxable years which terminate as a result of the Merger or Partnership Merger) with the applicable taxing authority on or before the due date (including extensions, if any) for filing such Tax Returns.

ARTICLE VI.
Conditions Precedent
      Section 6.1     Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of AMLI, AMLI LP, Purchaser Acquisition Entity and Purchaser Acquisition LP to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The AMLI Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Partnership Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.
      Section 6.2     Conditions to Obligations of Purchaser Parties. The obligations of the Purchaser Parties to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by any of the Purchaser Parties:

(a) Representations and Warranties. The representations and warranties of AMLI and AMLI LP contained in this Agreement (i) which are qualified by materiality or AMLI Material Adverse Effect shall be true and correct (without giving effect to any such materiality or AMLI Material Adverse Effect qualifier), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect and (ii) which are not qualified by materiality or AMLI Material Adverse Effect shall be true and correct in all material respects, in the case of each of clause (i) and (ii) as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Purchaser shall have received a certificate signed on behalf of AMLI by the Chief Executive Officer and the Chief Financial Officer of AMLI to such effect.

(b) Performance of Covenants and Obligations of AMLI. AMLI and AMLI LP shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Merger Effective Time, and Purchaser shall have received a certificate signed on behalf of AMLI by the Chief Executive Officer and the Chief Financial Officer of AMLI to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which would, individually or in the aggregate, constitute an AMLI Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of AMLI by the Chief Executive Officer and the Chief Financial Officer of AMLI to such effect.

(d) Market Conditions. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of five hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing as of the date hereof, a material acceleration or worsening thereof; provided, that upon the expiration of 30 days following the assertion of this condition by any party, this condition shall be deemed satisfied with respect to the subject matter of such assertion.

(e) Tax Opinion. Purchaser and Purchaser Acquisition Entity shall have received a tax opinion of Mayer, Brown, Rowe & Maw LLP, tax counsel to AMLI (or other nationally recognized tax counsel to AMLI satisfactory to Purchaser), substantially in the form attached hereto as Exhibit A and dated as of the Closing Date, opining that each of AMLI and the AMLI Subsidiaries that file Tax Returns as a REIT (i) has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the date of its formation through its taxable year ending on or before the Closing Date, and (ii) solely with respect to such AMLI Subsidiaries, is organized in conformity with the requirements for qualification as a REIT under the Code, and its current method of operation and ownership will enable it to meet the requirements for qualification as a REIT for the taxable year ending on the Closing Date, deeming for this purpose the Closing Date as the end of the taxable year for such AMLI Subsidiaries. Such opinion shall be based, in part, on customary assumptions and customary factual representations of AMLI and the AMLI Subsidiaries.

      Section 6.3     Conditions to Obligations of AMLI. The obligations of AMLI and AMLI LP to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by AMLI and AMLI LP:

(a) Representations and Warranties. The representations and warranties of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP contained in this Agreement (i) which are qualified by materiality, shall be true and correct; and (ii) which are not qualified by materiality shall be true and correct in all material respects, in each of the foregoing cases, as of the date hereof and Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and AMLI shall have received a certificate signed on behalf of the Purchaser Parties by the President and the Chief Financial Officer of the Purchaser to such effect.

(b) Performance of Covenants or Obligations of Purchaser Parties. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Merger Effective Time, and AMLI and AMLI LP shall have received a certificate signed on behalf of the Purchaser Parties by the President and the Chief Financial Officer of the Purchaser to such effect.
ARTICLE VII.
Termination, Amendment and Waiver
      Section 7.1     Termination. This Agreement may be terminated at any time prior to the Merger Effective Time whether before or after the AMLI Shareholder Approval is obtained:

(a) by mutual written consent of AMLI and Purchaser duly authorized by their board of trustees or board of directors, respectively;

(b) by the Purchaser Parties, upon a breach of any representation, warranty, covenant or agreement on the part of AMLI set forth in this Agreement, or if any representation or warranty of AMLI shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by April 30, 2006 (the “Termination Date”); provided, however, that in the event that the Purchaser has delayed the Closing pursuant to Section 6.2(d), the “Termination Date” (as defined herein) shall be extended to, and shall be, a date occurring on the date that follows April 30, 2006 by an amount of days equal to the number of days of such delay;

(c) by AMLI and AMLI LP, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

(d) by either AMLI and AMLI LP or Purchaser, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either AMLI and AMLI LP or Purchaser, if the Merger shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e);

(f) by either AMLI or Purchaser if, upon a vote at the AMLI Shareholder Meeting, the AMLI Shareholder Approval shall not have been obtained, as contemplated by Section 5.1;

(g) by AMLI, prior to the AMLI Shareholder Approval, if the AMLI Board of Trustees authorizes AMLI, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Competing Transaction; provided, that for the termination to be effective AMLI shall have paid the Break-Up Fee in accordance with this Agreement; or

(h) by Purchaser if (i) the AMLI Board of Trustees shall have taken any action described in clause (iv) of Section 5.6(a) or shall have publicly announced a decision or intention to take any such action or (ii) AMLI shall have intentionally breached its obligation to call or hold the AMLI Shareholder Meeting or to cause the Proxy Statement to be mailed to its shareholders in advance of such AMLI Shareholder Meeting.
      A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination.
      Section 7.2     Expenses.
      (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.
      (b) AMLI and AMLI LP agree that if this Agreement shall be terminated pursuant to (A) Section 7.1(b) or 7.1(f), then AMLI and AMLI LP will pay to Purchaser, or as directed by Purchaser, an amount equal to the Purchaser Break-Up Expenses (as defined herein) or (B) Section 7.1(g) or 7.1(h), then AMLI will pay to Purchaser, or as directed by Purchaser, an amount equal to the Break-Up Fee (as defined herein); provided, that in either case, such amount shall be paid promptly, but in no event later than five (5) Business Days after such termination in the case of termination pursuant to Section 7.1(b), 7.1(f) or 7.1(h) or, in the case of termination pursuant to Section 7.1(g), prior to such termination. AMLI also agrees that if this Agreement is terminated pursuant to Section 7.1(b) or 7.1(f) and (A) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any proposal relating to a Competing Transaction and (B) within nine months of any such termination AMLI shall consummate a Competing Transaction or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then AMLI shall pay to Purchaser, or as directed by Purchaser, promptly, but in no event later than five (5) Business Days after consummating such Competing Transaction, an amount equal to the Break-Up Fee less any Purchaser Break-Up Expenses previously paid. Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer of immediately available funds. For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $40,000,000. For purposes of this Agreement, the “Purchaser Break-Up Expenses” shall be an amount equal to Purchaser’s out of pocket, third-party expenses incurred from and after September 21, 2005 in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, reasonable attorneys’, accountants’ and investment bankers’ fees and expenses).
      (c) Purchaser agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then Purchaser will pay to AMLI and AMLI LP, or as directed by AMLI and AMLI LP, an amount equal to the AMLI Break-Up Expenses (as defined herein); provided, such amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. For purposes of this Agreement, the “AMLI Break-Up Expenses” shall be an amount equal to AMLI’s and AMLI LP’s out of pocket, third-party expenses incurred from and after September 21, 2005 in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, reasonable attorneys’, accountants’ and investment bankers’ fees and expenses).
      (d) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.
      (e) In the event that either of AMLI or AMLI LP, on the one hand, or Purchaser, on the other hand, is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.
      Section 7.3     Effect of Termination. In the event of termination of this Agreement by either AMLI or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AMLI and AMLI LP, on the one hand, or Purchaser, on the other hand, other than as provided in the last sentence of Section 5.2, Section 7.1, Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from fraud or a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
      Section 7.4     Amendment. This Agreement may be amended by the parties in writing by action of their respective board of trustees or board of directors, or other comparable bodies, at any time before or after the AMLI Shareholder Approval is obtained and prior to the filing of the Articles of Merger with the Maryland Department with respect to the Merger; provided, however, that, after the AMLI Shareholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the AMLI Common Shareholders without obtaining such approval.
      Section 7.5     Extension; Waiver. At any time prior to the Effective Time, each of AMLI and AMLI LP, on the one hand, and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
      Section 7.6     Payment of Amount or Expense.
      (a) In the event that AMLI (and AMLI LP if applicable) are obligated to pay to Purchaser the Break-Up Fee or the Purchaser Break-Up Expenses pursuant to Section 7.2(b) or Purchaser is obligated to pay to AMLI and AMLI LP the AMLI Break-Up Expenses pursuant to Section 7.2(c) (collectively, the “Break-Up Amount”), AMLI (and AMLI LP if applicable) or Purchaser, as applicable (the “Payor”), shall pay to the other party (the “Payee”) from the applicable Break-Up Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Break-Up Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by the Payee’s independent certified public accountants, plus (2) in the event the Payee receives either (A) a letter from the Payee’s counsel indicating that the Payee has received a ruling from the IRS described in Section 7.6(b)(ii) or (B) an opinion from the Payee’s outside counsel as described in Section 7.6(b)(ii), an amount equal to the Break-Up Amount less the amount payable under clause (1) above. To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Break-Up Amount with an escrow agent selected by the Payor and on such customary terms (subject to Section 7.6(b)) as shall be reasonably acceptable to each of AMLI, Purchaser and the escrow agent, provided that in the case where the Payor is AMLI and the Payee is Purchaser, the payment or deposit into escrow shall be at Purchaser’s option. The payment or deposit into escrow of the Break-Up Amount pursuant to this Section 7.6(a) shall be made at the time the Payor is obligated to pay the Payee such amount pursuant to Section 7.2(b) or Section 7.2(c), as applicable, by wire transfer of immediately available funds.
      (b) The escrow agreement shall provide that the Break-Up Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Break-Up Amount to the Payee. The Payor agrees to amend this Section 7.6 at the reasonable request of the Payee in order to (x) maximize the portion of the Break-Up Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee’s chances of securing a favorable ruling described in this Section 7.6(b) or (z) assist the Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.6(b). The escrow agreement shall also provide that any portion of the Break-Up Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.
ARTICLE VIII.
General Provisions
      Section 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger Effective Time.
      Section 8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Purchaser Parties, to

Prime Property Fund, LLC c/o Morgan Stanley Real Estate Advisor, Inc. 3424 Peachtree Road, N.E. Atlanta, Georgia 30326-1102 Attn: President Fax: (404) 812-8433

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10023
Attn: Louis L. Goldberg, Esq.
Fax: (212) 450-3800

if to AMLI Parties, to

AMLI Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, IL 60606
Attn: Gregory T. Mutz
Fax: (312) 984-5036

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attn.: Edward J. Schneidman, Esq.
Fax: (312) 701-7711
      Section 8.3     Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereby” refer to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
      Section 8.4     Performance Guaranty. Purchaser hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser Acquisition Entity under this Agreement in accordance with the terms hereof.
      Section 8.5     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
      Section 8.6     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 8.7     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Transaction Documents executed substantially concurrently herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the provisions of Section 5.9, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.
      Section 8.8     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
      Section 8.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, provided that each of Purchaser Acquisition Entity and Purchaser Acquisition LP shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 8.10     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      Section 8.11     Exhibits; Disclosure Letter. The Exhibits referred to herein and the AMLI Disclosure Letter, and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement.
      Section 8.12     Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A MARYLAND STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
      Section 8.13     Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

ARTICLE IX.
Certain Definitions
      Section 9.1     Certain Definitions. (a) For purposes of this Agreement:
      “Acquisition Limited Partner” means Atom Partner LLC, a Delaware limited liability company.
      “Affiliate” of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.
      “AMLI Material Adverse Effect” means, with respect to AMLI, any change, event, effect, Liability or set of circumstances that, when taken together with all other adverse changes, events, effects, Liabilities or sets of circumstances that have occurred, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of AMLI and the AMLI Subsidiaries taken as a whole, except for any such change, event or effect, Liability or set of circumstances resulting from (a) changes in conditions (including changes in Law or GAAP) affecting the multifamily residential or real estate industries generally, the United States of America or global economy, (b) except with respect to Section 3.1(d), the announcement or performance of this Agreement or the transactions contemplated by the Transaction Documents, (c) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the Unites States of America or (d) earthquakes, hurricanes, other natural disasters or acts of God, which, in the case of each of clause (a), (c) and (d), do not affect AMLI or the AMLI Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the multifamily residential industry.
      “AMLI Severance Plan” shall mean any and all letters and arrangements between AMLI and any of its employees relating to the payment of severance obligations to such employee following AMLI’s termination of employment of such employee, as listed on Section 5.8(a) of the AMLI Disclosure Letter.
      “AMLI Subsidiary” means each Subsidiary of AMLI; provided, however, the entities disclosed in Section 9.1 of the AMLI Disclosure Letter shall not be Subsidiaries of AMLI for purposes of this Agreement.
      “Articles of Merger” means the articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Title 8.
      “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.
      “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
      “Knowledge”, or any similar expression, shall mean (i) with respect to AMLI (or any AMLI Subsidiaries), the actual knowledge of the persons set forth on Exhibit B; and (ii) with respect to Purchaser (or any of its Subsidiaries), the actual knowledge of the persons set forth on Exhibit C.
      “LLC Certificate of Merger” mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the LLC Act.
      “LP Certificate of Merger” means the certificate of merger with respect to the Partnership Merger, containing the provisions required by, and executed in accordance with, the DRULPA.
      “Law” means any Federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.
      “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
      “Maryland Department” means the State Department of Assessments and Taxation of Maryland.
      “Order” means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.
      “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
      “Purchaser Subsidiary” means Purchaser Acquisition Entity, Purchaser Acquisition LP and each other Subsidiary of Purchaser.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner or manager or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
      “Tax” or “Taxes” shall mean any U.S. federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.
      “Tax Protection Agreement” shall mean any agreement, oral or written, to which AMLI or any AMLI Subsidiary is a party and pursuant to which (A) any liability to the holders of the LP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (B) in connection with the deferral of income Taxes of a holder of LP Units, AMLI or any AMLI Subsidiary has agreed to (1) maintain a minimum level of debt or continue a particular debt or (2) retain or not dispose of assets for a period of time that has not since expired or (C) limited partners of AMLI LP have guaranteed or otherwise assumed, directly or indirectly, debt of AMLI LP or are offered the opportunity to do so.
      “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
      “Transaction Documents” means this Agreement and the Voting Agreement. The Transaction Documents to be executed by a specified Person on or after the date hereof are referred to as “such Person’s Transaction Documents,” “its Transaction Documents” or another similar expression.
      “2006 Capital Budgets” means the capital expenditure budgets adopted by the management of AMLI and approved by the Chief Executive Officer of AMLI on or prior to December 31, 2005, and, as applicable, subsequently approved by the applicable AMLI co-investment partner (each being identified on Section 3.1(b)(i) of the AMLI Disclosure Letter) with respect to the AMLI Subsidiaries not directly or indirectly wholly-owned by AMLI LP with such adjustments, amendments and modifications reasonably requested by such co-investment partner; provided, that any provision for a capital investment project for a 2006 budgeted amount in excess of $2,000,000 per AMLI Property contained in the 2006 Capital Budgets shall be reasonably acceptable to Purchaser.
      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
AMLI	Preamble

Term	Section

AMLI Board of Trustees	Recitals
AMLI Break-Up Expenses	Section 7.2(c)
AMLI Bylaws	Section 3.1(a)
AMLI Charter	Section 3.1(a)
AMLI Common Shareholders	Recitals
AMLI Common Shares	Recitals
AMLI Disclosure Letter	Section 3.1(a)
AMLI Employee Benefit Plans	Section 3.1(l)(ii)
AMLI Employees	Section 5.8(a)
AMLI Financial Advisor	Recitals
AMLI Intellectual Property Rights	Section 3.1(n)(i)
AMLI LP	Preamble
AMLI LP Agreement	Section 1.5(b)
AMLI LP Unitholders	Recitals
AMLI Option Plan	Section 1.8(a)
AMLI Options	Section 3.1(a)
AMLI Other Interests	Section 3.1(b)(ii)
AMLI Permits	Section 3.1(b)(i)
AMLI Properties	Section 3.1(o)(ii)
AMLI Property	Section 3.1(o)(iii)
AMLI Recommendation	Section 5.1(b)
AMLI Rights Agreement	Recitals
AMLI SEC Documents	Section 3.1(e)(i)
AMLI Shareholder Approval	Section 3.1(d)(i)
AMLI Shareholder Meeting	Section 3.1(d)(i)
AMLI Subsidiary Partnership	Section 5.4(b)
Balance Sheet	Section 3.1(e)(ii)
Break-Up Amount	Section 7.6
Break-Up Fee	Section 7.1(g)
Closing	Section 1.2
Closing Date	Section 1.2
Commitment	Section 4.1(b)(v)
Common Share Certificate	Section 2.1(b)(i)
Competing Transaction	Section 5.5(c)
Confidentiality Agreement	Section 5.2
Construction Projects	Section 3.1(p)(x)
DRIP	Section 1.10
DRULPA	Recitals
Encumbrances	Section 3.1(p)(i)
Environmental Law	Section 3.1(o)
ERISA	Section 3.1(l)(i)(A)
ESPP	Section 1.8(a)
Exchange Act	Section 3.1(d)(iii)
Exchange Agent	Section 2.1(a)

Term	Section

Exchange Fund	Section 2.1(a)
Fairness Opinion	Recitals
Financing Letter	Section 3.2(g)
GAAP	Section 3.1(e)(i)
General Partner	Recitals
GP Units	Section 3.1(c)(ii)(A)
indebtedness	Section 3.1(g)
Indemnifiable Amounts	Section 5.9(a)
Indemnified Parties	Section 5.9(a)
Indemnified Party	Section 5.9(a)
Indemnitors	Section 5.9(a)
Intellectual Property	Section 3.1(n)(ii)
Interim Financial Information	Section 3.1(e)(ii)
Letter of Transmittal	Section 2.1(b)(i)
Liens	Section 3.1(b)(i)
LLC Act	Recitals
LP Units	Recitals
Material Contracts	Section 3.1(u)(i)
Merger	Recitals
Merger Consideration	Section 1.4(b)
Merger Effective Time	Section 1.3(a)
Mergers	Recitals
MGCL	Recitals
Ownership Limit	Section 3.1(v)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 1.5(b)
Partnership Merger Effective Time	Section 1.3(b)
Payee	Section 7.6
Payor	Section 7.6
Permitted Title Exceptions	Section 3.1(p)(ii)
Preferred Share Certificate	Section 2.1(b)(i)
Preferred Shares	Section 1.4(c)(ii)
Property Restrictions	Section 3.1(p)(ii)
Proxy Statement	Section 3.1(d)(iii)
Purchaser	Preamble
Purchaser Acquisition Entity	Preamble
Purchaser Acquisition LP	Preamble
Purchaser Break-Up Expenses	Section 7.2(b)
Purchaser Parties	Preamble
Qualifying Income	Section 7.6
REIT	Section 3.1(k)(ii)
Restricted Share Plan	Section 1.8(a)
Sarbanes-Oxley Act	Section 3.1(e)(iii)
Securities Act	Section 3.1(e)(i)

Term	Section

Series A Preferred Shares	Section 3.1(c)(i)(A)
Series B Merger Consideration	Section 1.4(c)(i)
Series B Preferred Shares	Section 1.4(c)(i)
Series C Preferred Shares	Section 3.1(c)(i)(A)
Series D Merger Consideration	Section 1.4(c)(ii)
Series D Preferred Shares	Section 1.4(c)(ii)
Superior Competing Transaction	Section 5.5(d)
Surviving Entity	Section 1.1(a)
Surviving Partnership	Section 1.1(b)
Takeover Statute	Section 3.1(v)
Termination Date	Section 7.1(b)
Third Party Intellectual Property Rights	Section 3.1(n)(ii)
Title 8	Recitals
Triggered Loans	Section 3.1(d)(ii)
Unitholder Letter of Transmittal	Section 2.1(c)(i)
Voting Agreement	Recitals
* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Prime Property Fund, LLC

By:	Morgan Stanley Real Estate Advisor,

Inc., its Manager

By:	/s/ John D. Kessler

Name: John D. Kessler

Title:	Managing Director

Atom Acquisition LLC

By:	PPF Multifamily, LLC, its sole

member

By:	PPF OP, LP, its sole member

By:	PPF OPGP, LLC, its general partner

By:	Prime Property Fund, LLC, its sole

member

By:	Morgan Stanley Real Estate Advisor,

Inc., its Manager

By:	/s/ John D. Kessler

Name: John D. Kessler

Title:	Managing Director

Atom Acquisition Partners, L.P.

By:	Atom Acquisition LLC, its general

partner

By:	PPF Multifamily, LLC, its sole

member

By:	PPF OP, LP, its sole member

By:	PPF OPGP, LLC, its general partner

By:	Prime Property Fund, LLC, its sole

member

By:	Morgan Stanley Real Estate Advisor,

Inc., its Manager

By:	/s/ John D. Kessler

Name: John D. Kessler

Title:	Managing Director

Amli Residential Properties Trust

By:	/s/ Gregory T. Mutz

Name: Gregory T. Mutz

Title:	Chief Executive Officer

Amli Residential Properties, L.P.

By:	AMLI Residential Properties Trust,

its general partner

By:	/s/ Gregory T. Mutz

Name: Gregory T. Mutz

Title:	Chief Executive Officer

EXHIBIT B
October 23, 2005
The Board of Trustees
AMLI Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, Illinois, 60606
Members of the Board of Trustees:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares of beneficial interest, par value $0.01 per share (the “Company Common Shares”), of AMLI Residential Properties Trust, a Maryland real estate investment trust (the “Company”), of the Merger Consideration (as hereinafter defined) to be received by such holders in the proposed merger of the Company with and into a wholly-owned subsidiary of Prime Property Fund LLC, a Delaware limited liability company (“Prime”) and to the holders of limited partnership units (the “Partnership Units”) of AMLI Residential Properties, L.P., a Delaware limited partnership (the “Partnership”), of the Merger Consideration to be received by such holders in the proposed merger of the Partnership with a subsidiary partnership of Prime (together with the Company merger, the “Mergers”), considered as if such Partnership Units had been converted into or redeemed for Company Common Shares in accordance with the existing terms of such Partnership Units.
      Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Partnership, Prime, a subsidiary of Prime and a subsidiary partnership of Prime, the Company will cease to exist, with its successor as a wholly-owned subsidiary of Prime, and each outstanding Company Common Share and each outstanding Partnership Unit, other than Company Common Shares cancelled in accordance with the Merger Agreement, will be converted into the right to receive $37.75 per share in cash (the “Merger Consideration”). In addition, the Agreement provides that in connection with the Mergers, the holder of each Company Common Share and each Partnership Unit will also become entitled to receive an amount in cash equal to $0.48 multiplied by the quotient obtained by dividing the number of days that have elapsed since the last day of the last quarter for which full quarterly dividends have been declared and paid, by the total number of days in the quarter in which the closing occurs.
      In arriving at our opinion, we have (i) reviewed the Merger Agreement dated October 23, 2005; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates, including the Company’s annual and quarterly reports filed with the SEC; (iii) compared the proposed financial terms of the Mergers with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses, forecasts and other information prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Mergers, including the financial aspects, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
      In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for or undertaking any independent verification, the accuracy and completeness of all information that was publicly

B-1

available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (contingent or otherwise) of the Company, nor have we evaluated the solvency of the Company or Prime under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We assume no responsibility for, and express no view as to, such analyses or forecasts or the assumptions on which they were based. The Company does not publicly disclose internal management projections of the type provided to us in connection with our analysis of the Mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.
      We have also assumed that the Mergers contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of our counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on the Company.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Shares and the Partnership Units (considered as if they had been converted into or redeemed for Company Common Shares in accordance with the existing terms of such Partnership Units) in the proposed Mergers and we express no opinion as to the fairness of the Mergers to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or the Partnership or as to the underlying decision by the Company and the Partnership to engage in the Mergers. Our opinion does not address the relative merits of the Mergers or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Trustees or any committee thereof.
      We have acted as financial advisor to the Company with respect to the proposed Mergers and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Mergers are consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. Please be advised that JPMorgan has acted as lead bookrunner for the Company’s credit facility. JPMorgan has also acted as lead bookrunner on Prime’s credit facility, co-managed its most recent bond offering and has committed to provide CMBS financing in support of Prime’s acquisition of the East Side Marriott Hotel in New York City. In addition, we may provide similar or other such services to, and maintain our relationship with the Company, Prime or certain of its affiliates in the future. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Prime for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company Common Shares and the Partnership Units (considered as if they had been converted into or redeemed for Company Common Shares in accordance with the existing terms of such Partnership Units) in the proposed Mergers is fair, from a financial point of view, to such holders.
      This letter is provided to the Board of Trustees of the Company in connection with and for the purposes of its evaluation of the Mergers. This opinion does not constitute a recommendation to any shareholder of the

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Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES INC.
J.P. Morgan Securities Inc.

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